Filed Pursuant to Rule 424(b)(3)
Registration Statement No. 333-185215

DATED MARCH 7, 2013	PROSPECTUS

STEVIA FIRST CORP.

PROSPECTUS

2,508,572 Shares of Common Stock

This prospectus relates to the offering by the selling stockholders of Stevia First Corp. of up to 2,508,572 shares of common stock, par value $0.001 per share. These shares include 1,428,572 shares of common stock issuable upon conversion of convertible debentures and 1,000,000 shares of common stock underlying warrants to purchase our common stock issued to certain of the selling stockholders in connection with a private placement of convertible debentures and warrants completed on November 1, 2012 (the “Financing”), as well as 80,000 shares of common stock underlying warrants issued to the placement agent in the Financing.

The selling stockholders have advised us that they will sell the shares of common stock from time to time in the open market, in privately negotiated transactions or a combination of these methods, at market prices prevailing at the time of sale, at prices related to the prevailing market prices or at negotiated prices.

We will not receive any proceeds from the sale of common stock by the selling stockholders.

Our common stock is traded on the OTC Markets Group Inc’s OTCQB tier under the symbol “STVF”. On February 15, 2013 the closing price of our common stock was $0.54 per share.

Investing in our common stock involves a high degree of risk. Before making any investment in our common stock, you should read and carefully consider the risks described in this prospectus under “Risk Factors” beginning on page 5 of this prospectus.

You should rely only on the information contained in this prospectus or any prospectus supplement or amendment thereto. We have not authorized anyone to provide you with different information.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This prospectus is dated March 7, 2013

About This Prospectus

You should rely only on the information that we have provided or incorporated by reference in this prospectus, any applicable prospectus supplement and any related free writing prospectus that we may authorize to be provided to you. We have not authorized anyone to provide you with different information. No dealer, salesperson or other person is authorized to give any information or to represent anything not contained in this prospectus, any applicable prospectus supplement or any related free writing prospectus that we may authorize to be provided to you. You must not rely on any unauthorized information or representation. This prospectus is an offer to sell only the securities offered hereby, but only under circumstances and in jurisdictions where it is lawful to do so. You should assume that the information in this prospectus, any applicable prospectus supplement or any related free writing prospectus is accurate only as of the date on the front of the document and that any information we have incorporated by reference is accurate only as of the date of the document incorporated by reference, regardless of the time of delivery of this prospectus, any applicable prospectus supplement or any related free writing prospectus, or any sale of a security.

This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference is made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the heading “Where You Can Find Additional Information.”

SUMMARY

This summary does not contain all of the information that should be considered before investing in our common stock. Investors should read the entire prospectus carefully, including the more detailed information regarding our business, the risks of purchasing our common stock discussed in this prospectus under “Risk Factors” beginning on page 5 of this prospectus and our financial statements and the accompanying notes beginning on page F-1 of this prospectus.

As used in this prospectus, unless the context requires otherwise, the “Company”, “we”, “us”, and “our” refer to Stevia First Corp., a Nevada corporation.

Our Company

In February 2012, we commenced operations as an agricultural biotechnology company engaged in the cultivation and harvest of stevia leaf and the development of stevia products. Our intent is to establish a vertically-integrated enterprise that controls the process of stevia production through fermentation-based methods or traditional stevia leaf production, and which develops, markets, and sells stevia products. We hope to capitalize on the California Central Valley region’s agricultural infrastructure to become California’s major producer of stevia.

We expect to develop operations in California that will include research and development related to stevia production through fermentation-based methods, stevia production through stevia farming, and stevia product formulation. Our business goals include:

•	Developing stevia production methods using fermentation-based methods;

•	Expanding the existing high-grade stevia supply chain with quality control and California stevia;

•	Achieving and maintaining low cost production of stevia through process innovation and vertical integration (from seed and seedling development through to leaf processing and stevia extraction);

•	Developing and cultivating stevia varieties with higher leaf yield and more content of better-tasting steviol glycosides, and developing high-quality stevia seeds; and

•	Developing the capacity needed to meet forecast customer demand.

In furtherance of these business goals, we expect to focus on the following activities during calendar years 2012 and 2013:

•	Increased staffing of our research and development facilities;

•	Completion of stevia field trials in California;

•	Completion of laboratory trials of stevia processing technologies, including those related to fermentation-based stevia production;

•	Developing a branding and marketing campaign for our stevia products geared towards both industry and consumers; and

•	Pursuing state and/or federal funding, or additional research and development collaborations, in order to further develop the stevia industry in California.

Our present operations consist of research and development related to stevia extract production through use of (i) biotechnological or fermentative means and (ii) traditional industry means, including stevia crop cultivation, harvest, and extraction. Operations related to production of stevia extract through fermentation include microbial strain development and characterization work. We expect these strains to yield initial production of steviol glycosides or related derivatives beginning in the first half of 2013. Operations related to production of stevia extract through farming include conduct of stevia field trials and laboratory testing of stevia extract processes. We expect to begin obtaining data from our field trials in 2013, which we expect to assist us in establishing expected California stevia leaf yields and the analyzing the economics of growing the crop locally. We also expect to test various stevia leaf extraction and processing techniques, and examine their suitability for local stevia extraction. We currently estimate that assuming our research and development efforts are successful, the first revenues on sales of our California stevia extracts will occur in 2014. We are completing additional process engineering and development work during 2013 and then expect to seek regulatory approval for California stevia extracts that are produced by fermentation, by traditional industry means, or through some combination of these production methods.

We have also begun development of a stevia consumer product utilizing stevia extract purchased from other suppliers until we are able to produce our own stevia extract. Operations related to stevia product development include the formulation and testing of a stevia tabletop sweetener. We plan to initiate consumer product testing in the first half of 2013. Assuming favorable results from our consumer product testing efforts, we would expect to release our planned tabletop sweetener product in 2013 and generate revenues from this proposed product as soon as the second half of 2013.

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We are in the early stages of our research and development efforts, and we may be unsuccessful in our product development and commercialization efforts. Our research and development efforts may take longer than we expect and may be unsuccessful. Our proposed tabletop sweetener product may not receive favorable results from our planned consumer product testing. Even if we receive favorable results, we could have difficulty obtaining the necessary materials, manufacturing and distributing the proposed sweetener. The sweetener may not be accepted by the market. Many companies are engaged in the product of stevia leaf and the commercialization of stevia products, and we may be unable to compete successfully against them. It is possible that we may never commercialize any products, generate revenue or become profitable.

The Financing

On October 29, 2012, we entered into a Securities Purchase Agreement with two purchasers providing for the issuance and sale of an aggregate of $500,000 in convertible debentures (the “Debentures”) and warrants to purchase 1,000,000 shares of common stock, for gross proceeds to us of $500,000 (the “Financing”). The Financing closed on November 1, 2012. After deducting for fees and expenses, the aggregate cash net proceeds to us from the sale of the Debentures and warrants were approximately $445,000.

The Debentures are non-interest bearing and mature two years following their issuance date. They provide for certain restrictive covenants and events of default which, if any of them occurs, would permit or require the principal amount of the Debentures to become or to be declared due and payable. The Debentures are convertible at the purchaser’s option into shares of our common stock at an initial conversion price of $0.50 per share, subject to adjustment for stock dividends and splits, subsequent rights offerings and pro rata distributions to our common stockholders. Upon the earlier of the effectiveness of a registration statement registering the shares issuable upon the conversion and exercise of the Debentures and warrants or the date such shares may be sold pursuant to Rule 144 under the Securities Act of 1933 (the “Securities Act”) without volume or manner-of-sale restrictions (such earlier date, the “Trigger Date”), the conversion price of the Debentures shall be reduced to the lesser of (i) the then conversion price or (ii) 90% of the average of the volume weighted average price of our common stock for the five trading days immediately prior to the Trigger Date, provided that the conversion price shall not be reduced to less than $0.35 per share (such adjusted conversion price, the “Reset Conversion Price”). We may force conversion of the Debentures into common stock if, at any time following the Trigger Date, the volume weighted average price of our common stock for each of any five consecutive trading days exceeds 120% of the Reset Conversion Price. The registration statement of which this prospectus forms a part is registering 428,572 shares of common stock that may become issuable if we are required to adjust the conversion price of the Debentures from the initial conversion price of $0.50 to $0.35, the lowest possible conversion price. However, we may not be required to make any such adjustment to the conversion price, or any required adjustment may result in a conversion price between $0.35 and $0.50. As a result, the additional shares may never become issuable by us.

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Upon the closing of the Financing, pursuant to the Securities Purchase Agreement, each of the purchasers was issued a warrant to purchase up to a number of shares of common stock equal to 100% of the shares initially issuable upon conversion of such purchaser’s Debenture. The warrants have an initial exercise price of $0.70 per share, are exercisable immediately upon issuance and have a term of exercise equal to five years. Effective upon the Trigger Date, the exercise price of the warrant shall be reduced to the lesser of (i) the then exercise price or (ii) 110% of the Reset Conversion Price. The warrants are subject to adjustment for subsequent sales by us of common stock, or securities exercisable or convertible into common stock, at a price lower than the then-exercise price, as well as for stock dividends and splits, subsequent rights offerings and pro rata distributions to our common stockholders.

Effective upon the closing of the Financing, we issued warrants to purchase 80,000 shares of our common stock to Dawson James Securities, Inc. (“Dawson”) as placement agent for the Financing (the “Placement Agent Warrants” and together with the warrants issued to the purchasers in the Financing, the “Warrants”). The Placement Agent Warrants have an exercise price of $0.625 per share and a term of five years and are exercisable immediately. The other terms of the Placement Agent Warrants are substantially the same as the warrants issued to the purchasers in the Financing.

Effective November 1, 2012, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the purchasers in the Financing. Under the Registration Rights Agreement and our placement agent agreement with Dawson, we are required to file a registration statement within 30 days following the closing of the Financing to register the resale of the shares of common stock underlying the Warrants and Debentures. Our failure to meet the filing deadlines and other requirements set forth in the Registration Rights Agreement may subject us to the payment of substantial financial penalties. The shares of common stock to be registered on the registration statement of which this prospectus forms a part include all of the shares of common stock currently issuable upon the exercise of the Warrants or conversion of the Debentures.

The securities sold in the Financing were sold in reliance upon exemptions from registration under Rule 506 of Regulation D under the Securities Act. Each of the purchasers represented to us that it is an accredited investor as defined in Regulation D and that it is acquiring the securities for investment only and not with a view towards, or for resale in connection with, the public sale or distribution thereof.

Going Concern

We have incurred losses since inception, resulting in an accumulated deficit of $3,203,550 as of December 31, 2012. We expect to incur further losses as we continue to develop our business, raising substantial doubt about our ability to continue as a going concern. Our ability to continue as a going concern is dependent upon generating profitable operations in the future and/or obtaining the necessary financing to meet our obligations and pay our liabilities arising from normal business operations when they come due. We currently expect to have sufficient funds to operate our business over the next 6 months. However, our estimate of total expenditures could increase if we encounter unanticipated difficulties. In addition, our estimates of the amount of cash necessary to fund our business may prove to be wrong and we could spend our available financial resources much faster than we currently expect. If we cannot raise the money that we need in order to continue to develop our business, we will be forced to delay, scale back or eliminate some or all of our proposed operations. If any of these were to occur, there is a substantial risk that our business would fail.

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For more information regarding our business, see “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business,” included elsewhere in this prospectus.

Corporate Information

We were incorporated under the laws of the State of Nevada on June 29, 2007 as Legend Mining Inc. On October 10, 2011, we completed a merger with our wholly-owned subsidiary, Stevia First Corp., whereby we changed our name from “Legend Mining Inc.” to “Stevia First Corp.” Also on October 10, 2011, we effected a seven (7) for one (1) forward stock split of authorized, issued and outstanding common stock. As a result, our authorized capital was increased from 75,000,000 shares of common stock with a par value of $0.001 to 525,000,000 shares of common stock with a par value of $0.001, and issued and outstanding shares increased from 7,350,000 to 51,450,000.

Our principal executive offices are located at 5225 Carlson Road, Yuba City, California, 95993. The telephone number at our principal executive office is (530) 231-7800. Our website address is www.steviafirst.com. Information contained on our website is not deemed part of this prospectus.

Summary Consolidated Financial Data

You should read the following summary financial data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the financial statements and related notes, all included elsewhere in this prospectus.

We derived the summary statement of operations data for the years ended March 31, 2011 and March 31, 2012 from our audited consolidated financial statements included elsewhere in this prospectus. The summary statement of operations data for the nine months ended December 31, 2011 and December 31, 2012 and for the period from inception (July 1, 2007) to December 31, 2012 and the summary balance sheet data as of December 31, 2012 have been derived from our unaudited interim condensed financial statements included elsewhere in this prospectus. Our historical results of operations and financial condition do not purport to be indicative of our results of operations or financial condition as of any future date or for any future period.

	Fiscal Year Ended March 31,		Nine Months Ended December 31,		For the period from inception (July 1, 2007) to December 31,
	2011	2012	2011	2012	2012
			(unaudited)	(unaudited)	(unaudited)
Consolidated Statement of Operations Data:

Revenue:	$—	$—	$—	$—	$—

Operating expenses:
General and administrative	26,719	1,285,930	116,692	1,674,092	3,056,963
Rent and other related party costs	5,000	14,500	11,500	107,600	129,648
Research & development	—	—	—	130,747	130,747

Total operating expenses	31,719	1,300,430	128,192	1,912,439	3,317,358

Loss from operations	(31,719)	(1,300,430)	(128,192)	(1,912,439)	(3,317,358)
Other expenses:
Foreign currency translation	—	(2,523)	(2,035)	(42)	(2,565)
Interest expense	(3,556)	(18,300)	(6,803)	(122,421)	(146,494)
Change in fair value of derivative liability	—	—	—	234,321	234,321
Cost of offering	—	—	—	(78,458)	(78,458)
Gain on settlement of debt	—	—	—	107,004	107,004

Net loss	$(35,275)	$(1,321,253)	$(137,030)	$(1,772,035)	$(3,203,550)

Net loss per share:
Basic and diluted	$(0.00)	$(0.03)	$(0.00)	$(0.03)

Weighted-average shares outstanding:
Basic and diluted	51,450,000	51,451,096	51,450,000	52,922,599

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	March 31, 2012	December 31, 2012
		(unaudited)
Consolidated Balance Sheet Data:
Cash	$532,206	595,963
Advance payment on related party lease	—	166,666
Total assets	534,906	791,290
Notes payable	196,800	—
Total current liabilities	306,613	382,384
Notes payable, convertible, long term, net of discount	277,524	788,542
Total liabilities	584,137	1,170,926
Total stockholders’ deficit	(49,231)	(379,636)

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The Offering

This prospectus relates to the resale from time to time by the selling stockholders identified in this prospectus of up to 2,508,572 shares of our common stock underlying convertible debentures and warrants issued in connection with the Financing. No shares are being offered for sale by us.

Common stock outstanding prior to offering	54,774,824(1)

Common stock offered by the selling stockholders	2,508,572(2)

Common stock outstanding after the offering	57,283,396(3)

Use of Proceeds	We will not receive any proceeds from the sale of common stock offered by the selling stockholders under this prospectus. Further, we will not receive cash proceeds from the exercise of the Warrants by the selling stockholders to the extent such Warrants are exercised pursuant to certain cashless exercise provisions contained in the Warrants.

OTC Markets Group Symbol	STVF

(1) As of February14, 2013.

(2) Includes (a) 1,000,000 shares of common stock offered by the selling stockholders issuable upon exercise of warrants issued in the Financing and 80,000 shares of common stock issuable to Dawson or its designees upon exercise of the Placement Agent Warrants (collectively, such shares of common stock, the “Warrant Shares”) and (b) 1,428,572 shares of common stock offered by the selling stockholders issuable upon conversion of the Debentures (such shares, the “Conversion Shares”), 1,000,000 shares of which are currently issuable and 428,572 of which may become issuable if we are required to adjust the conversion price of the convertible debentures from the initial conversion price of $0.50 to $0.35, the lowest possible conversion price. However, we may not be required to make any such adjustment to the conversion price, or the required adjustment may result in a conversion price between $0.35 and $0.50. As a result, the additional shares may never become issuable by us.

(3) Assumes the full exercise of the Warrants and the conversion of all Debentures at a conversion price of $0.35 per share.

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RISK FACTORS

The following risk factors should be considered carefully in addition to the other information contained in this prospectus. This prospectus contains forward-looking statements. Our business, financial condition, results of operations and stock price could be materially adversely affected by any of these risks.

Risks Related to this Offering

We must raise additional capital in order to continue operating our business, and such additional funds may not be available on acceptable terms or at all.

We do not generate any cash from operations and must raise additional funds in order to continue operating our business. On January 31, 2012, we completed a private placement of convertible debentures for net proceeds of $250,000 (the “January Private Placement”), and on February 7, 2012 we entered into a Subscription Agreement with an investor (the “February Subscription Agreement”) pursuant to which we received proceeds of $1,250,000 from the sale of 625,000 shares of common stock and a convertible note in the aggregate amount of $625,000. On November 1, 2012, we completed the Financing, pursuant to which we received $500,000 in gross proceeds from the sale of $500,000 in convertible debentures and warrants to purchase 1,000,000 shares of common stock. We expect to continue to fund our operations primarily through equity and debt financings in the future.

We expect our total expenditures over the next 12 months to be approximately $1,500,000. However, our estimate of total expenditures could increase if we encounter unanticipated difficulties. In addition, our estimates of the amount of cash necessary to fund our business may prove to be wrong and we could spend our available financial resources much faster than we currently expect. If we cannot raise the money that we need in order to continue to develop our business, we will be forced to delay, scale back or eliminate some or all of our proposed operations. If any of these were to occur, there is a substantial risk that our business would fail. Sources of additional funds may not be available on acceptable terms or at all. Weak economic and capital markets conditions could result in increased difficulties in raising capital for our operations. We may not be able to raise money through the sale of our equity securities or through borrowing funds on terms we find acceptable. If we cannot raise the funds that we need, we will be unable to continue our operations, and our stockholders could lose their entire investment in our company.

If we issue equity or convertible debt securities to raise additional funds, our existing stockholders may experience substantial dilution, and the new equity or debt securities may have rights, preferences and privileges senior to those of our existing stockholders. If we incur additional debt, it may increase our leverage relative to our earnings or to our equity capitalization, requiring us to pay additional interest expenses. Obtaining commercial loans, assuming those loans would be available, would increase our liabilities and future cash commitments.

We are a development-stage company and if our development efforts fail you could lose some or all of your investment.

We are in the development stage. We have not conducted any significant operations to date or received any operating revenues. Potential investors should be aware of the problems, delays, expenses and difficulties encountered by an enterprise in our stage of development, many of which may be beyond our control. These include, but are not limited to, problems relating to research and development of stevia seeds, seedlings, and leaf supplies, obtaining sufficient acreage to successfully cultivate and harvest stevia, product testing, branding, sales and marketing, and costs and expenses that may exceed current estimates. We may not successfully develop and commercialize or sell our potential stevia products, and any products we do develop may not be accepted by the marketplace. We may never realize any revenues, and if we do, our revenues may not be sufficient to support our operations and future research and development programs. As a result, you could lose your entire investment.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern and we will need to raise substantial additional capital to operate our business.

We have not generated any revenue from operations since our incorporation. From inception through December 31, 2012, we have incurred an accumulated deficit of $3,203,550. These circumstances raise substantial doubt about our ability to continue as a going concern, as described in the explanatory paragraph to our independent auditors’ report on our financial statements for the year ended March 31, 2012, which are included in our annual report on Form 10-K/A for the fiscal year ended March 31, 2012, filed with the SEC on February 15, 2013. Although our financial statements raise substantial doubt about our ability to continue as a going concern, they do not reflect any adjustments that might result if we are unable to continue our business. Our financial statements contain additional note disclosure describing the circumstances that lead to this disclosure by our independent auditors.

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We expect that our operating expenses will increase substantially over the current fiscal annual period and during the fiscal year ending March 31, 2013 as we ramp-up our business. We received $250,000 through a convertible debt financing in the January Private Placement and aggregate proceeds of $1,250,000 in connection with the February Subscription Agreement. We also received aggregate proceeds of $500,000 in the Financing. After giving effect to these private placements of securities, as of the date of this prospectus we expect to have sufficient funds to operate our business over the next 6 months. However, our estimate of total expenditures could increase if we encounter unanticipated difficulties. In addition, our estimates of the amount of cash necessary to fund our business may prove to be wrong, and we could spend our available financial resources much faster than we currently expect.

We expect to continue to seek funding from our stockholders and other qualified investors in order to pursue our business plan. We do not have any arrangements in place for any future financing. If we cannot raise the money that we need in order to continue to develop our business, we will be forced to delay, scale back or eliminate some or all of our proposed operations. We could be forced to discontinue plans for construction or expansion of a laboratory and nursery facility, halt any planned development of proprietary stevia varieties, reduce or forego sales and marketing efforts and forego attractive business opportunities. If any of these were to occur, there is a substantial risk that our business would fail. Any additional sources of financing will likely involve the issuance of convertible debt or equity securities, which will have a dilutive effect on our stockholders.

We are not currently profitable and may never become profitable.

We expect to incur substantial losses for the near future, and we may never achieve or maintain profitability. Even if we succeed in commercializing stevia products, we could still incur losses for the foreseeable future and may never become profitable. We also expect to experience negative cash flow for the foreseeable future as we fund our operations and make significant capital expenditures. As a result, we will need to generate significant revenues in order to achieve and maintain profitability. We may not be able to generate these revenues or achieve profitability. Our failure to achieve or maintain profitability could negatively impact the value of our common stock and you could lose some or all of your investment.

We currently face, and will continue to face, significant competition. Additional competitors may enter the stevia business if the value of the market for stevia grows which may result in a decrease in the market price of stevia extract.

Our major competitors for our core stevia business are existing stevia producers in Japan, Korea, China and Malaysia. These competitors include Cargill, Incorporated, GLG Life Tech Corp., Blue California Inc., Corn Products International, Inc. and Pure Circle Limited. In addition, new competitors may enter the stevia business if the value of the market for stevia grows which may result in a decrease in the market price of stevia extract.

These competitors may have significantly greater financial, technical and marketing resources, and may have a more established customer base. There is no assurance that we will be able to compete successfully against our competitors or that such competition will not have a material adverse effect on our business operations or financial condition. See "Description of the Business — Competition".

Stevia competes with sugar and high intensity sweeteners in the global sweetener market and the success of stevia will largely depend on consumer perception of the positive health implications of stevia relative to other sweeteners.

The continued growth of stevia's share of the global sweetener market depends upon consumer acceptance of stevia and stevia related products and the health implications of consuming stevia relative to other sweetener products. The publication of any studies or revelation of other information that has negative implications regarding the health impacts of consuming stevia may slow or reverse the growth in consumer acceptance of stevia, which may have a material adverse effect on our business operations and financial condition.

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If demand for stevia does not increase, there will be excess capacity which will decrease the market price of stevia and reduce our potential revenues.

Stevia producers have developed a large manufacturing capacity in expectation of a large demand for stevia products and we expect that demand for stevia will increase significantly in the future, particularly in light of the fact that certain stevia products have received “generally recognized as safe” (“GRAS”) status in the United States. However, there can be no assurance that this will be the case and if demand for stevia does not increase, the stevia market may be subject to significant excess capacity, which would put downward pressure on the market price of stevia and reduce our potential revenues.

We have not commercialized any stevia product. Even though we expect to launch stevia consumer products in 2013 using stevia extract from overseas producers, and we currently estimate that we will produce and launch California stevia extract products by 2014, we may be unable to do so in that timeframe or at all.

We have not commercialized any stevia products, including either stevia consumer products, or stevia extracts that would be resold to food and beverage manufacturers. Our ability to generate revenues in 2013 from stevia consumer products such as a tabletop sweetener will depend on our ability to successfully negotiate with private-label suppliers and to obtain reliable distribution with retail outlets. However, because we do not currently have California-produced stevia extract available, and currently estimate it will not be available until 2014, in the interim we expect to use stevia extract that is commercially-available from overseas producers in any such consumer products. We may be unable to obtain stevia extract at reasonable prices or at all. We have no experience developing, manufacturing and distributing stevia products, and we may be unsuccessful in these efforts. In addition, any products we may develop may not be competitive with the existing or new stevia products of our competitors, and may not result in any revenues or profits to us.

Our ability to generate revenues from any planned stevia extract products will depend on a number of factors, including our ability to successfully complete development of food and utilize fermentation technologies, complete extraction and processing of stevia leaf in the United States, and obtain necessary regulatory approvals. We may be unable to develop relevant technologies, extract and process stevia leaf or obtain necessary approvals. In addition, we will be subject to the risk that the marketplace will not accept our products.

Because of the numerous risks and uncertainties associated with our product development and commercialization efforts, we are unable to predict the extent of our future losses or when or if we will become profitable, and it is possible we will never commercialize any of our planned products or become profitable. Our failure to obtain regulatory approval and successfully commercialize any of our products would have a material adverse effect on our business, results of operations, financial condition and prospects and could result in our inability to continue operations.

Our competitors may develop products or technologies that make ours undesirable or noncompetitive.

Many companies are engaged in the pursuit of growing stevia leaf and manufacturing stevia extract. Our future success will depend on our ability to establish and maintain a competitive position with respect to technological advances, including the development of stevia varieties with high Rebaudioside A (“Reb A”) content, or the development of stevia production processes that enable us to produce Reb A or other steviol glycosides at low-cost. Many companies also are currently engaged in the marketing and sales of stevia consumer products, including foods, beverages, and sweetener products that contain stevia in varying quantities. These companies have already obtained necessary regulatory approvals, have already marketed and branded their stevia consumer products, and have already established relationships with retail outlets for the distribution of their products. Our future success will depend on our ability to create, market, and achieve distribution for stevia consumer products that are differentiated from existing stevia consumer products. Additionally, until we are able to produce our own California stevia extract, the company will use stevia extract that is available from commercial suppliers, and that may be more costly or of lower quality than certain competitors, which may put us at a competitive disadvantage when trying to distinguish our stevia consumer products from existing consumer brands. Many of our competitors have substantially greater capital resources, research and development resources and experience, manufacturing and farming capabilities, regulatory expertise, sales and marketing resources, established relationships with consumer products companies and production facilities. Our competitors, either alone or with their collaborative partners, may succeed in developing stevia leaf or stevia consumer products that taste better and are more affordable, and our competitors may obtain intellectual property protection or commercialize products sooner than we do. Developments by others may render our stevia leaf, stevia extracts, or stevia consumer products undesirable by comparison, making it difficult for us to generate revenue.

Our limited operating experience could make our operations inefficient or ineffective.

We are an early-stage company with only a limited operating history upon which to base an evaluation of our current business and future prospects and how we will respond to competitive, financial or technological challenges. Only recently have we explored opportunities in the commercialization of stevia leaf or stevia extracts. As a result, the revenue and income potential of our business is unproven. In addition, because of our limited operating history, we have limited insight into trends that may emerge and affect our business. We may make errors in predicting and reacting to relevant business trends and we will be subject to the risks, uncertainties and difficulties frequently encountered by early-stage companies in evolving markets. We may not be able to successfully address any or all of these risks and uncertainties. Failure to adequately do so could cause our business, results of operations and financial condition to suffer or fail.

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We may not be able to manage our expansion of operations effectively.

Our success will depend upon the expansion of our operations and the effective management of any growth, which will place a significant strain on our management and on our administrative, operational and financial resources. To manage this growth, we must expand our facilities, augment our operational, financial and management systems and hire and train qualified personnel. Our management will also be required to develop relationships with customers, suppliers and other third parties. Our current and planned operations, personnel, systems, and internal procedures and controls may not be adequate to support our future growth. If we are unable to manage our growth effectively, we may not be able to take advantage of market opportunities, execute our business strategies or respond to competitive pressures.

If we are unable to hire qualified personnel we may not be able to implement our business plan.

We currently have two full-time employees, including our Chief Executive Officer Robert Brooke, and three part-time employees. Attracting and retaining qualified personnel will be critical to our success. Our success will be highly dependent on the hiring and retention of key personnel and scientific staff. There is intense competition for qualified personnel in our area of activities, and we may not be able to attract and retain the qualified personnel necessary for the development of its respective business. In addition, we may have difficulty recruiting necessary personnel as a result of our limited operating history. The loss of key personnel or the failure to recruit necessary additional personnel could impede the achievement of our business objectives.

We may choose to hire part-time employees or use consultants. As a result, certain of our employees, officers, directors and consultants may from time to time serve as officers, directors and consultants of other companies. These other companies may have interests in conflict with ours. In addition, we expect to rely on independent organizations, advisors and consultants to provide certain services, including product testing and construction. The services of these independent organizations, advisors and consultants may not be available to us on a timely basis when needed, and if they are not available, we may not be able to find qualified replacements. If we are unable to retain the services of qualified personnel, independent organizations, advisors and consultants, we may not be able to implement our business plan.

Our research and development efforts may use novel alternative technologies and approaches that have not been widely studied. If these technologies are ineffective, we may never develop viable products.

We may use novel approaches and new technologies that have not been widely studied in our product development efforts. These approaches and technologies may not be successful. We expect to apply these approaches and technologies in our attempt to discover new conditions for production of proprietary stevia varieties that are also the subject of research and development efforts of many other companies. If our research and development efforts are unsuccessful we will be unable to develop our products or generate revenues, and you could lose all or part of your investment.

If we are unable to market and distribute our products effectively we may be unable to generate significant revenue.

We currently have no sales, marketing or distribution capabilities. We do not anticipate having the resources in the foreseeable future to allocate to the sales and marketing of our proposed products. We intend to pursue collaborative arrangements regarding the sales and marketing of our products, however, we may be unable to establish or maintain such collaborative arrangements, or if able to do so, they may not provide us with the sales and marketing benefits we expect. To the extent that we decide not to, or are unable to, enter into collaborative arrangements with respect to the sale and marketing of our proposed products, significant capital expenditures, management resources and time will be required to establish and develop an in-house marketing and sales force with appropriate expertise. We may not be able to establish or maintain relationships with third party collaborators or develop in-house sales and distribution capabilities. To the extent that we depend on third parties for marketing and distribution, any revenues we receive will depend upon the efforts of such third parties, and such efforts may be unsuccessful.

If we fail to protect or enforce our intellectual property rights or secure rights to patents of others, the value of our intellectual property rights would diminish.

We currently have no patents, patent applications or trademarks. However, we expect to develop such intellectual property as we increase our research and development efforts. We may be unable to obtain patents or other protection for any intellectual property we do develop. If we are issued patents, we cannot predict whether the degree and range of protection any patents will afford us against competitors including whether third parties will find ways to invalidate or otherwise circumvent our patents. Others may obtain patents claiming aspects similar to those covered by our patents and patent applications, which may limit the efficacy of the protections afforded by any patents we may obtain.

Our success will also depend upon the skills, knowledge and experience of our personnel, our consultants and advisors as well as our licensors and contractors. To help protect any proprietary know-how we develop and any inventions for which patents may be unobtainable or difficult to obtain, we expect to rely on trade secret protection and confidentiality agreements. To this end, we expect to require our employees, consultants, advisors and contractors to enter into agreements which prohibit the disclosure of confidential information and, where applicable, require disclosure and assignment to us of the ideas, developments, discoveries and inventions important to our business. These agreements may not provide adequate protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure or the lawful development by others of such information. If any of our trade secrets, know-how or other proprietary information is disclosed, the value of our trade secrets, know-how and other proprietary rights would be significantly impaired and our business and competitive position would suffer.

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If we infringe the rights of third parties we could be prevented from selling products, forced to pay damages, and to defend against litigation.

If our products, methods, processes and other technologies infringe the proprietary rights of other parties, we could incur substantial costs. We could be required to

•	obtain licenses, which may not be available on commercially reasonable terms, if at all;

•	redesign our products or processes to avoid infringement;

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•	stop using the subject matter claimed in the patents held by others;

•	pay damages; or

•	defend litigation or administrative proceedings, which may be costly whether we win or lose, and which could result in a substantial diversion of our valuable management resources.

We could become subject to environmental claims.

We are subject to environmental regulations, which require us to minimize impacts upon air, water, soil and vegetation. If our operations violate these regulations, government agencies will usually require us to conduct remedial actions to correct such negative effects. Such actions could substantially increase our costs and potentially prevent us from producing our products.

We will use hazardous materials in our business. Any claims relating to improper handling, storage or disposal of these materials could be time consuming and costly.

Our research and development efforts and our manufacturing and agricultural processes may involve the controlled storage, use and disposal of certain hazardous materials and waste products. We and our suppliers and other collaborators are subject to federal, state and local regulations governing the use, manufacture, storage, handling and disposal of materials and waste products. Even if we and these suppliers and collaborators comply with the standards prescribed by law and regulation, the risk of accidental contamination or injury from hazardous materials cannot be eliminated. In the event of an accident, we could be held liable for any damages that result, and any liability could exceed the limits or fall outside the coverage of any insurance we may obtain and exceed our financial resources. We may not be able to obtain and maintain insurance on acceptable terms, or at all. We may incur significant costs to comply with current or future environmental laws and regulations.

We may incur substantial liabilities and may be required to limit commercialization of our products in response to product liability lawsuits.

If we are able to develop and commercialize our proposed products, we could become subject to product liability claims. If we are not able to successfully defend ourselves against such claims, we may incur substantial liabilities or be required to limit commercialization of our proposed products. If we are unable to obtain sufficient product liability insurance at an acceptable cost to protect against potential product liability, claims could prevent or inhibit the commercialization of products we develop, alone or with corporate collaborators. Even if our agreements with any future corporate collaborators entitle us to indemnification against losses, such indemnification may not be available or adequate should any claim arise.

Government regulation of our products could increase our costs, prevent us from offering certain products or cause us to recall products.

While stevia and/or stevia products have been approved for use in food and beverages in most major economic regions, including the United States, the European Union, and Japan, there are still certain countries and regions where stevia has not been approved for use. Global demand for stevia and stevia products may be limited if stevia’s approval is not sustained or obtained in these regions.

The processing, formulation, manufacturing, packaging, labeling, advertising and distribution of our products is subject to regulation by one or more federal agencies, and various agencies of the states and localities in which our products are sold. These government regulatory agencies may attempt to regulate any of our products that fall within their jurisdiction. Such regulatory agencies may not accept the evidence of safety for any new ingredients that we may want to market, may determine that a particular product or product ingredient presents an unacceptable health risk, may determine that a particular statement of nutritional support that we want to use is an unacceptable drug claim or an unauthorized version of a food "health claim," may determine that a particular product is an unapproved new drug, or may determine that particular claims are not adequately supported by available scientific evidence. Such a determination would prevent us from marketing particular products or using certain statements of nutritional support on our products. We also may be unable to disseminate third-party literature that supports our products if the third-party literature fails to satisfy certain requirements.

In addition, a government regulatory agency could require us to remove a particular product from the market. Any product recall or removal would result in additional costs to us, including lost revenues from any products that we are required to remove from the market, any of which could be material. Any such product recalls or removals could lead to liability, substantial costs and reduced growth prospects.

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If any of our products contain plants, herbs or other substances not recognized as safe by a government regulatory agency, we may not be able to market or sell such products in that jurisdiction. Any such prohibition could materially adversely affect our results of operations and financial condition. Further, if more stringent statutes are enacted, or if more stringent regulations are promulgated, we may not be able to comply with such statutes or regulations without incurring substantial expense, or at all.

We are not able to predict the nature of future laws, regulations, repeals or interpretations or to predict the effect additional governmental regulation, if and when it occurs, would have on our business in the future. Such developments could, however, require reformulation of certain products to meet new standards, recalls or discontinuance of certain products not able to be reformulated, additional record-keeping requirements, increased documentation of the properties of certain products, additional or different labeling, additional scientific substantiation, or other new requirements. Any such developments could have a material adverse effect on our business operations and financial condition.

Circumstances outside of our control could negatively affect consumer perception of and demand for our proposed products.

Even if stevia-based products distributed by us conform to international safety and quality standards, sales could be adversel y affected if consumers in our target markets lose confidence in the safety, efficacy, and quality of nutritional supplement products. Adverse publicity about stevia or stevia-based products may discourage consumers from buying products distributed by us. We may not be able to overcome any such negative publicity within a reasonable period of time or at all.

We have material weaknesses in our internal control over financial reporting. If we fail to create effective controls and procedures and an effective system of internal control over financial reporting, we may not be able to accurately report our financial results or prevent fraud.

As we disclose in Part I, Item 4 of our Form 10-Q for the quarter ended December 31, 2012 and Part II, Item 9A of our Form 10-K/A for the fiscal year ended March 31, 2012, we have weakness in our control and procedures related to insufficient segregation of duties in our finance and accounting functions due to limited personnel and insufficient corporate governance policies. These material weakness result in ineffective oversight in the establishment and monitoring of required internal controls and procedures.

Currently, one person often performs all aspects of our financial reporting process, including, but not limited to, preparing underlying accounting records and systems, posting and recording journal entries and preparation of our financial statements. As a result, there is no review of our financial reporting process, which could result in a failure to detect errors in spreadsheets, calculations, or assumptions used to compile the financial statements and related disclosures as filed with the SEC. These control deficiencies could result in a material misstatement to our interim or annual financial statements that may not be prevented or detected.

Our Board of Directors is currently comprised of three directors, Mr. Brooke, our Chief Executive Officer, Dr. Avtar Dhillon, and Dr. Anthony Maida III. Our Board of Directors has designated Dr. Maida as a designated audit committee financial expert, and we have established an audit committee, comprised solely of Dr. Maida. Neither Mr. Brooke nor Dr. Dhillon would be considered independent for purposes of membership on an audit committee pursuant to Nasdaq Marketplace Rules. Mr. Brooke currently serves as our principal financial officer and principal accounting officer. However, although Mr. Brooke has some professional experience in finance and accounting, he does not have professional credentials. We expect to appoint independent directors with experience in finance and accounting to our Board of Directors and hire additional dedicated finance and accounting staff as we increase our operations. However, until we have done so, we may be unable to establish or maintain effective internal control over financial reporting and stockholders may have more limited protections against interested director transactions, conflicts of interest and similar matters.

We may not be able to establish or maintain adequate controls over our financial processes and reporting, especially as we increase our operations. We may discover additional material weaknesses, which we may not successfully remediate on a timely basis or at all. Any failure to remediate our reported or any future material weaknesses in financial reporting identified by us, or to implement required new or improved controls, or further difficulties encountered in their implementation, could cause us to fail to meet our reporting obligations or result in material misstatements in our financial statements. Inadequate internal controls could also cause investors to lose confidence in our reported financial information, which could have a negative impact on the trading price of our stock. Moreover, as we increase our operations we will be required to expend significant resources to design, implement and maintain a system of internal controls that is adequate to satisfy our reporting obligations as a public company. The costs associated with external consultants and internal resources to accomplish this are significant and difficult to predict.

Risks Related to our Common Stock

Our common stock is illiquid and the price of our common stock may be negatively impacted by factors which are unrelated to our operations.

Our common stock is quoted on the OTC Market Group’s OTCQB tier, and has a limited trading history on that market. Trading on the OTCQB is frequently highly volatile, with low trading volume. We have experienced significant fluctuations in the stock price and trading volume of our common stock. There is no assurance that a sufficient market will develop in our stock, in which case it could be difficult for stockholders to sell their stock. The market price of our common stock could continue to fluctuate substantially.

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Trading of our stock is restricted by the SEC’s “penny stock” regulations and certain FINRA rules, which may limit a stockholder’s ability to buy and sell our common stock.

Our securities are covered by certain “penny stock” rules, which impose additional sales practice requirements on broker-dealers who sell low-priced securities to persons other than established customers and accredited investors. For transactions covered by these rules, a broker-dealer must make a special suitability determination for the purchaser and have received the purchaser’s written consent to the transaction prior to sale, among other things. These rules may affect the ability of broker-dealers and holders to sell our common stock and may negatively impact the level of trading activity for our common stock. To the extent our common stock remains subject to the penny stock regulations, such regulations may discourage investor interest in and adversely affect the market liquidity of our common stock.

The Financial Industry Regulatory Authority (known as “FINRA”) has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, FINRA believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. FINRA requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock and have an adverse effect on the market for our shares.

If we issue additional shares in the future, our existing stockholders will be diluted.

Our articles of incorporation authorize the issuance of up to 525,000,000 shares of common stock, of which 54,674,824 are outstanding. In addition, we have issued convertible debentures currently convertible into shares of our common stock, including interest payable under certain of these debentures that is also convertible into shares or payable with our common stock, and warrants exercisable into shares of our common stock. We expect to seek additional financing in the future in order to fund our operations, and if we issue additional shares of common stock or securities convertible into common stock our existing stockholders will be diluted. Our Board of Directors may also choose to issue shares of our common stock, or securities convertible into or exercisable for our common stock, to acquire assets or companies, for compensation to employees, officers, directors, consultants and advisors, or to fund capital expenditures. The issuance of any such shares will reduce the book value per share and may contribute to a reduction in the market price of the outstanding shares of our common stock. If we issue any such additional shares, such issuance will reduce the proportionate ownership and voting power of all current stockholders. Further, such issuance may result in a change of control of our company.

Our directors and officers control a portion of our outstanding common stock, which may delay or prevent a change of control of our company or adversely affect our stock price.

As of the date of this prospectus, director Dr. Avtar Dhillon controls approximately 10.5% of our outstanding common stock and director and Chief Executive Officer Robert Brooke controls approximately 4.8% of our outstanding common stock. As a result, they are able to exercise a degree of control over matters requiring stockholder approval, such as the election of directors and the approval of significant corporate transactions. These types of transactions include transactions involving an actual or potential change of control of our company or other transactions that the non-controlling stockholders may deem to be in their best interests and in which such stockholders could receive a premium for their shares.

We have never paid dividends on our capital stock, and we do not anticipate paying any cash dividends in the foreseeable future.

The continued operation and expansion of our business will require substantial funding. Investors seeking cash dividends in the foreseeable future should not purchase our common stock. We have paid no cash dividends on any of our capital stock to date and we currently intend to retain our available cash to fund the development and growth of our business. Any determination to pay dividends in the future will be at the discretion of our Board of Directors and will depend upon results of operations, financial condition, contractual restrictions, restrictions imposed by applicable law and other factors our Board of Directors deems relevant. We do not anticipate paying any cash dividends on our common stock in the foreseeable future. Any return to stockholders will therefore be limited to the appreciation of their stock, which may never occur.

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SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information contained in this prospectus may contain forward-looking statements. Except for the historical information contained in this discussion of the business and the discussion and analysis of financial condition and results of operations, the matters discussed herein are forward looking statements. This information may involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from future results, performance or achievements expressed or implied by any forward-looking statements. Forward-looking statements, which involve assumptions and describe our future plans, strategies and expectations, are generally identifiable by use of the words “may,” “will,” “should,” “expect,” “anticipate,” “estimate,” “believe,” “intend” or “project” or the negative of these words or other variations on these words or comparable terminology. In addition to the risks and uncertainties described in “Risk Factors” above and elsewhere in this prospectus, these risks and uncertainties may include risks related to:

•	General economic and business conditions;
•	Our ability to continue as a going concern;
•	Our ability to obtain financing necessary to operate our business;
•	Our limited operating history;
•	Our ability to recruit and retain qualified personnel;
•	Our ability to manage future growth;
•	Our ability to research and successfully develop our planned products;
•	Our ability to obtain additional land suitable for stevia planting and to successfully cultivate stevia in California’s Central Valley;
•	Our ability to successfully complete potential acquisitions and collaborative arrangements; and
•	Other factors discussed under the section entitled “Risk Factors”.

Forward-looking statements are based on assumptions that may be incorrect, and there can be no assurance that any projections or other expectations included in any forward-looking statements will come to pass. Our actual results could differ materially from those expressed or implied by the forward-looking statements as a result of various factors. Except as required by applicable laws, we undertake no obligation to update publicly any forward-looking statements for any reason, even if new information becomes available or other events occur in the future.

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SELLING STOCKHOLDERS

This prospectus covers the resale from time to time by the selling stockholders identified in the table below of:

•	Up to 1,000,000 shares of our common stock currently issuable upon conversion of convertible debentures sold to investors in the Financing;

•	Up to an additional 428,572 shares of our common stock potentially issuable upon conversion of the convertible debentures, assuming adjustment of the conversion price to the lowest possible adjusted conversion price of $0.35 per share pursuant to Section 4(c) of the convertible debentures;

•	Up to 1,000,000 shares of our common stock currently issuable upon exercise of warrants sold to investors in the Financing; and

•	Up to 80,000 shares of our common stock issuable upon exercise of warrants issued to the placement agent or its designees for services rendered in connection with the Financing.

Pursuant to the Registration Rights Agreement executed in connection with the Financing, we have filed with the Securities and Exchange Commission a registration statement on Form S-1, of which this prospectus forms a part, to register these resales of our common stock. We have also agreed to cause such registration statement to become effective, and to keep such registration statement effective. Our failure to satisfy the deadlines set forth in the Registration Rights Agreement may subject us to payment of certain monetary penalties pursuant to the terms of the Registration Rights Agreement.

The selling stockholders identified in the table below may from time to time offer and sell under this prospectus any or all of the shares of common stock described under the column “Shares of Common Stock Being Offered in this Offering” in the table below. The table below has been prepared based upon the information furnished to us by the selling stockholders. The selling stockholders identified below may have sold, transferred or otherwise disposed of some or all of their shares since the date on which the information in the following table is presented in transactions exempt from or not subject to the registration requirements of the Securities Act. Information concerning the selling stockholders may change from time to time and, if necessary, we will amend or supplement this prospectus accordingly.

We have been advised that, as noted in the footnotes in the table below, one of the selling stockholders is a broker-dealer and/or underwriter and that certain of the selling stockholders are affiliates of a broker-dealer and/or underwriter. We have been advised that each of these selling stockholders acquired our warrants in the ordinary course of business, not for resale, and that none of these selling stockholders had, at the time of purchase, any agreements or understandings, directly or indirectly, with any person to distribute the related common stock.

The following table and disclosure following the table sets forth the name of each selling stockholder, the nature of any position, office or other material relationship, if any, which the selling stockholder has had, within the past three years, with us or with any of our predecessors or affiliates, and the number of shares of our common stock beneficially owned by the stockholder before this offering. The number of shares owned are those beneficially owned, as determined under the rules of the Securities and Exchange Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under these rules, beneficial ownership includes any shares of common stock as to which a person has sole or shared voting power or investment power and any shares of common stock which the person has the right to acquire within 60 days through the exercise of any option, warrant or right, through conversion of any security or pursuant to the automatic termination of a power of attorney or revocation of a trust, discretionary account or similar arrangement. Unless otherwise indicated in the footnotes to this table and subject to community property laws where applicable, we believe that each of the selling stockholders named in this table has sole voting and investment power with respect to the shares indicated as beneficially owned.

The registration statement of which this prospectus forms a part is registering 428,572 shares of common stock that may become issuable if we are required to adjust the conversion price of the convertible debentures from the initial conversion price of $0.50 to $0.35, the lowest possible conversion price. However, we may not be required to make any such adjustment to the conversion price, or any required adjustment may result in a conversion price between $0.35 and $0.50. As a result, the additional shares may never become issuable by us. The following table assumes that we are required to issue the maximum number of such additional shares upon conversion of the convertible debentures.

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We have assumed all shares of common stock reflected on the table will be sold from time to time in the offering covered by this prospectus. We cannot provide an estimate as to the number of shares of common stock that will be held by the selling stockholders upon termination of the offering covered by this prospectus because the selling stockholders may offer some or all of their shares of common stock under this prospectus, and because we may not be required to issue any or all of the additional shares of common stock upon the adjustment of the conversion price of the convertible debentures.

Selling Stockholder	Shares of Common Stock Owned Before this Offering §	Shares of Common Stock Underlying Warrants Owned Before this Offering	Shares of Common Stock Underlying Convertible Debentures Owned Before this Offering	Shares of Common Stock Owned Upon Completion of this Offering (1) §	Percentage of Common Stock Outstanding Upon Completion of this Offering §
Anson Investments Master Fund LP (2)	0	500,000	714,286	—	—
Cranshire Capital Master Fund, Ltd. (3)	0	500,000	714,286	—	—
Dawson James Securities, Inc. † (4)(5)	0	24,000	0	—	—
Noam Rubinstein ‡ (4)	0	19,600	0	—	—
Michael Vasinkevich ‡ (4)	0	36,400	0	—	—

†	The selling stockholder is a broker-dealer.
‡	The selling stockholder is an affiliate of a broker-dealer.
§	Based upon information provided to us by the selling stockholders, the selling stockholders that participated in the Financing own no securities of the Company other than those acquired in connection with the Financing.

(1)	Assumes that all of the shares of common stock to be registered on the registration statement of which this prospectus is a part, including all shares of common stock underlying convertible debentures and warrants held by the selling stockholders, are sold in the offering, and the selling stockholders do not acquire additional shares of our common stock after the date of this prospectus and prior to completion of the offering.
(2)	Bruce Winson has voting and dispositive power over the shares held by Anson Investment Master Fund LP. Mr. Winston is Managing Member of Admiralty Advisors, LLC, which is the General Partner of Frigate Ventures, LP, which is the General Partner of Anson Investments LP, which is the General Partner of Anson Investments Master Fund LP.
(3)	Cranshire Capital Advisors, LLC (“CCA”) is the investment manager of Cranshire Capital Master Fund, Ltd. (“Cranshire Master Fund”) and has voting control and investment discretion over securities held by Cranshire Master Fund. Mitchell P. Kopin, the president, sole member and sole member of the Board of Managers of CCA, has voting control over CCA. As a result, each of Mr. Kopin and CCA may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by Cranshire Master Fund.
(4)	Pursuant to the terms of the Placement Agent Agreement (the “Placement Agent Agreement”) entered into with Dawson James Securities, Inc. (“Dawson”), Dawson received warrants to purchase 80,000 shares of common stock. Dawson designated warrants to purchase 19,600 shares of common stock to Noam Rubinstein and 36,400 shares of common stock to Michael Vasinkevich, such that Dawson now holds warrants to purchase 24,000 shares of our common stock. Each of the warrants has an exercise price of $0.625 per share, subject to adjustment. We also paid placement agent fees of $40,000 to Dawson pursuant to the Placement Agent Agreement.
(5)	Robert D. Keyser Jr. has voting and investment control over the securities beneficially owned by Dawson.

Other than as described in the above table and accompanying footnotes or as further described below, (a) we have not made, and are not required to make, any potential payments to any selling stockholder, any affiliate of a selling stockholder, or any person with whom any selling stockholder has a contractual relationship regarding the Financing and (b) other than in connection with the Financing, the selling stockholders have not had, and do not have, any material relationship with us except for their ownership of our common stock.

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The holders of the warrants issued in the Financing have ongoing rights to exercise the warrants and the holders of the convertible debentures issued in the Financing have ongoing rights to convert the debentures into shares of our common stock. We have disclosed the material terms of the warrants and convertible debentures elsewhere in this prospectus. In addition, the participants in the Financing have ongoing registration rights related to the securities issued in the Financing pursuant to the terms of the Registration Rights Agreement.

We may be required to make certain payments to the investors in the Financing under certain circumstances pursuant to the terms of the Securities Purchase Agreement and the Registration Rights Agreement. These potential payments include: (a) potential liquidated damages for failure to register the common stock issued or issuable upon exercise of warrants or upon conversion of the convertible debentures (such liquidated damages not to exceed 8% of the aggregate subscription amount paid by each investor in the Financing); (b) amounts payable if we fail to timely deliver certificates representing the required number of shares upon exercise of the warrants or conversion of the convertible debentures; and (c) amounts payable if we and our transfer agent fail to timely remove certain restrictive legends from certificates representing shares of common stock. We intend to comply with the requirements of the Registration Rights Agreement and do not currently expect to make any such payments; however, it is possible that such payments may be required.

The Securities Purchase Agreement grants to the investors, until the twelve month anniversary of the date of the closing of the Financing, the right to participate in any financing by us through an issuance of our common stock for cash or indebtedness up to an amount equal to an amount of such subsequent financing equal to the investor’s subscription amount in the Financing, on the same pricing and other terms and conditions as such subsequent financing, provided that the aggregate participation by such investors shall not exceed 50% of the subsequent financing amount. The terms and conditions of such subsequent financing shall not include any provision that requires a participating investor to agree to any restrictions on its trading of any of the shares acquired in connection with the Financing without such investor’s consent.

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DETERMINATION OF OFFERING PRICE

The selling stockholders will determine at what price they may sell the shares of common stock offered by this prospectus, and such sales may be made at prevailing market prices, at prices related to prevailing market prices or at privately negotiated prices.

PLAN OF DISTRIBUTION

Each selling stockholder of the Conversion Shares and Warrant Shares and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their securities covered hereby on the principal trading market or any other stock exchange, market or trading facility on which the securities are traded or in private transactions. These sales may be at fixed or negotiated prices. A selling stockholder may use any one or more of the following methods when selling securities:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•	block trades in which the broker-dealer will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•	an exchange distribution in accordance with the rules of the applicable exchange;

•	privately negotiated transactions;

•	settlement of short sales entered into after the effective date of the registration statement of which this prospectus is a part;

•	in transactions through broker-dealers that agree with the Selling Stockholders to sell a specified number of such securities at a stipulated price per security;

•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;

•	a combination of any such methods of sale; or

•	any other method permitted pursuant to applicable law.

The selling stockholders may also sell securities under Rule 144 under the Securities Act, if available, rather than under this prospectus.

Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of securities, from the purchaser) in amounts to be negotiated, but, except as set forth in a supplement to this prospectus, in the case of an agency transaction not in excess of a customary brokerage commission in compliance with FINRA Rule 2440; and in the case of a principal transaction a markup or markdown in compliance with FINRA IM-2440.

In connection with the sale of the securities or interests therein, the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions, which may in turn engage in short sales of the securities in the course of hedging the positions they assume. The selling stockholders may also sell securities short and deliver these securities to close out their short positions, or loan or pledge the securities to broker-dealers that in turn may sell these securities. The selling stockholders may also enter into option or other transactions with broker-dealers or other financial institutions or create one or more derivative securities which require the delivery to such broker-dealer or other financial institution of securities offered by this prospectus, which securities such broker-dealer or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the securities may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the securities purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. Each selling stockholder has informed the Company that it does not have any written or oral agreement or understanding, directly or indirectly, with any person to distribute the securities. In no event shall any broker-dealer receive fees, commissions and markups which, in the aggregate, would exceed eight percent (8%).

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The Company is required to pay certain fees and expenses incurred by the Company incident to the registration of the securities. The Company has agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

Because selling stockholders may be deemed to be “underwriters” within the meaning of the Securities Act, they will be subject to the prospectus delivery requirements of the Securities Act including Rule 172 thereunder. In addition, any securities covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act may be sold under Rule 144 rather than under this prospectus. The selling stockholders have advised us that there is no underwriter or coordinating broker acting in connection with the proposed sale of the resale securities by the selling stockholders.

We agreed to keep this prospectus effective until the earlier of (i) the date on which the securities may be resold by the selling stockholders without registration and without regard to any volume or manner-of-sale limitations by reason of Rule 144, without the requirement for the Company to be in compliance with the current public information under Rule 144 under the Securities Act or any other rule of similar effect or (ii) all of the securities have been sold pursuant to this prospectus or Rule 144 under the Securities Act or any other rule of similar effect. The resale securities will be sold only through registered or licensed brokers or dealers if required under applicable state securities laws. In addition, in certain states, the resale securities covered hereby may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

Under applicable rules and regulations under the Exchange Act, any person engaged in the distribution of the resale securities may not simultaneously engage in market making activities with respect to the common stock for the applicable restricted period, as defined in Regulation M, prior to the commencement of the distribution. In addition, the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations thereunder, including Regulation M, which may limit the timing of purchases and sales of securities of the common stock by the selling stockholders or any other person. We will make copies of this prospectus available to the selling stockholders and have informed them of the need to deliver a copy of this prospectus to each purchaser at or prior to the time of the sale (including by compliance with Rule 172 under the Securities Act).

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USE OF PROCEEDS

We will not receive proceeds from the sale of common stock under this prospectus. We would, however, receive approximately $750,000 from the selling stockholders if they exercise their warrants in full on a cash basis, which we will use primarily for working capital purposes. The warrant holders may exercise their warrants at any time in accordance with the terms thereof until their expiration, as further described under “Description of Securities.” If there is no effective registration statement registering the resale of the common stock underlying the warrants as of certain time periods (as provided in the warrants), the warrant holders may choose to exercise their warrants on a “cashless exercise” or “net exercise” basis. If they do so, we will not receive any proceeds from the exercise of the warrants. Because the warrant holders may exercise the warrants largely in their own discretion, if at all, we cannot plan on specific uses of proceeds beyond application of proceeds to the purposes herein described. We have agreed to bear the expenses (other than any underwriting discounts or commissions or agent’s commissions) in connection with the registration of the common stock being offered hereby by the selling stockholders.

DESCRIPTION OF SECURITIES

Authorized Capital Stock

Effective October 10, 2011, we effected a seven (7) for one (1) forward stock split of our authorized, issued and outstanding common stock. As a result, our authorized capital has increased from 75,000,000 shares of common stock with a par value of $0.001 to 525,000,000 shares of common stock with a par value of $0.001. Our Articles of Incorporation do not provide for the issuance of preferred stock.

Capital Stock Issued and Outstanding

As of February 15, 2013, there were issued and outstanding (i) 54,774,824 shares of common stock, (ii) warrants to purchase 1,080,000 shares of our common stock at exercise prices ranging from $0.625 to $0.70 per share, and (iii) convertible debentures currently convertible into 2,193,773 shares of common stock at conversion prices ranging from $0.50 to $1.25 per share.

Description of Common Stock

We are authorized to issue up to 525,000,000 shares of common stock. The holders of our common stock are entitled to one vote per share on all matters submitted to a vote of the stockholders, including the election of directors. Our Articles of Incorporation do not provide for cumulative voting in the election of directors. The holders of our common stock will be entitled to cash dividends as may be declared, if any, by our Board of Directors from funds available. Upon liquidation, dissolution or winding up of our company, the holders of our common stock will be entitled to receive pro rata all assets available for distribution to the holders.

Description of Convertible Debentures

The Debentures issued in the Financing are non-interest bearing and mature two years following their issuance date. They provide for certain restrictive covenants and events of default which, if any of them occurs, would permit or require the principal amount of the Debentures to become or to be declared due and payable. The Debentures are convertible at the purchaser’s option into shares of our common stock at an initial conversion price of $0.50 per share, subject to adjustment for stock dividends and splits, subsequent rights offerings and pro rata distributions to our common stockholders. Upon the earlier of the effectiveness of a registration statement registering the shares issuable upon the conversion and exercise of the Debentures and warrants or the date such shares may be sold pursuant to Rule 144 under the Securities Act without volume or manner-of-sale restrictions (such earlier date, the “Trigger Date”), the conversion price of the Debentures shall be reduced to the lesser of (i) the then conversion price or (ii) 90% of the average of the volume weighted average price of our common stock for the five trading days immediately prior to the Trigger Date, provided that the conversion price shall not be reduced to less than $0.35 per share (such adjusted conversion price, the “Reset Conversion Price”). We may force conversion of the Debentures into common stock if, at any time following the Trigger Date, the volume weighted average price of our common stock for each of any five consecutive trading days exceeds 120% of the Reset Conversion Price.

In addition to the Debentures issued in the Financing, we have issued and outstanding convertible debentures pursuant to two separate subscription agreements. On January 31, 2012, we issued a convertible debenture with an aggregate principal amount of $250,000. The debenture is convertible at the holder’s option into shares of common stock at an initial conversion price of $0.50 per share. We may elect to make interest payments in common stock valued at the conversion price. The entire principal balance of the Debenture is due and payable three years following its issuance unless earlier redeemed by us in accordance with its terms. We may repay the principal and interest owing under the debenture in shares at maturity or upon redemption of the debenture. The debenture also provides for customary events of default which, if any of them occurs, would permit or require the principal of and accrued interest on the debenture to become or to be declared due and payable.

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On February 7, 2012, we entered into another subscription agreement with one investor in a private placement, pursuant to which such investor irrevocably agreed to purchase $1,250,000 in common stock and convertible debentures from the Company over a twelve month period beginning on March 1, 2012. Under the Subscription Agreement, the investor agreed to purchase an aggregate of 625,000 shares of common stock and convertible debentures with an aggregate principal amount of $625,000 in five tranches, for proceeds to us of $250,000 per tranche, convertible into a total of 693,774 shares of our common stock at prices ranging from $0.65 to $1.25. The conversion price of the common stock underlying each of the convertible debentures is subject to adjustment upon a reclassification or other change in our outstanding common stock and certain distributions to all holders of our common stock. The entire principal balance of each debenture is due and payable three years following its date of issuance unless earlier redeemed by us in accordance with its terms. We may repay the principal and interest owing under each of the debentures in common stock at maturity or upon redemption of the debenture. The debenture also provides for customary events of default which, if any of them occurs, would permit or require the principal of and accrued interest on the debenture to become or to be declared due and payable. By May 2012 the investor had purchased its entire commitment of shares of common stock and debentures.

Description of Warrants

Upon the closing of the Financing, pursuant to the Securities Purchase Agreement, each of the purchasers was issued a Purchaser Warrant to purchase up to a number of shares of common stock equal to 100% of the shares initially issuable upon conversion of such purchaser’s Debenture. The Purchaser Warrants have an initial exercise price of $0.70 per share, are exercisable immediately upon issuance and have a term of exercise equal to five years. Effective upon the closing of the Financing, we issued warrants to purchase 80,000 shares of our common stock to Dawson as placement agent for the Financing. The Placement Agent Warrants have an exercise price of $0.625 per share and a term of five years and are exercisable immediately. The other terms of the Placement Agent Warrants are substantially the same as the warrants issued to the purchasers in the Financing.

Effective upon the Trigger Date, the exercise price of the Warrants shall be reduced to the lesser of (i) the then exercise price or (ii) 110% of the Reset Conversion Price (as described in “Description of Convertible Debentures” above). The Warrants are subject to adjustment for stock dividends and splits, subsequent rights offerings and pro rata distributions to our common stockholders. In addition, the Warrants are also subject to adjustment of the per share exercise price upon the disposition of shares of our common stock, or securities exercisable or convertible into common stock, at a price lower than the then-exercise price, such that the exercise price of the Warrants will be reduced to equal the lower effective price per share.

Transfer Agent

Our shares of common stock are issued in certificated form. The transfer agent and registrar for our common stock is Island Stock Transfer, Inc., 15500 Roosevelt Blvd., Suite 301, Clearwater, Florida 33760.

Anti-Takeover Provisions of Nevada State Law

Some features of the Nevada Revised Statutes, which are further described below, may have the effect of deterring third parties from making takeover bids for control of us or may be used to hinder or delay a takeover bid. This would decrease the chance that our stockholders would realize a premium over market price for their shares of common stock as a result of a takeover bid.

Acquisition of Controlling Interest

The Nevada Revised Statutes contain provisions governing acquisition of a controlling interest of a Nevada corporation. These provisions provide generally that any person or entity that acquires a certain percentage of the outstanding voting shares of a Nevada corporation may be denied voting rights with respect to the acquired shares, unless the holders of a majority of the voting power of the corporation, excluding shares as to which any of such acquiring person or entity, an officer or a director of the corporation, and an employee of the corporation exercises voting rights, elect to restore such voting rights in whole or in part. These provisions apply whenever a person or entity acquires shares that, but for the operation of these provisions, would bring voting power of such person or entity in the election of directors within any of the following three ranges:

•	20% or more but less than 33 1/3%;

•	33 1/3% or more but less than or equal to 50%; or

•	more than 50%.

The stockholders or board of directors of a corporation may elect to exempt the stock of the corporation from these provisions through adoption of a provision to that effect in the articles of incorporation or bylaws of the corporation. Our articles of incorporation and bylaws do not exempt our common stock from these provisions.

These provisions are applicable only to a Nevada corporation that:

•	has 200 or more stockholders of record, at least 100 of whom have addresses in Nevada appearing on the stock ledger of the corporation; and

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•	does business in Nevada directly or through an affiliated corporation.

These provisions may discourage companies or persons interested in acquiring a significant interest in or control of our company, regardless of whether such acquisition may be in the interest of our stockholders.

Combination with Interested Stockholder

The Nevada Revised Statutes contain provisions governing combination of a Nevada corporation that has 200 or more stockholders of record with an interested stockholder. A corporation affected by these provisions may not engage in a combination within three years after the interested stockholder acquires his, her or its shares unless the combination or purchase is approved by the board of directors before the interested stockholder acquired such shares. Generally, if approval is not obtained, then after the expiration of the three-year period, the business combination may be consummated with the approval of the board of directors before the person became an interested stockholder or a majority of the voting power held by disinterested stockholders, or if the consideration to be received per share by disinterested stockholders is at least equal to the highest of:

•	the highest price per share paid by the interested stockholder within the three years immediately preceding the date of the announcement of the combination or within three years immediately before, or in, the transaction in which he, she or it became an interested stockholder, whichever is higher;

•	the market value per share on the date of announcement of the combination or the date the person became an interested stockholder, whichever is higher; or

•	if higher for the holders of preferred stock, the highest liquidation value of the preferred stock, if any.

Generally, these provisions define an interested stockholder as a person who is the beneficial owner, directly or indirectly of 10% or more of the voting power of the outstanding voting shares of a corporation, and define combination to include any merger or consolidation with an interested stockholder, or any sale, lease, exchange, mortgage, pledge, transfer or other disposition, in one transaction or a series of transactions with an interested stockholder of assets of the corporation having:

•	an aggregate market value equal to 5% or more of the aggregate market value of the assets of the corporation;

•	an aggregate market value equal to 5% or more of the aggregate market value of all outstanding shares of the corporation; or

•	representing 10% or more of the earning power or net income of the corporation.

Liability and Indemnification of Directors and Officers

We have not entered into separate indemnification agreements with any of our directors or officers. The Nevada Revised Statutes provide us with the power to indemnify any of our directors and officers. The director or officer must have conducted himself/herself in good faith and reasonably believe that his/her conduct was in, or not opposed to, our best interests. In a criminal action, the director or officer must not have had reasonable cause to believe his/her conduct was unlawful.

Under applicable sections of the Nevada Revised Statutes, advances for expenses may be made by agreement if the director or officer affirms in writing that he/she believes he/she has met the standards and will personally repay the expenses if it is determined the officer or director did not meet the standards.

Our Bylaws include certain indemnification provisions under which we are required to indemnify any of our current or former directors or officers against all costs, charges and expenses, including an amount paid to settle an action or satisfy a judgment, actually and reasonably incurred by him or them including an amount paid to settle an action or satisfy a judgment inactive criminal or administrative action or proceeding to which he is or they are made a party by reason of his or her being or having been a director of the Company. In addition, our Articles of Incorporation provide that the no director or officer of the Company shall be personally liable to the Company or any of its stockholders for damages for breach of fiduciary duty as a director or officer involving any act or omission of any such director or officer; provided, however, that these provisions do not eliminate or limit the liability of a director or officer (i) for acts or omissions which involve intentional misconduct, fraud or knowing violation of the law, or (ii) the payment of dividends in violation of Section 78.300 of the Nevada Revised Statutes. In addition, if Section 2115 of the California Corporations Code is applicable to us, certain laws of California relating to the indemnification of directors, officer and others also will govern.

At present, there is no pending litigation or proceeding involving any of our directors or officers regarding which indemnification is sought, nor are we aware of any threatened litigation that may result in claims for indemnification. We also maintain insurance policies that indemnify our directors and officers against various liabilities, including liabilities arising under the Securities Act, which might be incurred by any director or officer in his or her capacity as such.

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Insofar as indemnification for liabilities arising under the Securities Act may be permitted for our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event a claim for indemnification against such liabilities (other than payment by us for expenses incurred or paid by a director, officer or controlling person of ours in successful defense of any action, suit, or proceeding) is asserted by a director, officer or controlling person in connection with the securities being registered, we will, unless in the opinion of our counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction, the question of whether such indemnification by it is against public policy in the Securities Act and will be governed by the final adjudication of such issue.

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MARKET PRICE OF AND DIVIDENDS ON COMMON STOCK AND RELATED MATTERS

Market Information

Our common stock was quoted through the facilities of the OTC Bulletin Board (“OTCBB”) from April 1, 2009 until July 6, 2009 under the symbol “LDMI.OB”. On July 6, 2009, quotation of our shares of common stock on the OTCBB ceased due to our failure to comply with Rule 15c2-11 of the Exchange Act. On February 25, 2010 our shares were again cleared for quotation on the OTCBB under the symbol “LDMI.OB.” On November 23, 2011, in connection with our name change to Stevia First Corp., our symbol changed “STVF”. However, no shares of our common stock traded on the OTCBB or any other over-the-counter market prior to March 5, 2012. Our common stock is currently quoted on the OTC Market Group QB tier, or OTCQB, under the symbol “STVF.” There is no established public trading market for our common stock. The liquidity of our shares on the OTCQB market is extremely limited, and prices quoted may not be a reliable indication of the value of our common stock.

The following table sets forth the range of reported high and low closing bid quotations for our common stock for the fiscal quarters indicated as reported by the OTCBB or the OTCQB, as applicable.

	High	Low

Fiscal 2011
First Quarter ended June 30, 2010*	—	—
Second Quarter ended September 30, 2010*	—	—
Third Quarter ended December 31, 2010*	—	—
Fourth Quarter ended March 31, 2011*	—	—

Fiscal 2012*
First Quarter ended June 30, 2011*	—	—
Second Quarter ended September 30, 2011*	—	—
Third Quarter ended December 31, 2011*	—	—
Fourth Quarter ended March 31, 2012#	3.23	0.10

Fiscal 2013*
First Quarter ended June 30, 2012	2.47	0.40
Second Quarter ended September 30, 2012	0.711	0.2301
Third Quarter ended December 31, 2012	0.60	0.30
Fourth Quarter ending March 31, 2013 (through February 14, 2013)	0.66	0.34

# There was no market for our common stock during portions of this period

* There was no market for our common stock during this period.

Transfer Agent

The transfer agent and registrar for our common stock is Island Stock Transfer, Inc., 15500 Roosevelt Blvd., Suite 301, Clearwater, Florida 33760.

Holders of Common Stock

As of February 14, 2013, there were 22 holders of record of our common stock, not including an indeterminable number of stockholders whose shares are held in street or “nominee” name. As of such date, 54,774,824 shares of common stock were issued and outstanding.

Dividends

We have never declared or paid any cash dividends or distributions on our capital stock. We currently intend to retain our future earnings, if any, to support operations and to finance expansion and we do not anticipate paying any cash dividends on our common stock in the foreseeable future.

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Securities Authorized for Issuance under Equity Compensation Plans

On February 3, 2012, our Board of Directors approved and adopted the Stevia First Corp. 2012 Stock Incentive Plan (the “2012 Plan”), and a majority of stockholders of the Company executed a written consent approving and adopting the 2012 Plan. Under the 2012 Plan, we are authorized to issue up to 5,000,000 shares of our common stock in stock incentive awards to employees, directors and consultants.

Except as listed in the table below, as of March 31, 2012, we do not have any equity based plans, including individual compensation arrangements that have not been approved by our stockholders. The following table provides information as of March 31, 2012 with respect to our equity compensation plans:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights	Weighted-average exercise price of outstanding options, warrants and rights	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
	(a)	(b)	(c)
Equity compensation plans approved by security holders	2,100,000	$0.10	2,900,000	(1)
Equity compensation plans not approved by security holders	—	$—	—

Total	2,100,000	$0.10	2,900,000

(1)	As of March 31, 2012, 2,900,000 shares of our common stock remained available for future issuance pursuant to the 2102 Plan.

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MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion should be read in conjunction with the financial statements and the related notes contained elsewhere in this prospectus. In addition to historical information, the following discussion contains forward looking statements based upon current expectations that are subject to risks and uncertainties. Actual results may differ substantially from those referred to herein due to a number of factors, including but not limited to risks described in the section entitled “Risk Factors” and elsewhere in this prospectus.

Company Overview

We were incorporated in the State of Nevada on June 29, 2007 and commenced operations as a development stage exploration company. On October 10, 2011, we completed a merger with our wholly-owned subsidiary, Stevia First Corp., whereby we changed our name from “Legend Mining Inc.” to “Stevia First Corp.” As a result of our management change, the addition of key personnel, and the lease of property for laboratory and office space and agricultural land in California, we are pursuing our new business as an agricultural biotechnology company engaged in the cultivation and harvest of stevia leaf and the development of stevia products. We are in the early stages of establishing a vertically-integrated enterprise that controls the process of stevia extract production using biotechnological methods including fermentation, or uses traditional farming, cultivation, and extraction from the stevia plant, and which also develops, markets, and sells stevia consumer products.

Our common stock is currently quoted on the OTC Market Group’s OTCQB tier under the symbol “STVF.” No shares of our common stock traded until March 5, 2012 and there is only a limited trading market for our common stock.

Plan of Operations

We have not yet generated or realized any revenues from our business operations. In their report on the annual consolidated financial statements for the fiscal year ended March 31, 2012, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. This means that there is substantial doubt that we can continue as an on-going business unless we obtain additional capital or generate sufficient cash from our operations. We do not expect to generate cash from our operations for the foreseeable future. The continuation of our business is dependent upon our ability to obtain loans or sell securities to new and existing investors.

As described further under the heading “Liquidity and Capital Resources” below, (i) on January 31, 2012, we issued a $250,000 convertible debenture to an investor in a private placement (the “January Private Placement”) and (ii) on February 7, 2012, we entered into a subscription agreement (the “February Subscription Agreement”) with one investor, pursuant to which such investor irrevocably agreed to pay us $1,250,000 over a 12 month period beginning on March 1, 2012, in consideration for our issuance of 625,000 shares of common stock and convertible debentures with an aggregate principal amount of $625,000. On May 22, 2012, we received advance payment from the investor for all remaining tranches under the February Subscription Agreement and issued the remaining shares of common stock and convertible debentures thereunder. On October 29, 2012, we entered into a Securities Purchase Agreement with two investors providing for the issuance and sale of an aggregate of $500,000 in convertible debentures and warrants to purchase 1,000,000 shares of our common stock, for proceeds to us of $500,000. The financing closed on November 1, 2012. After deducting for fees and expenses, the aggregate net proceeds from the sale of the debentures and warrants were approximately $445,000.

Our current strategy is to build a vertically integrated stevia enterprise in North America through our internal research and development, cultivation of stevia in California’s Central Valley, product development activities combined with acquiring rights to additional intellectual property and land suitable for stevia production, and forming alliances with leading California growers, current manufacturers and distributors of high-grade but low-cost stevia extracts with superior taste profiles. We are focused on the production of stevia extract through use of fermentation technologies, the production of stevia extract through California stevia leaf production, the development of consumer stevia products such as a tabletop sweetener, and more broadly at building a vertically-integrated stevia enterprise in the United States.

We have begun development of a stevia consumer product utilizing stevia extract purchased from other suppliers until we are able to produce our own stevia extract. Operations related to stevia product development include the formulation and testing of a stevia tabletop sweetener. We plan to initiate consumer product testing in the first half of 2013. Assuming favorable results from our consumer product testing efforts, we would expect to release our planned tabletop sweetener product in 2013 and generate revenues from this proposed product as soon as the second half of 2013. We expect additional expenses related to this development work to be approximately $30,000, costs for initial manufacturing runs and distribution of the product to be approximately $20,000, and that each of these activities would be funded internally.

Our present operations primarily consist of research and development related to stevia extract production through use of biotechnology or fermentation, including the directed conversion of steviol, undesirable steviol glycosides, or low-cost substrates to high-value and desirable steviol glycosides such as Rebaudioside A (“Reb A”) that are sweet and normally present within the stevia leaf. Operations related to production of stevia extract through fermentation include microbial strain development and characterization work. Prior to the launch of California-produced stevia extract, we will need to achieve certain operational milestones, including but not limited to further microbial strain development, fermentation process development and optimization, work which we currently estimate to cost $250,000. Assuming our research and development efforts are successful, we would seek manufacturing capacity with contract manufacturers and regulatory approvals for products developed using these methods, which we currently estimate would cost $750,000. Assuming our research and development and regulatory approval efforts are successful, we expect the first revenues on sales of products resulting from use of our biotechnological or fermentation work could occur in 2014. However, we will require additional investment obtained through additional funding from our stockholders and other qualified investors in order to complete these milestones, and for initial commercialization as described will also require the availability of contract manufacturing capacity on desirable terms from outside companies. We may be unsuccessful in our development and commercialization of stevia extracts using biotechnology or fermentation methods, and may never commercialize any related product, generate revenue, or become profitable.

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To a lesser extent, our present operations also consist of pursuing traditional industry means of stevia extract production, including stevia crop cultivation, harvest, and extraction of steviol glycosides from the stevia leaf., Operations related to production of stevia extract through traditional means include establishing stevia field trial production outputs, and development and scale-up of stevia leaf extraction and processing methods, work which we currently estimate will cost $250,000 and which we expect to complete in the second half of 2013. Provided research and development is successful, and we still plan to pursue traditional industry means of stevia extract production, we would seek to expand stevia leaf production through contract stevia growers, seek contract processing capacity with operators of extraction facilities, and obtain any necessary regulatory approvals for these stevia extracts and processing facilities, work which we currently estimate to cost $250,000. If these efforts prove successful, we expect the first revenues on sales of California stevia extract could occur in 2014. However, we will require additional investment obtained through additional funding from our stockholders and other qualified investors in order to complete these milestones, and for initial commercialization of California stevia extract as described will require the participation of local growers and the availability of contract extraction facilities on desirable terms. We may be unsuccessful in our development and commercialization of stevia extracts using traditional industry means, and may never commercialize any related product, generate revenue, or become profitable.

Over the 12 months following the date of this prospectus, we expect to continue to review potential acquisitions and alliances, and to increase the scale of research and development operations. We currently have two full-time employees and three part-time employees. Total expenditures over the next 12 months are expected to be approximately $1,500,000. After giving effect to the funds raised in the recent private placements, as of the date of this prospectus we expect to have sufficient funds to operate our business for at least 6 months. However, our estimate of total expenditures could increase if we encounter unanticipated difficulties. In addition, our estimates of the amount of cash necessary to fund our business may prove to be wrong, and we could spend our available financial resources much faster than we currently expect. If we cannot raise the money that we need in order to continue to develop our business, we will be forced to delay, scale back or eliminate some or all of our proposed operations. If any of these were to occur, there is a substantial risk that our business would fail. We expect to continue to seek funding from our stockholders and other qualified investors in order to pursue our business plan. We do not have any arrangements in place for any future financing. Sources of additional funds may not be available on acceptable terms or at all.

As further discussed in “Liquidity and Capital Resources” below, we will need to raise additional funds in order to continue operating our business.

Critical Accounting Policies

Our financial statements and accompanying notes have been prepared in accordance with United States generally accepted accounting principles applied on a consistent basis. The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.

We regularly evaluate the accounting policies and estimates that we use to prepare our financial statements. In general, management’s estimates are based on historical experience, on information from third party professionals, and on various other assumptions that are believed to be reasonable under the facts and circumstances. Actual results could differ from those estimates made by management.

We believe the following critical accounting policies require us to make significant judgments and estimates in the preparation of our consolidated financial statements.

Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

It is management's opinion that all adjustments necessary for the fair statement of the results for the interim period have been made. All adjustments are of normal recurring nature, or a description is included of the nature and amount of any adjustments other than normal recurring adjustments.

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Stock-Based Compensation

We periodically issue stock options and warrants to employees and non-employees in non-capital raising transactions for services and for financing costs. We account for stock option and warrant grants issued and vesting to employees based on the authoritative guidance provided by the Financial Accounting Standards Board whereas the value of the award is measured on the date of grant and recognized over the vesting period. We account for stock option and warrant grants issued and vesting to non-employees in accordance with the authoritative guidance of the Financial Accounting Standards Board whereas the value of the stock compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) at the date at which the necessary performance to earn the equity instruments is complete. Non-employee stock-based compensation charges generally are amortized over the vesting period on a straight-line basis. In certain circumstances where there are no future performance requirements by the non-employee, option grants are immediately vested and the total stock-based compensation charge is recorded in the period of the measurement date.

The fair value of our common stock option and warrant grant is estimated using the Black-Scholes-Merton option pricing model, which uses certain assumptions related to risk-free interest rates, expected volatility, expected life of the common stock options, and future dividends. Compensation expense is recorded based upon the value derived from the Black-Scholes-Merton option pricing model, and based on actual experience. The assumptions used in the Black-Scholes-Merton option pricing model could materially affect compensation expense recorded in future periods.”

Recent Accounting Pronouncements

Management has evaluated the recently issued accounting pronouncements through the date of this report and has determined that their adoption will not have a material impact on the financial position, results of operations, or cash flows of the Company.

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Nine Months Ended December 31, 2012 Compared to Nine Months Ended December 31, 2011

Our net loss during the nine months ended December 31, 2012 was $1,772,035 compared to a net loss of $137,030 for the nine months ended December 31, 2011, an increase in net loss of $1,635,005. During the nine months ended December 31, 2012 and 2011, respectively, we did not generate any revenue.

During the nine months ended December 31, 2012, we incurred general and administrative expenses of $1,674,092 compared to $116,692 incurred during the nine months ended December 31, 2011 an increase of $1,557,400. General and administrative expenses generally include salary, rent; stock based compensation cost, financial and administrative contracted services and travel expenses. During the nine months ended December 31, 2012, we incurred $708,376 in stock based compensation, compared to $0 for the nine months ended December 31, 2011. In addition, during the nine months ended December 31, 2012, we incurred related party rent for $107,600 compared to $2,500 incurred during the nine months ended December 31, 2011, an increase of $105,100. During the nine months ended December 31, 2012, we incurred related party consulting fees of $0 compared to $9,000 incurred during the nine months ended December 31, 2011.

During the nine months ended December 31, 2012, we recorded interest expense in the amount of $122,421 compared to $6,803 for the nine months ended December 31, 2011.

We recorded a gain of $107,004 related to the conversion of notes payable and accrued interest for common stock on May 25, 2012. The notes and interest were converted at a price of $1.00 per share. The gain represents the difference between the conversion price and the trading price of our common stock on the conversion date.

During the period ended December 31, 2012, we recorded $78,458 of cost of offering relating to the issuance of certain of our convertible debentures and warrants.

On October 2012, we incurred non-cash costs of $523,458 relating to a derivative liability created upon issuance of certain warrants in conjunction with the $500,000 convertible debentures. These costs are being re-measured every reporting period subsequent to its issuance date. As of December 31, 2012, this amount was reduced by $234,321. This change in derivative liability is a non-cash benefit reported on the statement of operations.

The increase in net loss during the nine months ended December 31, 2012 compared to the nine months ended December 31, 2011 is attributable primarily to higher general and administrative expenses incurred in the transition of our business from one with nominal operations to an agricultural biotechnology company engaged in the cultivation and harvest of stevia leaf and the development of stevia products, including expenses related to consulting and professional fees as we underwent a change of control and management as well as a name change and forward stock split. In addition, we instituted a stock incentive plan and granted options to employees and consultants, which has resulted in an increase in stock-based compensation expenses, and incurred non cash charges relating to the change in fair value of our derivative liability.

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Fiscal Years Ended March 31, 2012 and March 31, 2011

The following table sets forth our results of operations for the years ended March 31, 2012 and 2011.

			From July 1,
			2007
	Twelve Months Ended		(Inception) to
	March 31,		March 31,
	2012	2011	2012

Revenues	$-	$-	$-

Operating Expenses:

General and Administrative	1,127,402	1,137	1,129,180
Leasehold Impairment Expense	38,091	-	38,091
Mineral Properties	-	-	12,228
Professional fees	120,437	25,582	205,920
Related Party Rent	8,500	-	8,500
Related Party Consulting Fee	6,000	5,000	11,000
Loss from operations	(1,300,430)	(31,719)	(1,404,919)

Other expenses
Foreign currency translation	(2,523)	-	(2,523)
Interest expense	(18,300)	(3,556)	(24,073)
Loss before income taxes	(1,321,253)	(35,275)	(1,431,515)
Provision for income taxes	-	-	-
Net loss from continuing operations	$(1,321,253)	$(35,275)	$(1,431,515)

Loss per share - Basic and diluted	$(0.03)	$(0.00)
Weighted Average Number of Common Shares Outstanding	51,451,096	51,450,000

Our net loss during the fiscal year ended March 31, 2012 was $1,321,253 compared to a net loss of $35,275 for the fiscal year ended March 31, 2011 (an increase in net loss of $1,285,978). During the fiscal year ended March 31, 2012 and 2011, respectively, we did not generate any revenue.

During the fiscal year ended March 31, 2012, we incurred general and administrative expenses in the aggregate amount of $1,127,402 compared to $1,137 incurred during the fiscal year ended March 31, 2011 (an increase of $1,126,265). General and administrative expenses generally include corporate overhead, salaries and other compensation costs, financial and administrative contracted services, marketing, consulting costs and travel expenses. In addition, during the fiscal year ended March 31, 2012, we incurred related party consulting fees paid to Tao Chen, the Company’s former Chief Executive Officer, in the amount of $6,000 compared to $5,000 incurred during the fiscal year ended March 31, 2011 (an increase of $1,000). During the fiscal year ended March 31, 2012, we incurred related party rent totaling $8,500 compared to $0 incurred during the fiscal year ended March 31, 2011 (an increase of $8,500). Also during the fiscal year ended March 31, 2012, we incurred stock-based compensation totaling $979,880 compared to $0 incurred during the fiscal year ended March 31, 2011.

This resulted in a loss of $1,300,430 during the fiscal year ended March 31, 2012 compared to a loss from operations of $31,719 during the fiscal year ended March 31, 2011.

During the fiscal year ended March 31, 2012, we recorded total other expenses consisting of interest expense and foreign currency translation in the amount of $18,300 and $2,523, respectively, compared to total other expenses consisting of interest expense and foreign currency translation recorded during the fiscal year ended March 31, 2011 in the amount of $3,556 and $0, respectively. This resulted in a net loss of $1,321,253 during the fiscal year ended March 31, 2012 compared to a net loss of $35,275 during the fiscal year ended March 31, 2011.

The increase in net loss during the fiscal year ended March 31, 2012 compared to the fiscal year ended March 31, 2011 is attributable primarily to higher general and administrative expenses incurred in the transition of our business from one with nominal operations to an agricultural biotechnology company engaged in the cultivation and harvest of stevia leaf and the development of stevia products, including expenses related to consulting and professional fees as we underwent a change of control and management as well as a name change and forward stock split. In addition, we instituted a stock incentive plan and granted options to employees and consultants, which has resulted in stock-based compensation expenses. The Company had no revenues during the fiscal year ended March 31, 2012.

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Liquidity and Capital Resources

Our financial statements have been prepared assuming that we will continue as a going concern and, accordingly, do not include adjustments relating to the recoverability and realization of assets and classification of liabilities that might be necessary should we be unable to continue in operation.

As of December 31, 2012, we had total current assets of $749,624. Our total current assets as of December 31, 2012 were comprised of cash in the amount of $595,963, a security deposit of $2,500, prepaid expense of $26,161, and advance payment on related party lease of $125,000. Our total current liabilities as of December 31, 2012 were $382,384 represented by derivative liability of $289,137, accounts payable and accrued liabilities of $83,657 and accounts payable to a related party of $9,590. As a result, on December 31, 2012, we had a working capital of $367,240.

As of December 31, 2012 our long term liabilities were $788,542, which consisted of convertible notes payable in the amount of $1,375,000, net of a discount of $586,458.

Recent Financings

On January 31, 2012, we issued a $250,000 convertible debenture to a single investor in the January Private Placement. The debenture bears interest at the rate of 6.0% per annum, payable semi-annually in arrears on June 30 and December 31 of each year beginning on June 30, 2012. The debenture is convertible at the holder’s option into our common stock at an initial conversion price of $0.50 per share. We may elect to make interest payments in common stock valued at the conversion price. The entire principal balance of the debenture is due and payable three years following its issuance unless earlier redeemed by us in accordance with its terms. We may repay the principal and interest owing under the debenture in common stock at maturity or upon redemption of the debenture. The debenture also provides for customary events of default which, if any of them occurs, would permit or require the principal of and accrued interest on the debenture to become or to be declared due and payable.

On February 7, 2012, we entered into the February Subscription Agreement pursuant to which, beginning on March 1, 2012, the investor thereunder irrevocably agreed to pay $1,250,000 in consideration for our issuance of 625,000 shares of our common stock and convertible debentures with an aggregate principal amount of $625,000. Pursuant to the terms of the February Subscription Agreement, the investor agreed to purchase such shares and such convertible debentures in five tranches, for proceeds to us of $250,000 per tranche, under the following schedule: (i) on March 1, 2012, 125,000 shares of common stock and a $125,000 debenture convertible into shares of our common stock at a conversion price of $0.65; (ii) on June 1, 2012, 125,000 shares of common stock and a $125,000 debenture convertible into shares of our common stock at a conversion price of $0.80; (iii) on September 1, 2012, 125,000 shares of common stock and a $125,000 note convertible into shares of our common stock at a conversion price of $0.95; (iv) on December 1, 2012, 125,000 shares of common stock and a $125,000 note convertible into shares of our common stock at a conversion price of $1.10; and (v) on March 1, 2013, 125,000 shares of common stock and a $125,000 note convertible into shares of our common stock at a conversion price of $1.25. The conversion price of the common stock underlying each of the convertible debentures is subject to adjustment upon a reclassification or other change in our outstanding common stock and certain distributions to all holders of our common stock, and the conversion prices for all tranches may be set to $1.50 in the event that funding does not occur pursuant to the defined schedule. On May 22, 2012, we received an advance payment of $850,000 from the investor under the February Subscription Agreement, which represented all remaining amounts owed by the investor under the February Subscription Agreement. After our receipt of the investor’s advance payment of $850,000, the investor has purchased common stock and convertible debentures under the February Subscription Agreement for total proceeds to us of $1,250,000.

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Each convertible debenture issued pursuant to the February Subscription Agreement bears interest at the rate of 6.0% per annum, payable semi-annually in arrears on June 30 and December 31 of each year, and is convertible at the holder’s option into our common stock at the applicable conversion price. We may elect to make interest payments in common stock valued at the conversion price. The entire principal balance of each debenture is due and payable three years following its date of issuance unless earlier redeemed by us in accordance with its terms. We may repay the principal and interest owing under each of the debentures in common stock at maturity or upon redemption of the debenture. The debenture also provides for customary events of default which, if any of them occurs, would permit or require the principal of and accrued interest on the debenture to become or to be declared due and payable.

On October 29, 2012, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with two investors providing for the issuance and sale of an aggregate of $500,000 in convertible debentures and warrants to purchase 1,000,000 shares of our common stock, for proceeds to us of $500,000. The financing closed on November 1, 2012. After deducting for fees and expenses, the aggregate net proceeds from the sale of the debentures and warrants were approximately $445,000. In this prospectus, we refer to this transaction as the Financing.

We are a development stage company and have not generated any revenue to date from our activities. We believe that if we do generate revenues in the foreseeable future, such revenues would be sparse and irregular and they would be less than necessary to carry our business forward without additional financing. We had cash in the amount of $595,963 as of December 31, 2012. As we discuss under the heading “Plan of Operations” above, our total expenditures over the next 12 months are expected to be approximately $1,500,000. After giving effect to the funds raised in the private placements we describe above, as of the date of this prospectus we expect to have sufficient funds to operate our business for at least 6 months. However, our estimate of total expenditures could increase if we encounter unanticipated difficulties. In addition, our estimates of the amount of cash necessary to fund our business may prove to be wrong, and we could spend our available financial resources much faster than we currently expect. If we cannot raise the money that we need in order to continue to develop our business, we will be forced to delay, scale back or eliminate some or all of our proposed operations. If any of these were to occur, there is a substantial risk that our business would fail. Management’s plans are to continue to seek funding from our stockholders and other qualified investors in order to pursue our business plan. We do not have any arrangements in place for any future financing. Sources of additional funds may not be available on acceptable terms or at all.

Net Cash Used in Operating Activities

We have not generated positive cash flows from operating activities. For the nine months ended December 31, 2012, net cash used in operating activities was $1,265,243 compared to net cash used in operating activities of $108,985 for the nine months ended December 31, 2011. This increase is due to the increase in our operations as we began transitioning to our new business as an agricultural biotechnology company during the second half of the fiscal year ended March 31, 2012. Net cash used in operating activities during the nine months ended December 31, 2012 consisted primarily of a net loss of $1,772,035 and an increase of $166,666 related to advance payments on related party lease, gain on settlement of debt of $107,004, and change in fair value of derivative liability of $234,321, offset by $708,376 related to stock-based compensation. Net cash used in operating activities during the nine months ended December 31, 2011 consisted of a net loss of $137,030 and increase of $2,374 on prepaid expense offset by $6,789 increase in accrued interest on loans and an increase of $24,630 for accounts payable and accrued liabilities and $5,548 increase for accounts payable to related party.

Net Cash Provided By Financing Activities

During the nine months ended December 31, 2012, net cash provided by financing activities was $1,330,000 compared to net cash provided by financing activities of $115,000 for the nine months ended December 31, 2011. Net cash provided from financing activities during the nine months ended December 31, 2012 was primarily attributable to our receipt of an advance payment of $850,000 from the investor under the February Subscription Agreement entered into on February 7, 2012, which represents all remaining amounts owed by the investor in connection with the February Subscription Agreement and the receipt of $500,000 from the issuance of convertible notes in November 2012.

Net Cash Used in Investing Activities

During the nine months ended December 31, 2012, net cash used in investing activities was $1,000 compared to net cash used in investing activities of $0 for the nine months ended December 31, 2011. Net cash used in investing activities during the nine months ended December 31, 2012 was solely a security deposit paid on a lease.

Loan Obligations

On May 24, 2012, we entered into note exchange agreements (each, a “Note Exchange Agreement”) with two holders of eleven separate outstanding promissory notes with an aggregate principal amount of $196,800 that were issued between December 23, 2008 and October 26, 2011. Pursuant to the Note Exchange Agreements, on May 25, 2012, all principal and accrued but unpaid interest under these outstanding promissory notes, totaling approximately $214,008, were canceled in exchange for our issuance to the holders of such notes of 214,008 shares of our common stock at a conversion rate of $1.00 per share.

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Going Concern Statement

We have not yet received revenues from sales of products or services, and have recurring losses from operations. The continuation of our company as a going concern is dependent upon our company attaining and maintaining profitable operations and raising additional capital. The financial statements do not include any adjustment relating to the recovery and classification of recorded asset amounts or the amount and classification of liabilities that might be necessary should our company discontinue operations.

Due to the uncertainty of our ability to meet our current operating expenses and the capital expenses noted above, in their report on the annual financial statements for the year ended March 31, 2012, our independent auditors included an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

The continuation of our business is dependent upon us raising additional financial support. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

Off-Balance Sheet Arrangements

None.

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DESCRIPTION OF THE BUSINESS

We were incorporated under the laws of the State of Nevada on June 29, 2007 as Legend Mining Inc. We commenced operations by issuing shares and acquiring a mineral property located in the Province of Saskatchewan, Canada. We were unable to keep the mineral claim in good standing due to lack of funding and our interest in the property expired. In September 2011, we entered into a lease for laboratory and office space in Yuba City, California, and since that time we have worked towards establishing our new business as an agricultural biotechnology company engaged in the cultivation and harvest of stevia leaf and the development of stevia products. On October 10, 2011, we completed a merger with our wholly-owned subsidiary, Stevia First Corp., whereby we changed our name from “Legend Mining Inc.” to “Stevia First Corp.” Also on October 10, 2011, we affected a seven (7) for one (1) forward stock split of authorized, issued and outstanding common stock. As a result, our authorized capital was increased from 75,000,000 shares of common stock with a par value of $0.001 to 525,000,000 shares of common stock with a par value of $0.001, and issued and outstanding shares increased from 7,350,000 to 51,450,000.

Our Current Business

In February 2012, we commenced operations as an agricultural biotechnology company engaged in the cultivation and harvest of stevia leaf and the development of stevia products. Our intent is to establish a vertically-integrated enterprise that controls the process of stevia production through fermentation-based methods or traditional stevia leaf production, and which develops, markets, and sells stevia products. We hope to capitalize on the California Central Valley region’s agricultural infrastructure to become California’s major producer of stevia. We are focused on the production of stevia extract through use of fermentation technologies, the production of stevia extract in California through traditional farming and leaf extraction, the development of consumer stevia products such as a tabletop sweetener product, and more broadly at building a vertically-integrated stevia enterprise in the United States.

We expect to develop operations in California that will include research and development related to stevia production through fermentation-based methods, stevia production through stevia farming, and stevia product formulation. Our business goals include:

•	Developing stevia production methods using fermentation-based methods;

•	Expanding the existing high-grade stevia supply chain with quality control and California stevia;

•	Achieving and maintaining low cost production of stevia through process innovation and vertical integration (from seed and seedling development through to leaf processing and stevia extraction);

•	Developing and cultivating stevia varieties with higher leaf yield and more content of better-tasting steviol glycosides, and developing high-quality stevia seeds; and

•	Developing the capacity needed to meet forecast customer demand.

In furtherance of these business goals, we expect to focus on the following activities during calendar years 2012 and 2013:

•	Increased staffing of our research and development facilities;

•	Completion of stevia field trials in California;

•	Completion of laboratory trials of stevia processing technologies, including those related to fermentation-based stevia production;

•	Developing a branding and marketing campaign for our stevia products geared towards both industry and consumers; and

•	Pursuing state and/or federal funding, or additional research and development collaborations, in order to further develop the stevia industry in California.

Our present operations consist of research and development related to stevia extract production, both through fermentation-based and traditional farm-based means, and separately the development of stevia consumer products.

Our present operations as an agricultural biotechnology company are aimed towards using fermentation or biotechnological approaches for stevia extract production, involving primarily the development and procurement of yeast and other microbial strains that may be useful for this purpose, characterization and validation of the growth and production characteristics of these strains, and planning for eventual processing scale-up, production, and extraction of steviol glycosides, the sweet constituents found in nature within the stevia leaf. We are currently working on developing microbial strains that produce steviol, steviol glycosides, or other molecules that could be economically-important and relevant to stevia extract production. We expect to have results from process optimization studies related to this development in the first half of 2013. In conjunction with this business goal, we are actively pursuing internal development and management of intellectual property related to the production of stevia using fermentation-based or biotechnological methods. We currently expect that further development, regulatory approval, and first revenues on sales of such products will occur in 2014.

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We have exclusive and worldwide rights to patents obtained through a license of these patents from Vineland Research and Innovations Centre (the “Vineland License”). The patent family includes an issued U.S. patent, an issued European Union patent, and an issued Canadian patent. These patents relate to microbial production of steviol and steviol glycosides. The Vineland License has an initial term of 10 years and may be renewed by us for additional two-year terms until all licensed patents have expired. Pursuant to the Vineland License, we agreed to total cash fees due and payable within the first year of $50,000, of which $25,000 were paid at signing. In addition to these cash fees, we will owe royalties of 0.5% of the sale price of products developed using the intellectual property, and in the third year and all subsequent years of the Vineland License the Company will owe a minimum annual royalty of $10,000.

Prior to the launch of stevia extract produced using fermentation processes, we need to achieve certain operational milestones, including but not limited to process development and optimization, processing methods scale-up for commercial production, regulatory approvals for processing facilities, and regulatory approvals of final products. We currently estimate that completion of these milestones will not occur until 2014 and that completion of necessary milestones for initial commercialization of stevia extract products produced using fermentation processes would require approximately $1,000,000 of additional investment that would need to be obtained through additional funding by our existing stockholders and other qualified investors.

We are also pursuing the production of California stevia extract produced using traditional industry means involving stevia crop production and leaf extraction. In order for commercialization of these products, we need to achieve additional milestones including stevia field trial production output, development and scale-up of leaf extraction methods, and any necessary regulatory approvals for processing facilities or products. We currently estimate that completion of these milestones will not occur until at least 2014 and that completion of necessary milestones for initial commercialization of California stevia extract will require approximately $500,000 of additional investment that would need to be obtained through additional funding by our existing stockholders and other qualified investors.

Our field operations include the management of stevia plantings, currently at field sites, propagation houses, or greenhouses. This work directly supports our stevia field trials in California, which are designed to provide data about potential crop yields and growing economics that are relevant to California’s Central Valley and our local growers. We expect to obtain interim data from field trials in the first half of 2013, and we expect more extensive data to be available beginning in the second half of 2013. However, these field trials are ongoing, and could result in other improvements, such as better stevia plant varieties or improved cultivation practices. While we could produce California stevia leaf in 2013 that is of significant quantity to justify commercial sales and revenue generation, selling stevia leaf to overseas stevia extract producers may not be economically viable in the long-term, and so our California leaf supply will instead be used to support research and development operations. Specifically, our field operations provide a ready supply of stevia leaf that can be used for development and scale-up of steviol glycoside extraction and processing methods.

We have initiated operations related to the development and launch of a stevia tabletop sweetener. This product is intended to be sold directly to consumers or through retail stores. Until we produce our own California stevia extract in sufficient quantities and obtain regulatory approval for this product, we will purchase and use stevia extracts that are commercially-available from other suppliers for use within our own branded tabletop sweetener products, and a similar strategy will be used with any other stevia products that we develop and launch in the near-term. We expect to initiate product testing and obtain product testing results in the first half of 2013, and depending on these results, may launch the tabletop sweetener product later in 2013. Assuming favorable product testing results, we expect to generate revenues in the second half of 2013 from the release of a tabletop sweetener product. As noted above, this product would not include our own stevia extract produced by fermentation or more conventional industry means. We expect additional expenses related to this development work to be approximately $30,000, costs for initial manufacturing runs and distribution of the product to be approximately $20,000, and that each of these activities would be funded internally.

We expect our total expenditures over the next 12 months to be approximately $1,500,000. After giving effect to the funds raised in our recent financings, as of the date of this prospectus we expect to have sufficient funds to operate our business over the next 6 months. However, our estimate of total expenditures could increase if we encounter unanticipated difficulties. In addition, our estimates of the amount of cash necessary to fund our business may prove to be wrong, and we could spend our available financial resources much faster than we currently expect. If we cannot raise the money that we need in order to continue to develop our business, we will be forced to delay, scale back or eliminate some or all of our proposed operations. If any of these were to occur, there is a substantial risk that our business would fail. We expect to continue to seek funding from our stockholders and other qualified investors in order to pursue our business plan. We do not have any arrangements in place for any future financing. Sources of additional funds may not be available on acceptable terms or at all.

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Recent Financings

January Subscription Agreement

On January 31, 2012, we issued a $250,000 convertible debenture to a single investor in the January Private Placement. The debenture bears interest at the rate of 6.0% per annum, payable semi-annually in arrears on June 30 and December 31 of each year beginning on June 30, 2012. The debenture is convertible at the holder’s option into our common stock at an initial conversion price of $0.50 per share. We may elect to make interest payments in common stock valued at the conversion price. The entire principal balance of the debenture is due and payable three years following its issuance unless earlier redeemed by us in accordance with its terms. We may repay the principal and interest owing under the debenture in common stock at maturity or upon redemption of the debenture. The debenture also provides for customary events of default which, if any of them occurs, would permit or require the principal of and accrued interest on the debenture to become or to be declared due and payable.

February Subscription Agreement

On February 7, 2012, we entered into the February Subscription Agreement pursuant to which, beginning on March 1, 2012, the investor thereunder irrevocably agreed to pay $1,250,000 in consideration for our issuance of 625,000 shares of our common stock and convertible debentures with an aggregate principal amount of $625,000. Pursuant to the terms of the February Subscription Agreement, the investor agreed to purchase such shares and such convertible debentures in five tranches, for proceeds to us of $250,000 per tranche, under the following schedule: (i) on March 1, 2012, 125,000 shares of common stock and a $125,000 debenture convertible into shares of our common stock at a conversion price of $0.65; (ii) on June 1, 2012, 125,000 shares of common stock and a $125,000 debenture convertible into shares of our common stock at a conversion price of $0.80; (iii) on September 1, 2012, 125,000 shares of common stock and a $125,000 note convertible into shares of our common stock at a conversion price of $0.95; (iv) on December 1, 2012, 125,000 shares of common stock and a $125,000 note convertible into shares of our common stock at a conversion price of $1.10; and (v) on March 1, 2013, 125,000 shares of common stock and a $125,000 note convertible into shares of our common stock at a conversion price of $1.25. The conversion price of the common stock underlying each of the convertible debentures is subject to adjustment upon a reclassification or other change in our outstanding common stock and certain distributions to all holders of our common stock, and the conversion prices for all tranches may be set to $1.50 in the event that funding does not occur pursuant to the defined schedule. On May 22, 2012, we received an advance payment of $850,000 from the investor under the February Subscription Agreement, which represented all remaining amounts owed by the investor under the February Subscription Agreement. After our receipt of the investor’s advance payment of $850,000, the investor has purchased common stock and convertible debentures under the February Subscription Agreement for total proceeds to us of $1,250,000.

Each convertible debenture issued pursuant to the February Subscription Agreement bears interest at the rate of 6.0% per annum, payable semi-annually in arrears on June 30 and December 31 of each year, and is convertible at the holder’s option into our common stock at the applicable conversion price. We may elect to make interest payments in common stock valued at the conversion price. The entire principal balance of each debenture is due and payable three years following its date of issuance unless earlier redeemed by us in accordance with its terms. We may repay the principal and interest owing under each of the debentures in common stock at maturity or upon redemption of the debenture. The debenture also provides for customary events of default which, if any of them occurs, would permit or require the principal of and accrued interest on the debenture to become or to be declared due and payable.

October 2012 Financing

On October 29, 2012, we entered into a Securities Purchase Agreement with two purchasers providing for the issuance and sale of an aggregate of $500,000 in convertible debentures (the “Debentures”) and warrants to purchase 1,000,000 shares of common stock, for gross proceeds to us of $500,000 (the “Financing”). The Financing closed on November 1, 2012. After deducting for fees and expenses, the aggregate cash net proceeds to us from the sale of the Debentures and warrants were approximately $445,000.

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The Debentures are non-interest bearing and mature two years following their issuance date. They provide for certain restrictive covenants and events of default which, if any of them occurs, would permit or require the principal amount of the Debentures to become or to be declared due and payable. The Debentures are convertible at the purchaser’s option into shares of our common stock at an initial conversion price of $0.50 per share, subject to adjustment for stock dividends and splits, subsequent rights offerings and pro rata distributions to our common stockholders. Upon the earlier of the effectiveness of a registration statement registering the shares issuable upon the conversion and exercise of the Debentures and warrants or the date such shares may be sold pursuant to Rule 144 under the Securities Act of 1933 (the “Securities Act”) without volume or manner-of-sale restrictions (such earlier date, the “Trigger Date”), the conversion price of the Debentures shall be reduced to the lesser of (i) the then conversion price or (ii) 90% of the average of the volume weighted average price of our common stock for the five trading days immediately prior to the Trigger Date, provided that the conversion price shall not be reduced to less than $0.35 per share (such adjusted conversion price, the “Reset Conversion Price”). We may force conversion of the Debentures into common stock if, at any time following the Trigger Date, the volume weighted average price of our common stock for each of any five consecutive trading days exceeds 120% of the Reset Conversion Price. The registration statement of which this prospectus forms a part is registering 428,572 shares of common stock that may become issuable if we are required to adjust the conversion price of the Debentures from the initial conversion price of $0.50 to $0.35, the lowest possible conversion price. However, we may not be required to make any such adjustment to the conversion price, or any required adjustment may result in a conversion price between $0.35 and $0.50. As a result, the additional shares may never become issuable by us.

Upon the closing of the Financing, pursuant to the Securities Purchase Agreement, each of the purchasers was issued a warrant to purchase up to a number of shares of common stock equal to 100% of the shares initially issuable upon conversion of such purchaser’s Debenture. The warrants have an initial exercise price of $0.70 per share, are exercisable immediately upon issuance and have a term of exercise equal to five years. Effective upon the Trigger Date, the exercise price of the warrant shall be reduced to the lesser of (i) the then exercise price or (ii) 110% of the Reset Conversion Price. The warrants are subject to adjustment for subsequent sales by us of common stock, or securities exercisable or convertible into common stock, at a price lower than the then-exercise price, as well as for stock dividends and splits, subsequent rights offerings and pro rata distributions to our common stockholders.

Effective upon the closing of the Financing, we issued warrants to purchase 80,000 shares of our common stock to Dawson James Securities, Inc. (“Dawson”) as placement agent for the Financing (the “Placement Agent Warrants” and together with the warrants issued to the purchasers in the Financing, the “Warrants”). The Placement Agent Warrants have an exercise price of $0.625 per share and a term of five years and are exercisable immediately. The other terms of the Placement Agent Warrants are substantially the same as the warrants issued to the purchasers in the Financing.

Effective November 1, 2012, we entered into a Registration Rights Agreement (the “Registration Rights Agreement”) with the purchasers in the Financing. Under the Registration Rights Agreement and our placement agent agreement with Dawson, we are required to file a registration statement within 30 days following the closing of the Financing to register the resale of the shares of common stock underlying the Warrants and Debentures. Our failure to meet the filing deadlines and other requirements set forth in the Registration Rights Agreement may subject us to the payment of substantial financial penalties. The shares of common stock to be registered on the registration statement of which this prospectus forms a part include all of the shares of common stock currently issuable upon the exercise of the Warrants or conversion of the Debentures.

California’s Central Valley

Initially we intend to conduct most of our operations in or around Yuba City, California, which is located in California’s Central Valley. The Central Valley area produces more than $13 billion worth of food products annually and offers an ideal combination of land-base, climate and agro-industrial expertise and infrastructure. Our headquarters are currently located in Yuba City in the heart of the Central Valley. This location should provide ready access to talent from University of California, Davis, one of the leading agricultural research universities in the United States, and the rich talent pool of scientists, agronomists, agricultural innovators and equipment suppliers in the area.

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About Stevia

History of Stevia Production and Commercialization

Stevia rebaudiana, popularly known as stevia, is a plant from the chrysanthemum family that is native to Paraguay. South American natives have used stevia as a sweetener in its raw, unprocessed form for hundreds of years. They call it “k’aa h’ee,” which means sweet leaf or honey leaf. The small green plant’s leaves have a taste that can be 30 times sweeter than sugar.

Stevia is commercially produced in temperate regions of the world where it can be grown as a perennial crop. Stevia has been grown commercially in Brazil, Paraguay, Uruguay, parts of Central America, Thailand, China, and, in recent years, the United States. Most commercial stevia production now takes place in China, where growing conditions are favorable and labor costs support what has historically been a labor-intensive activity. According to an Equity Development report on PureCircle in January 2010, China then had some 32,000 hectares of stevia under cultivation, accounting for approximately 80% of global stevia production. According to PureCircle in their 2010 annual report, at mid-2010, total global leaf for the 2010 harvest was estimated at 70,000 to 100,000 tons. This was an increase of some 1,000% to 1,500% since 2002.

Since the 1970s, stevia has been used widely in Japan and has achieved high market penetration. It was demand from Japan that led to its cultivation in China for commercial use. Prior to 2008, stevia had been sold in the United States as a supplement, primarily in the natural foods industry. Following the issuance of the U.S. Food and Drug Administration’s (“FDA”) first no objection letter on December 17, 2008, various Rebaudioside A (“Reb A”) extracts or steviol glycoside extracts, including those of 97% Reb A purity (referred to as “Reb A 97”), and 95% purity (referred to as “Reb A 95”), have been “generally recognized as safe” (“GRAS”) and permitted for use as sweeteners for food and beverages in the United States. The world’s second largest market for high-intensity sweeteners, the European Union, adopted regulations to approve stevia extract for use in in November 2011.

In the United States, the primary market for our potential products, 25 or more stevia products have received GRAS approval, including Reb A products and also refined mixtures of steviol glycosides. All of these products use traditional industry means for obtaining steviol glycosides, including the cultivation of the stevia plant and extraction of steviol glycosides from the stevia leaf. Of these products, none appear to involve directed production of steviol from lower-cost substrates using fermentation, enzymatic, or other biotechnological processes. Certain products appear to use industrial enzymes for use with leaf extraction, and three products appear to use industrial enzymes for modification of steviol glycoside mixtures. No products appear to involve the directed production of Reb A, currently the industry-leading steviol glycoside, from lower-cost substrates using fermentation, enzymatic, or otherwise biotechnological processes.

Steviol Glycoside Compounds

Stevia leaves contain nine to 12 compounds called steviol glycosides, which taste sweet but have no calories. These steviol glycosides are responsible for the sweet taste of the leaves of the stevia plant and are 30 times sweeter than sugar when in raw form. When refined, the steviol glycosides can reach sweetness levels 200 to 300 times greater than those of sugar, and range in sweetness from 40 to 300 times sweeter than sucrose. They are heat-stable, pH-stable, and do not ferment. They do not induce a glycemic response when ingested, making them attractive as natural sweeteners to diabetics and others on carbohydrate-controlled diets.

The steviol gylocoside compound Reb A is the sweetest of the steviol glycosides. Historically, stevia was not processed to a high extract purity level, and as a result suffered from aftertaste or bitterness, which some have described as a licorice-like taste. However, isolating the glycoside Reb A has decreased this aftertaste. The GRAS notification issued by the FDA initially applied only to extracted and refined stevia of at least Reb A 95. Advanced stevia processing capabilities now enable the extraction of highly purified Reb A, at 97% and higher. In all or nearly all stevia extract products today, Reb A is extracted from the leaves and then purified for use in food and beverages.

Reb A and Stevia Cultivation

Developing a variety of stevia leaf with significantly higher Reb A content would allow for larger volumes of high-grade stevia extract with lower raw material (leaf) costs. Furthermore, the higher the Reb A content of a raw stevia leaf, the less costly the downstream processing activities required to increase its purity. One focus of our operations will be to develop varieties of stevia with high sugar content in general, or high Total Stevia Glycosides (“TSG”), and in particular, high Reb A content. TSG and Reb A content increase as the plant matures, concentrating over time with sunlight. However, TSG declines when the plant flowers. Delaying flowering is key to allowing the plants to achieve higher Reb A content in the leaf and giving them more time to produce leaves prior to harvesting.

The stevia plant is photoperiod sensitive, which means that it depends on a particular day-length to initiate flowering and other stages of development. Stevia’s native range is 15 degrees to 25 degrees latitude, and passes through distinct stages with the seasons. TSG concentrates with vegetative growth in the longer days of summer. Typically the plant flowers when the length of the day shortens. In general, any undue stress will initiate flowering. This makes latitude, time of planting, and source of propagation key factors to commercial success. In recent years, growers have begun cultivating stevia farther from the equator to take advantage of longer summer days that promote higher TSG and Reb A content. Virtually all the commercial production today is between 15 and 45 degrees latitude. Yuba City, California is located at approximately 39 degrees latitude.

Stevia is native to semi-humid, sub-tropical climates where temperatures typically range from 21° F to 110° F. While tolerant of mild frost, hard frosts will kill the roots of the plant. Although stevia grows well on infertile, acid soils, it can also be cultivated on more neutral soils. The range of average temperature highs and lows in Yuba City, California is 39°F to 97°F.

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From Stevia Leaf to Extract

Stevia is commercialized as dry leaf, concentrated liquid, pulverized leaves or white concentrated powder. The liquid and the pulverized leaf have a light herbal aftertaste. The concentrated liquid is approximately 70 times sweeter than sugar and is often added to milk, tea, coffee or chocolate. The pulverized leaf is 30 times sweeter than sugar. The white concentrated powder is 150 times sweeter than sugar. If the white concentrated powder is refined into Reb A, its crystals are 200 to 300 times sweeter than sugar. The cost of producing or acquiring dry leaf currently accounts for an estimated 70% of the costs involved in traditional stevia extract production.

Stevia Extract from Fermentation-based or Biotechnological Production Methods

Certain companies and research groups have recently investigated the potential for stevia extract to be produced through natural methods that mimic the biosynthesis of steviol glycosides within the stevia plant. In doing this, steviol glycosides can potentially be produced in yeast or plant cells using directed fermentation and related biotechnological methods so as to better control the blend of steviol glycosides in the final product. This could be done starting with low-cost plant materials, or crude stevia extract, and if such a process is able to scale effectively it could produce a superior tasting stevia extract that contains few impurities and be more economical than current methods that rely upon complex stevia farming and extraction methods.

As of January 2013, three companies have obtained or sought GRAS approval in the United States for use of industrial enzymes as processing aids to modify crude stevia extract obtained from stevia leaves. It should be noted that such a processing aid can improve the taste of certain steviol glycosides, but it does not enable the production of steviol or steviol glycosides from other substrates, and it does not enable the directed production or purification of Reb A.

Because there is significant inherent variability in farming production, fermentation-based methods may become a more reliable and scalable method of stevia production. This may be particularly true for Reb A extracts, which are typically present in very low levels within the stevia leaf, and therefore require a large amount of stevia leaf production to be used in extraction processes. In addition, due to the stevia leaf being a complex mixture of various compounds, many impurities still remain after extraction that may contain off-tastes. This necessitates the use of further processing and purification steps, which add to the cost of the stevia extract, and that may not be entirely successful or consistent in removing off-tastes within the final product. So, a process that eliminates or greatly reduces such impurities may provide a superior tasting product. If low-cost sugars or other low-cost plant materials are able to be converted into steviol glycosides at large volumes, stevia extracts may not only be better tasting but also more readily available and have lower production costs.

Such methods rely upon knowledge and characterization of the genes and enzymes that play a role in the biosynthesis of steviol glycosides within the stevia leaf. In 2007, Brandle, et. al. in Phytochemistry , state that it had been over 40 years since the first insights into the biosynthesis of steviol glycosides were published, and that only a limited understanding of the enzymes involved existed as of 1999. But, over the next seven years, all of the gene in the pathway, except one, were cloned and sequenced and many of them functionally characterized. The only gene remaining that Brandle et. al. refers to is the kaurenoic acid 13-hydroxylase, an enzyme that helps produce steviol. Some genes called glucosyltransferases had been characterized by Richman et. al. in Plant , and these enzymes enable the conversion of steviol to the sweet steviol glycoside compounds.

The Global Sweetener Industry

The value of the global sweetener market in 2009, dominated by sugar, was estimated at US$58.3 billion, as reported by Reuters. According to Mintel’s 2011 report on Stevia and Natural Sweeteners, stevia is one of the fastest-growing newcomers in the $6 billion estimated sugar substitute market. This includes artificial chemical sweeteners as well as naturally derived non-caloric sweeteners.

There are two main segments of the global sweetener market: “nutritive” sweeteners, including sugar and high fructose corn syrup, which contain calories; and “non-nutritive” sweeteners, which are low- or zero-calorie sweeteners, and include zero-calorie high intensity artificial sweeteners such as aspartame and sucralose, as well as naturally derived sweeteners such as stevia. According to Mintel, sugar and high fructose corn syrup comprise 80% of the sweetener market and are growing in-line with population expansion, whereas non-nutritive sweeteners are projected to grow at 5% a year between 2008 and 2015. Artificial non-nutritive sweeteners have dominated the non-nutritive sweetener market, but the trend is toward natural sweeteners, according to the Mintel report. The artificial sweetener market is expected to grow 5.5% annually through 2015, according to a July 2007 report by Global Industry Analysts on Artificial Sweeteners.

Traditional Nutritive Sweeteners

Sugar

Most governments subsidize the farming of sugar cane or sugar beet and related refinery costs because they consider sugar to be a necessity as a nutritive sweetener. Farmers producing either sugar cane or sugar beet in Europe and the United States have subsidies available to them. Sugar subsidies pose a major barrier to the widespread use of other sweeteners.

While widely used, over-consumption of sugar carries risks. A 2011 report from the USDA found that sweetener deliveries for 2010 were 131.9 pounds per capita. It is believed that the increased consumption of sugar and sweeteners has contributed to increased rates of obesity, diabetes and other health related issues. In recent years, these concerns have stimulated a demand in the market for alternatives to sugar and especially non-nutritive sweeteners, a trend that is occurring globally.

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Even with increased concern about the adverse health effects of over consumption of sugar, there is a separate concern about a looming shortfall in the world’s sugar supply. The price of sugar rose from about $0.10 per lb. to more than $0.60 per lb. over the last 10 years. And global sugar consumption is forecast to rise by more than 50% to nearly 260 million tons by 2030, according to Mintel and the World Health Organization.

High Fructose Corn Syrup

A modified form of corn syrup with an increased fructose level, high fructose corn syrup (“HFCS”) typically contains either 42% or 55% fructose, with the remaining sugars being primarily glucose and higher sugars. Since fructose is sweeter than glucose, the syrup’s overall sweetness can be increased. This results in a more cost-effective use over sugar in food processing. Since HFCS’s caloric content is equivalent to that of sugar, it raises the same health concerns to consumers and industry. In addition, the human body metabolizes fructose differently than it does glucose. Fructose does not trigger the release of appetite suppressing endorphins, leading some to hold the view that the high consumption of HFCS is associated with contributing to increasing rates of obesity.

Sugar Substitutes

Non-nutritive sweeteners, sometimes referred to as “artificial sweeteners” or “high-intensity sweeteners,” are generally synthesized by chemical processes and have a higher degree of sweetness than nutritive sweeteners. Non-nutritive sweeteners have low or no caloric content and do not include fermentable carbohydrates, preventing the creation of acids through oral bacteria that causes tooth decay. The low calorie content allows diabetic patients to enjoy the taste of regular sugar without adding calories to their diet while assisting in weight management to prevent heart diseases and obesity. Increasing diabetic patient population, surging risks of heart diseases, and health-conscious populace are major factors driving growth in artificial sweeteners market. Demand for artificial sweeteners is expected to be stimulated by weight reduction efforts, attempts to develop foods for diabetic patients and others who need to cut sugar intake, and worries over dental cavities.

Non-nutritive sweeteners are used in variety of products including dairy products, bakery products, confectioneries, snacks, salad dressings, beverages as well as cosmetics and pharmaceuticals. Beverages, notably diet soft drinks, are the principal market for non-nutritive sweeteners. The Coca Cola Company and PepsiCo, for example, are major purchasers and users of aspartame, a popular high-intensity sweetener, often used in diet sodas. Growth in this market is largely affected by the ongoing trends in the end-user industry.

The United States dominates the world non-nutritive sweeteners market, with Europe and Asia-Pacific trailing the U.S. in sales. The three principal markets collectively account for the vast majority of the global artificial sweeteners market and the Asia-Pacific region is projected to be the fastest growing regional market for artificial sweeteners, with a compound annual growth rate of more than 3.0% over the analysis period, according to a 2007 Global Industry Analysts report. The market is likely to be affected by lower prices, entry of new players, particularly of the players operating in developing nations, expiry of patents protection and growing concerns about the usage of artificial sweeteners. This is paving way for the increased usage of various natural non-nutritive sweeteners such as stevia.

Sucralose

Produced by Tate & Lyle plc. under the brand name Splenda®, sucralose is now found in more than 4,500 products. Developed in the 1970s, sucralose is 600 times sweeter than sugar, heat stable and dissolvable in water. Sucralose is manufactured by chemically altering a sugar molecule and substituting three chlorine atoms for three hydrogen-oxygen groups. The use of chlorine molecules in sucralose has raised health concerns because they are used as the base of many pesticides. According to Tate & Lyle plc. in 2012, SPLENDA® has a 26% share of the high intensity sweetener market by value, making Tate & Lyle the largest single high intensity sweetener manufacturer in the world, and that by volume, SPLENDA® Sucralose accounts for 89% of the global sucralose market.

Aspartame

One of the most widely used high-intensity sweeteners in the food and beverage industry, aspartame was discovered in 1967 and approved by the FDA in 1981. It is about 200 times sweeter than sugar, but is not heat-stable and so is not suitable for baking or cooking. Aspartame is, however, found widely in diet colas and also in some breakfast cereals, desserts and chewing gum. In the United States, Aspartame is marketed under the brand names Equal™ and NutraSweet™. Global demand for aspartame is expected to grow below the industry average due to rising safety concerns and competition from sucralose in food and beverage applications.

Polyols

Polyols, or sugar alcohols, are produced by hydrogenation or fermentation of different carbohydrates. A few of the more common types of polyols include maltitol, erythritol, sorbitol, isomalt and xylitol. Most polyols occur naturally in vegetables, fruits and mushrooms, and are also regularly present in fermented foods such as wine or soy sauces. Polyols are not generally considered non-nutritive sweeteners because they contain calories, although they do contain fewer calories than sugar. In addition, they are not considered high-intensity sweeteners, as they are no sweeter than sugar and may even be less sweet. They are added to foods because of their low caloric content and are often combined with high-intensity sweeteners. Excluding erythritol, the laxative effect that most polyols have can cause digestive problems. They are now used mainly in sugar-free gums in low doses.

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Demand for polyols may be driven by consumers’ perceptions regarding the benefits of natural products and the continued interest of the consumers to reduce the sugar intake for combating diabetics, tooth decay and obesity. Demand for functional carbohydrates such as palatinose, among others, is likely to increase, as these products satisfy the consumer’s quest for healthy, flavor and texture rich products.

Saccharin

Some 300 times sweeter than sugar, saccharin is marketed under the brand name Sweet 'N' Low®. Saccharin is heat stable, has a long shelf life and remains relatively cheap to produce. But it has been known to have a bitter aftertaste and has been subject to controversy over possible carcinogenic side effects. Canada banned saccharin in1977.

The Market for Stevia

Stevia represents a new category of natural, plant-based, zero-calorie, high-intensity sweetener. Stevia measures zero on the glycemic index, which is important in the diabetic market and benefits from growing consumer understanding of the value of a low glycemic index diet. In addition, the ability of stevia extracts to remain stable under heat permits it to be utilized in processed foods. Reb A is increasingly being used in food and beverage applications. Because Reb A is heat, light and pH stable, it can be used in applications where other sweeteners cannot. Additionally, its taste is closer to sugar than other sweeteners currently being used, which could provide Reb A with significant advantages in certain applications.

Japan accounts for $200 million of the global stevia market due to its early adoption and high acceptance rates. Following the FDA’s GRAS notification for Reb A 95 in December 2008, the stevia market expanded rapidly, as evidenced by the 200 launches of products containing stevia extracts in 2009 and 97 products in the first quarter of 2010, according to the market research firm Mintel. In total, from mid-2009 to mid-2010, new product launches using stevia extracts increased by 200 percent, with products launched in 35 countries - 237 new products in the first half of 2010 alone, according to Mintel’s Global New Product Database.

Food consultancy Zenith International reports that stevia saw a 27% increase in worldwide volume sales in 2010 over 2009, taking its overall market value to $285 million in 2010. Stevia in 2011 was estimated to account for less than 1% of the global sweetener market, or $500 million, according to research firm KnowGenix. Market research firm Mintel estimates the global market for stevia sweeteners reached $500 million by mid-2011, and both Zenith and Mintel predict continued rapid growth. The potential market for Reb A in the U.S. appears to be considerable. In 2008, the global high intensity sweetener market was valued at approximately $1.3 billion, with the U.S. accounting for approximately 35% ($455 million).

A May 2009 study by The Freedonia Group indicates that greater awareness of the relationship between diet and health will continue to support an increasing demand for products across all categories that offer nutritional and health benefits. The study valued the current United States demand for sweeteners at $12 billion, with alternative sweetener demand accounting for 9.5%. In particular, the food segment is expected to see a high percentage of growth in demand for alternative sweeteners in the United States. Some of the largest growth is expected to occur in beverages, however, and in particular from flavored and enhanced waters. Driven by a flurry of new product introductions and advancements, growth in traditional carbonated soft drink sales is expected to remain flat (or decline slightly) while products such as enhanced beverages are expected to rise. Stevia extracts have played a significant role in new product development in this category.

Use in All-Natural Products

Stevia benefits from what appears to be a widespread consumer belief that all-natural products are healthier than artificial products, particularly in the sweetener industry where artificial high-intensity sweeteners have been subject to consumer health risk concerns. A Harris Poll in 2008 found that three out of five Americans believe artificial sweeteners are only somewhat safe or not safe at all. Further, an August 2008 survey by IFIC Food and Health reported that 43% to 45% of Americans said they wanted to use less aspartame, sucralose and saccharin. Consumers are increasingly demanding healthier and more nutritious food and beverage products. Products with excessive levels of sugar and high fructose corn syrup are increasingly being shunned, as are those fortified with synthetic or artificial low-calorie sweeteners. Lower calorie products with natural ingredients are increasingly in demand. Growing consumer preference for all-natural products, together with increasing rates of obesity and diabetes, have created significant demand for an all-natural, zero-calorie sweetener alternative.

Stevia presents food and beverage companies with the opportunity to offer consumers a healthier, natural alternative to nutritive and artificial sweeteners. In addition, stevia extracts may be used in products claiming all-natural status, which is a significant factor for many consumers. In 2008, all-natural was the most prevalent claim for new products launched. In fact, according to AC Nielsen, retail sales that year of all-natural products in the United States were valued at more than $22 billion, which represents a 10% increase from 2007 and a 37% increase since 2004.

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Growth in Products Containing Stevia

According to Mintel's August 2009 report “Stevia and other Natural Sweeteners,” more than 115 new food and beverage products containing stevia were launched in the United States in the first seven months of 2009 by leading global food and beverage companies such as The Coca Cola Company, Cargill, PepsiCo and Merisant Company. Recently introduced products that utilize stevia extract as a sweetener include Coca Cola Company's Sprite®, Vitaminwater10™ and Odwalla® juices, PepsiCo's SoBe Lifewater® and Trop50, and Dr. Pepper Snapple Group's launch of All Sport Naturally Zero. These products joined Cargill's tabletop sweetener TRUVIA™, Merisant Company's tabletop sweetener PureVia™ and ZEVIA™ Cola, the first commercially produced cola beverage sweetened with stevia.

Competition

Our goal is to establish ourselves as the first major vertically integrated North American producer of stevia and stevia products. In addition to competition from producers and distributors of sugar, high fructose corn syrup, artificial sweeteners and other natural sweeteners, our competitors include national and international producers and distributors of stevia products. Each of these competitors is larger, more established and has more resources than we do. In addition, major global companies are expected to enter the market as demand for stevia grows.

Currently, the largest producer of stevia-based sweeteners is Cargill, Incorporated, an international producer and marketer of food, agricultural, financial and industrial products and services that produces Truvia® tabletop sweetener, the leading stevia tabletop sweetener in the U.S. In early May 2011, AC Nielsen reported that Truvia®, had surpassed Sweet N Low® to become the number two sugar substitute in the U.S., and is now in more than five million U.S. households, accounting for 14% of the U.S. tabletop sugar substitute market. Another key competitor, PureCircle, is a Malaysian based supplier of stevia for the PureVia™ tabletop stevia brand, which was developed jointly by Merisant Company and PepsiCo, Inc. The acknowledged global leader in stevia production, PureCircle has contracts with PepsiCo and Whole Earth Sweetener Co. L.L.C. to supply Reb A and an exclusive license to market Reb A 97 under the PureVia™ brand. PureCircle also has supplied Cargill with Reb A.

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Other significant producers and distributers of stevia include the following:

•	Blue California is an ingredient company based in Southern California with extraction operations in China. Blue California offers a Reb A 97 product marketed under the brand Good & Sweet™. The Reb A content of this company’s sweetener is 97% or greater and has GRAS status for use of the sweetener in various foods and beverages. Blue California also has announced its intention to produce or extract Reb A through methods that utilize fermentation.

•	Corn Products International has a long-term agreement with Morita Kagaku Kogyo Co., Ltd. of Japan for access to its strain of stevia. Morita has been growing stevia in Brazil since 2007 and marketing a high-grade Reb A product called Enliten, which has GRAS status. Corn Products International has not yet launched any stevia based products.

•	GLG Life Tech Corp. offers Rebpure ™ , a Reb A 97 product. GLG Life Tech has also supplied Cargill with high-grade stevia extract that has been used in Truvia® tabletop sweetener.

•	Evolva Holding SA, a company in Switzerland, is involved in research and development related to the production of stevia through fermentation-based methods. The company states that it uses biosynthetic and evolutionary technologies to create and optimize compounds and their production routes. Their website describes that stevia research is performed at a site in Copenhagen with development activities in the USA. In 2011, they acquired a collaborator company named Abunda Nutrition, Inc. that was California-based.

•	McNeil Nutritionals, LLC, the maker of Splenda, has launched Sun Crystals All-Natural Sweetener, which combines stevia with pure cane sugar. According to the company, the product contains five calories per packet, and one packet has the same sweetness as two teaspoons of sugar.

•	Sunwin USA, L.L.C. and Wild Flavors filed GRAS notices in September 2009. One is for using Reb A as a general purpose sweetener in various food categories. Another is for using purified steviol glycosides with Reb A and stevioside as the principal components for use as a general-purpose sweetener in various food categories.

•	Sweet Green Fields L.L.C. has a stevia sweetener in which Reb A accounts for 97% or more of the content, with other steviol glycosides at 3% or less. The FDA has indicated that it has no objections to the sweetener for use as a general purpose sweetener in foods, excluding meat and poultry products.

•	Whole Earth Sweetener Co. L.L.C. has a stevia sweetener with higher than 95% Reb A, with limits for stevioside of under 2% and for steviol of under 0.005%. The FDA has indicated that it has no objections to the GRAS status of the sweetener for use in various foods and beverages.

•	Wisdom Natural Brands has a stevia sweetener with Reb A and stevioside accounting for 86% to 90% of the steviol glycoside content. Other steviol glycosides, including rebaudioside C and dulcoside A, may also be present. The FDA has indicated that it has no objections to the GRAS status of this sweetener for use as a general purpose sweetener in foods, excluding meat and poultry products and infant formulas.

•	S&W Seed Company has launched a pilot program to produce stevia leaf as the source of an all-natural, non-caloric sweetener, has performed the planting and harvest of more than 100 acres of stevia in California, and has obtained a leaf supply agreement with PureCircle. S&W is a leader in warm climate alfalfa seed varieties, including varieties that can thrive in poor, saline soils.

•	Three companies including NOW Foods, Toyo Sugar, and Daepyung Co., Ltd. have filed for or received GRAS status in the United States for stevia extracts that use industrial enzymes as processing aids that affect the taste of steviol glycosides. Each of these companies use an enzymatic processing aid that modifies steviol glycosides obtained through stevia leaf extraction. This processing aid does not enable the production of steviol or steviol glycosides from other, lower-cost starting materials, and it does not enable the directed production of Reb A, although it does improve the taste of crude stevia extract mixtures.

Government Regulation

Regulatory Approval of Stevia in Food and Beverage Markets

Stevia has been approved for use in food and beverages in multiple markets around the world. Such approval is granted typically by a government body for the use of a refined stevia extract, such as Reb A, for use in formulations of consumer products including food, beverages, and tabletop sweeteners.

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In June 2008, the Joint Expert Committee on Food Additives (“JECFA”), administered jointly by the United Nations’ World Health Organization and the Food and Agricultural Organization, raised the acceptable daily intake level for stevia. Established in 1956 as an international scientific committee that to evaluate food additives, JEFCA is now widely recognized as the leading authority in risk assessment of food hazards. The committee has evaluated more than 1,500 food additives and established the main principles and guidelines of safety assessment for chemicals in foods. JECFA published its approval of stevia after a decade of study, stating that, "95% steviol glycosides are safe for human use in the range of four milligrams per kilogram of body weight per day". This doubled the average daily intake level previously set by JECFA from earlier studies.

In the United States, the primary market for our products, 25 or more stevia products have received GRAS approval, including Reb A products and also refined mixtures of steviol glycosides. All of these products use traditional industry means for obtaining steviol glycosides, including the cultivation of the stevia plant and extraction of steviol glycosides from the stevia leaf. Of these products, none appear to involve directed production of steviol from lower-cost substrates using fermentation, enzymatic, or otherwise biotechnological processes. Certain products appear to use industrial enzymes for use with leaf extraction, and three products appear to use industrial enzymes for modification of steviol glycoside mixtures. No products appear to involve the directed production of Reb A, currently the industry-leading steviol glycoside, from lower-cost substrates using fermentation, enzymatic, or otherwise biotechnological processes.

United States

On December 17, 2008, the FDA issued its first no objection letter with respect to Reb A as a general purpose sweetener. Reb A 97 and Reb A 95 have been “generally recognized as safe” and permitted for use as sweeteners for food and beverages in the United States. The ruling enabled food and beverage companies to use stevia products containing Reb A in their products. Before the FDA’s approval, stevia had only been permitted as a dietary supplement. There is now more than 10 stevia sweeteners for which there has been a GRAS notification sent to the FDA and the FDA responded by issuing a no objection letter. This response indicates the FDA has no objection to the company’s conclusion within the GRAS notification that the product is “generally recognized as safe” among qualified experts for use in products such as beverages, foods, and tabletop sweeteners. When introducing new products containing stevia in the United States, companies may submit such a GRAS notification letter to the FDA for their review, or alternatively they may privately assert GRAS status through conducting internal reviews of their manufacturing process, product purity, and safety data.

European Union

In July 2011, member governments of the European Union approved the sale of natural sweeteners derived from the stevia plant for use in certain foodstuffs. The European Commission formally adopted the regulation permitting the use of steviol glycosides as a sweetener for foods and beverages throughout all 27 member states of the European Union. The regulation was published on November 12 in the Official Journal of the European Union, thus becoming effective 20 days later, on December 2, 2011.

The government of France approved Reb A 97 for use as an ingredient in food and beverages in September 2009. France’s decision marked the first approval of Reb A 97 in the European Union.

Australia and New Zealand

The Australian and New Zealand food and safety regulatory body approved stevia for use as an ingredient in food and beverages in 2008. The approval was based on research and data published by JECFA as well as studies conducted by the Plant Science Group at Central Queensland University and Australian Stevia Mills.

Others

Other countries where stevia extracts have been approved for use in food and beverages include China, Japan, Mexico, Brazil, and Paraguay.

Other Regulations

In addition to laws and regulations enforced by the FDA and those related to the sale of stevia leaf or refined stevia extract, we are also subject to regulations under the Occupational Safety and Health Act, the Environmental Protection Act, the Toxic Substances Control Act, the Resource Conservation and Recovery Act and other present and potential future federal, state or local laws and regulations, as our research and development may involve the controlled use of hazardous materials, chemicals, and compounds.

Regulatory Approval of Stevia Products using Novel Fermentation or Biotechnological Methods

Because the Company seeks to produce steviol glycosides using novel fermentation or biotechnological methods, these processing and production methods may be subject to additional regulatory approvals, as compared to stevia products that are produced using known industry methods, if the methods or substances used for stevia production have not received GRAS approval or if they are not otherwise exempt from premarket approval by the FDA. For example, if the Company develops and intends to use novel reaction substrates, production microorganisms, or processing enzymes that mimic the natural biosynthesis of the stevia plant, the Company may be required to obtain premarket approval and to seek GRAS approval through a petition process for these novel substances used as processing aids or food additives. Section 409(b)(2) of the FDA Act prescribes the statutory requirements for food additive petitions, and these requirements are discussed in further detail under title 21 of the Code of Federal Regulations (“CFR”), part 171.1. The eligibility requirements for classification of a substance as GRAS are described under CFR 170.30 and for GRAS affirmation petitions in CFR 170.35. Such additional approval process would involve a separate petition and review of any novel food additives or processing aids, and include a necessary determination by qualified experts that the substance is safe for its intended use and that sufficient information about the safety and use of the substance is widely known and publicly available.

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Intellectual Property

The Company has exclusive and worldwide rights to patents that are derived from a US patent application titled, “Compositions and methods for producing steviol and steviol glycosides”, which were obtained through the Vineland License. The patent family includes an issued U.S. Patent No. 7927851, an issued European Union Patent No. EP1897951B1, and a Canadian Patent No. 2580429. The patents relate to fermentation-based production of stevia, methods that potentially bypass or greatly diminish the need for stevia farming and leaf production. The Vineland License has an initial term of 10 years and may be renewed by us for additional two-year terms until all licensed patents have expired, which is March 19, 2027 for U.S. Patent No. 7927851, March 20, 2027 for European Union Patent No. EP1897951B1, and March 21, 2027 for Canadian Patent No. 2580429.

Employees

We currently have two full-time employees and three part-time employees. We expect to increase the number of our employees as we increase our operations.

Environmental Law Compliance

Our agricultural operations will be subject to a broad range of evolving environmental laws and regulations. These laws and regulations include the Clean Air Act, the Clean Water Act, the Resource Conservation and Recovery Act, the Federal Insecticide, Fungicide and Rodenticide Act and the Comprehensive Environmental Response, Compensation and Liability Act. These environmental laws and regulations are intended to address concerns related to air quality, storm water discharge and management and disposal of agricultural chemicals relating to agricultural practices. We anticipate that any pesticide or agricultural chemicals used will be managed by trained individuals, certified and licensed through the California Department of Pesticide Regulation. Compliance with these laws is not expected to have a material effect on our capital expenditures, however we cannot be certain that in the future the cost of compliance with environmental laws and regulations will not be material. Moreover, it is possible that future developments, such as increasingly strict environmental laws and enforcement policies thereunder, and further restrictions on the use of agricultural chemicals, could result in increased compliance costs.

Research and Development

We began engaging in research and development activities related to the cultivation and harvest of stevia leaf during the fourth quarter of our fiscal year ended March 31, 2012. During the fiscal years ended March 31, 2011 and 2012 we did not incur any expenses that were allocated directly to these activities.

Properties

We currently lease office and laboratory space at 5225 Carlson Rd., Yuba City, California 95993. Our current lease agreement for that space, which supersedes and replaces the commercial lease agreement we previously entered for space at the same location, expires on May 1, 2017 and our rent payments thereunder are $2,300 per month.

Additionally, we currently lease approximately 1,000 acres of land in Sutter County, California that we may use for either the cultivation and harvesting of the stevia plant or the location of stevia processing facilities. Our lease agreement for that land expires on May 1, 2014 and we have pre-paid the aggregate amount of our rent payments thereunder, totaling $250,000.

We believe that our current facilities and land will be adequate for our needs for the next 12 months, although we may lease additional land for the conduct of stevia field trials.

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DIRECTORS, EXECUTIVE OFFICERS AND CORPORATE GOVERNANCE

Set forth below is certain information regarding our directors and executive officers as of the date of this prospectus:

Name	Position	Age	Director Since
Dr. Avtar Dhillon (2)(3)(4)	Chairman of the Board of Directors	51	August 2011
Dr. Anthony Maida III (1)(2)(3)	Director	60	March 2012
Robert Brooke	Chief Executive Officer and Director	32	January 2012

(1) Member of Audit Committee

(2) Member of Compensation Committee

(3) Member of Nominating and Corporate Governance Committee

(4) Member of Financing Committee

Business Experience

The following is a brief account of the education and business experience of our current directors and executive officers:

Dr. Avtar Dhillon has served as the Chairman of our Board of Directors since January 31, 2012 and has served as a director since August 17, 2011. Dr. Dhillon also served as our Interim Principal Executive and Financial Officer from August 17, 2011 until January 31, 2012. Dr. Dhillon has served as Chairman of the Board of Directors of OncoSec Medical Incorporated (OTCBB: ONCS) since March 2011. Dr. Dhillon served as President and Chief Executive Officer of Inovio Pharmaceuticals, Inc. (formerly Inovio Biomedical Corporation) (NYSE Amex: INO) from October 2001 to June 2009, as President and Chairman of Inovio from June 2009 until October 2009, as Executive Chairman until August 2011, and as Chairman from September 2011. During his tenure at Inovio, Dr. Dhillon led the successfully turnaround of the company through a restructuring, acquisition of technology from several European and North American companies, and a merger with VGX Pharmaceuticals to develop a vertically integrated DNA vaccine development company. Dr. Dhillon led nine successful financings for Inovio and concluded several licensing deals that included multinational companies, Merck and Wyeth (now Pfizer). Prior to joining Inovio, Dr. Dhillon held roles of increasing responsibility with MDS Capital Corp. (now Lumira Capital Corp.), one of North America's leading healthcare venture capital organizations, from the period of August 1998 until September 2001. In July 1989, Dr. Dhillon started a medical clinic and subsequently practiced family medicine for over 12 years until September 2001. Dr. Dhillon has been instrumental in successfully turning around struggling companies and influential as an active member in the biotech community. From March 1997 to July 1998, Dr. Dhillon was a consultant to CardiomePharma Corp. ("Cardiome"), a biotechnology company listed on the Toronto Stock Exchange and NASDAQ. While at Cardiome, Dr. Dhillon led a turnaround based on three pivotal financings, establishing a clinical development strategy, and procuring a new management team. In his role as a founder and board member of companies, Dr. Dhillon has been involved in several early stage healthcare focused companies listed on the Toronto Stock Exchange and TSX Venture Exchange, which have successfully matured through advances in their development pipeline and subsequent merger and acquisition transactions. He was a founding board member in February 2004 of Protox Therapeutics, Inc., now a publicly traded specialty pharmaceutical company known as Sophiris Bio Inc. Dr. Dhillon maintained his board position until the execution of a financing with Warburg Pincus in November 2010. Dr. Dhillon currently sits on the Board of Directors of BC Advantage Funds, the largest venture capital corporation in British Columbia, and has held this role since November 2003. Dr. Dhillon brings extensive experience in biotechnology companies to our Board of Directors, as well as significant experience with obtaining financing and pursuing and completing strategic transactions. He has valuable experience serving on the Board of Directors of other publicly traded and privately held companies.

Dr. Anthony Maida, III joined our Board of Directors in March 2012. Dr. Maida has served on the Board of Directors of OncoSec Medical Incorporated since June 2011 and currently serves as the Chair of its Audit Committee and as a member of its Nominating and Corporate Governance Committee. Dr. Maida has served on the Board of Directors of Spectrum Pharmaceuticals, Inc. (NASDAQ GS: SPPI) since December 2003 and currently serves as the Chair of its Audit Committee and a member of its Compensation Committee, Placement Committee, Nominating and Corporate Governance Committee and Product Acquisition Committee. He is currently Chief Operating Officer (from June 2011) at Northwest Biotherapeutics, Inc., a company focused on the development of therapeutic DC cell based vaccines to treat patients with cancer. Dr. Maida has been the acting Chairman (from March 2003) of DendriTherapeutics, Inc., a startup company focused on the clinical development of therapeutic vaccines for patients with cancer, since 2003. He has served as Chairman, Founder and Director (from November 1999 to March 2011) of BioConsul Drug Development Corporation and currently serves as Principal ofAnthony Maida Consulting International (since September 1999), providing consulting services to large and small biopharmaceutical firms in the clinical development of oncology products and product acquisitions and to venture capital firms evaluating life science investment opportunities. Recently Dr. Maida was Vice President of Clinical Research and General Manager, Oncology, world-wide (from August 2010 to June 2011) for PharmaNet, Inc. He served as the President and Chief Executive Officer of Replicon NeuroTherapeutics, Inc., a biopharmaceutical company focused on the therapy of patients with tumors (both primary and metastatic) of the central nervous system, where he successfully raised financing from both venture capital and strategic investors and was responsible for all financial and operational aspects of the company, from June 2001 to July 2003. He was also President (from December 2000 to December 2001) of CancerVax Corporation, a biotechnology company dedicated to the treatment of cancer. He has been a speaker at industry conferences and is a member of the American Society of Clinical Oncology, the American Association for Cancer Research, the Society of Neuro-Oncology and the International Society for Biological Therapy of Cancer. Dr. Maida received a B.A. in History from Santa Clara University in 1975, a B.A. in Biology from San Jose State University in 1977, an M.B.A. from Santa Clara University in 1978, an M.A. in Toxicology from San Jose State University in 1986 and a Ph.D. in Immunology from the University of California in 2010. Dr. Maida brings to the Board significant practical experience in agriculture. We believe that his financial and operational experience in our industry will provide important resources to our Board.

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Robert Brooke has served as a director and our Chief Executive Officer since January 31, 2012, and previously served as our Vice President of Business Development beginning in October 2011. Mr. Brooke is a founder of Genesis Biopharma, Inc. (OTCBB: GNBP.OB), a cancer drug development company, where he served as Director, President and Chief Executive Officer from March 2010 until February 2011. Mr. Brooke is also the founder of Percipio Biosciences, Inc., a privately held research diagnostics company that manufactures and distributes products related to oxidative stress research, and has served as its President, on a limited part-time basis, since 2008. From 2004 to 2008, he was an analyst with Bristol Capital Advisors, LLC, investment manager to Bristol Investment Fund, Ltd. During this period, Bristol financed over 60 public healthcare and life science companies and was listed by The PIPEs Report in 2005 as being the most active investor in private placements by public biotechnology companies. Mr. Brooke earned a B.S. in Electrical Engineering from Georgia Tech in 2003 and a M.S. in Biomedical Engineering from UCLA in 2005. Mr. Brooke provides our Board of Directors with public and private capital raising experience, as well as experience in leading early stage biotechnology companies.

Term of Office

Under our Bylaws, our directors will serve until the next annual meeting of stockholders or until their successor has been duly elected and qualified, or until their earlier death, resignation or removal. Although to date we have not held an annual meeting of stockholders, we expect to do so in the first half of 2013.

Committees of the Board of Directors

On August 24, 2012, our Board of Directors established an Audit Committee, a Compensation Committee, a Nominating and Corporate Governance Committee, and a Finance Committee, each of which has the composition and responsibilities described below. We did not have any standing committees during the fiscal year ended March 31, 2012.

Audit Committee

The Audit Committee of our Board of Directors consists of only Dr. Maida, who serves as Chairman. Our Board of Directors has determined that the sole member of our Audit Committee is independent within the meaning of applicable Securities and Exchange Commission rules and Nasdaq Marketplace Rules , and has determined that Dr. Maida is an audit committee financial expert, as such term is defined in the rules and regulations of the SEC, and is financially sophisticated within the meaning of the Nasdaq Marketplace Rules . The Audit Committee has oversight responsibilities regarding, among other things: the preparation of our financial statements and our financial reporting and disclosure processes; the administration, maintenance and review of our system of internal controls regarding accounting compliance; our practices and processes relating to internal audits of our financial statements; the appointment of our independent registered public accounting firm and the review of its qualifications and independence; the review of reports, written statements and letters from our independent registered public accounting firm; and our compliance with legal and regulatory requirements in connection with the foregoing. Our Board of Directors has adopted a written charter for our audit committee, which is available on our website, www.steviafirst.com.

Compensation Committee

The Compensation Committee of our Board of Directors consists of Dr. Dhillon and Dr. Maida, with Dr. Dhillon serving as Chairman. Our Board of Directors has also determined that each of the members of our Compensation Committee is independent within the meaning of applicable Nasdaq Marketplace Rules .. The duties of our Compensation Committee include, without limitation: reviewing, approving and administering compensation programs and arrangements to ensure that they are effective in attracting and retaining key employees and reinforcing business strategies and objectives; determining the objectives of our executive officer compensation programs and the specific objectives relating to CEO compensation, including evaluating the performance of the CEO in light of those objectives; approving the compensation of our other executive officers and our directors; administering our as-in-effect incentive-compensation and equity-based plans; and producing an annual report on executive officer compensation for inclusion in our proxy statement, when required and in accordance with applicable rules and regulations. Our Board of Directors has adopted a written charter for our compensation committee, which is available on our website, www.steviafirst.com.

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Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee of our Board of Directors consists of Dr. Dhillon and Dr. Maida, with Dr. Dhillon serving as Chairman. Our Board of Directors has also determined that each of the members of our Nominating and Corporate Governance Committee is independent within the meaning of applicable Nasdaq Marketplace Rules . The responsibilities of the Nominating and Corporate Governance Committee include, without limitation: assisting in the identification of nominees for election to our Board of Directors, consistent with approved qualifications and criteria; determining the composition of the Board of Directors and its committees; recommending to the Board of Directors the director nominees for the annual meeting of stockholders; establishing and monitoring a process of assessing the effectiveness of the Board of Directors; developing and overseeing a set of corporate governance guidelines and procedures; and overseeing the evaluation of our directors and executive officers. Our Board of Directors has adopted a written charter for our nominating and corporate governance committee, which is available on our website, www.steviafirst.com.

Financing Committee

Dr. Avtar Dhillon is the Chairman and sole member of our Financing Committee. The Financing Committee does not currently have a charter. The Financing Committee has responsibilities relating to our efforts to obtain adequate funding to finance our development programs and operations.

Family Relationships

No family relationships exist between any of the directors or executive officers of our company.

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EXECUTIVE COMPENSATION

The following table summarizes all compensation recorded by us in each of the fiscal years ended March 31, 2012 and March 31, 2011 for (i) our current principal executive and financial officer, (ii) our former principal executive and financial officers and (iii) our next most highly compensated executive officer other than our principal executive officer and principal financial officer serving as an executive officer at the end of fiscal year 2012 and whose total compensation exceeded $100,000 in fiscal year 2012 (none).

Summary Compensation Table

Name	Fiscal Year	Salary ($)	Option Awards ($)		Total ($)
Tao Chen, former President, CEO, Secretary, Treasurer (2)	2012	6,000	-		-
	2011	5,000	-		7,000

Dr. Avtar Dhillon, Interim Principal Executive and Financial Officer (3)	2012	32,083	461,654	(1)	493,737
	2011	-	-		-

Robert Brooke, Chief Executive Officer (principal executive and financial officer) (4)	2012	28,539	-		28,539
	2011	-	-		-

(1) Reflects the dollar amount of the grant date fair value of awards granted during the respective fiscal years, measured in accordance with Accounting Standards Codification Topic 718 and without adjustment for estimated forfeitures. The underlying stock price used by the Company in computing the fair value of the options was an estimate of the stock price per share agreed to by a third-party investor in a financing agreement dated February 7, 2012.

 (2) Mr. Chen served as a director and as our President, Chief Executive Officer, Secretary and Treasurer from our incorporation on February 8, 2008 until his resignation on August 17, 2011. Mr. Chen received no compensation for his services as an officer and director during the fiscal year ended March 31, 2012. However, Mr. Chen received $5,000 in consulting fees during the fiscal year ended March 31, 2011 and $6,000 in consulting fees during the fiscal year ended March 31, 2012.

 (3) Dr. Dhillon served as our Interim Principal Executive and Financial Officer from August 17, 2011 until the appointment of Mr. Brooke on January 31, 2012. Dr. Dhillon received no compensation for his services as Interim Principal Executive and Financial Officer. Dr. Dhillon has served as a director since August 17, 2011 and as Chairman of Our Board of Directors since January 31, 2012. On February 23, 2012, in consideration for his services as a director and as Chairman, Dr. Dhillon was granted an option to purchase 500,000 shares of common stock with an exercise price of $0.10 per share. The option vests in full on April 1, 2012.

 (4) Mr. Brooke was appointed as our Chief Executive Officer on January 31, 2012. He previously served as our Vice President, Business Development in October 2011. Concurrently with his appointment as Chief Executive Officer, he was also appointed principal financial and accounting officer.

Employment Agreements

On January 31, 2012, our Board of Directors appointed Robert Brooke as our Chief Executive Officer, Secretary, Treasurer, and director. On January 31, 2011, we entered into an Executive Employment Agreement with Mr. Brooke. Under the agreement, Mr. Brooke will receive an initial annual base salary of $100,000 and will be eligible to participate in the benefits made generally available to similarly-situated executives. The agreement further provides that if Mr. Brooke is terminated other than for cause, death or disability, he is entitled to receive severance payments equal to six months of his base salary. If Mr. Brooke terminates his employment with us with good reason following a change of control, Mr. Brooke is entitled to receive severance payments equal to 12 months of his base salary. Severance payments will be reduced by any remuneration paid to Mr. Brooke because of Mr. Brooke’s employment or self-employment during the applicable severance period. The Executive Employment Agreement has an initial term of two years.

Under the Executive Employment Agreement, termination for “good reason” means a termination by Mr. Brooke following the occurrence of any of the following events without Mr. Brooke’s consent within six months of a change of control: (a) a change in Mr. Brooke’s position that materially reduces his level of responsibility; (b) a material reduction in Mr. Brooke’s base salary, except for reductions that are comparable to reductions generally applicable to similarly situated executives of the Company; and (c) relocation of Mr. Brooke’s principal place of employment more than 25 miles. The term “change of control” is defined as a change in ownership or control of the Company effected through a merger, consolidation or acquisition by any person or related group of persons (other than an acquisition by the Company, a Company-sponsored employee benefit plan or by a person or persons that directly or indirectly controls, is controlled by, or is under common control with, the Company) of beneficial ownership (within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934) of securities possessing more than 50% of the total combined voting power of the outstanding securities of the Company.

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Outstanding Equity Awards at March 31, 2012

Option Awards
Name	Number of Securities Underlying Unexercised Options-(#) Exercisable	Number of Securities Underlying Unexercised Options-(#) Unexercisable		Option Exercise Price ($)	Option Expiration Date
Dr. Avtar Dhillon	-	500,000	(1)	$0.10	2/23/2022
	-	-
Robert Brooke	-	-
	-	-
Tao Chen	-	-

(1) Represents an option to purchase 500,000 shares of our common stock granted to Dr. Dhillon under our 2012 Stock Incentive Plan on February 23, 2012. The option has an exercise price of $0.10 and vests in full on April 1, 2012. Dr. Dhillon received the grant in connection with his service as our director and did not receive any grants during his tenure as our Interim Principal Executive and Financial Officer.

Option Grants and Exercises

As of March 31, 2012, there were no option grants or exercises by our named executive officer listed in the Summary Compensation Table above.

Compensation of Directors

We have no formal plan for compensating our directors for service in their capacities as director, although directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our Board of Directors.

Director Compensation Table

Dr. Maida served as our sole non-employee director during the fiscal year ended March 31, 2012. No compensation was paid to Dr. Maida for his services as director during the fiscal year ended March 31, 2012. Dr. Avtar Dhillon, the Chairman of our Board of Directors, served as our Interim Principal Executive and Interim Financial Officer from August 17, 2011 until January 31, 2012 and is a named executive officer. Dr. Dhillon received no cash compensation for his services as an executive officer. On February 23, 2012, we granted to Dr. Dhillon an option to purchase 500,000 shares of common stock with an exercise price of $0.10 per share. The options are exercisable in full on April 1, 2012. This grant and any other amounts received by Dr. Dhillon during the fiscal years ended March 31, 2011 and 2012 are reflected in the Summary Compensation Table. In addition, on April 25, 2012, Dr. Dhillon was granted an option to purchase 100,000 shares of common stock with an exercise price of $0.21 and a ten year term. The option vests over a one year period, as follows: 25% of the date of grant, and 25% quarterly thereafter.

Tao Chen served as a director and as our President, Chief Executive Officer, Secretary and Treasurer from our incorporation on February 8, 2008 until August 17, 2011, and is a named executive officer. Amounts received by Mr. Chen for his services as a named executive officer and director during the fiscal years ended March 31, 2012 and 2011 are reflected in the Summary Compensation Table.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS, AND DIRECTOR INDEPENDENCE

Transactions with Related Persons

On April 23, 2012, we entered into a lease agreement with One World Ranches LLC pursuant to which we lease from One World Ranches LLC certain office and laboratory space located at the address of our principal executive offices. That lease agreement, which supersedes and replaces the commercial lease agreement we previously entered for office and laboratory space at the same location, commenced on May 1, 2012 and expires on May 1, 2017, and our rent payments thereunder are $2,300 per month.

Also on April 23, 2012, we entered into a lease agreement with Sutter Buttes LLC pursuant to which we lease from Sutter Buttes LLC approximately 1,000 acres of land in Sutter County, California on which we may either cultivate and harvest the stevia plant or locate stevia processing facilities. That lease agreement commenced on May 1, 2012 and expires on May 1, 2014, and we have pre-paid the aggregate amount of all rent payments thereunder, totaling $250,000.

One World Ranches LLC and Sutter Buttes LLC, the owners of the property we lease and the landlords under the lease agreements, are jointly-owned by Dr. Avtar Dhillon, the Chairman of our Board of Directors, and his wife, Diljit Bains. Both of the lease agreements were approved by our Board of Directors,with Dr. Avtar Dhillon abstaining from voting.

On August 18, 2012, the Company entered into a lease agreement with Sacramento Valley Real Estate, which is jointly-owned by Dr. Avtar Dhillon, the Chairman of the Board of Directors of the Company, and his wife, Diljit Bains, pursuant to which the Company has agreed to lease space located at 33-800 Clark Avenue, Yuba City, California. The month to month lease began on August 20, 2012 and the Company’s rent payment is $1,000 per month. On August 22, 2012, the Company paid $1,000 as a refundable security deposit under the Sacramento lease.

During the fiscal years ended March 31, 2011 and 2012, we paid consulting fees to Tao Chen, the Company’s former Chief Executive Officer, in the amount of $5,000 and $6,000, respectively.

Except as described above, during the fiscal years ended March 31, 2010, 2011 and 2012, and through the filing of this prospectus, there have been no transactions, and there are no currently proposed transactions, in which we were or are to be a participant and the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year end for the last three completed fiscal years and in which any related person had or will have a direct or indirect material interest.

Director Independence

Our Board of Directors has determined that Dr. Anthony Maida and Dr. Avtar Dhillon would qualify as “independent” as that term is defined by Nasdaq Marketplace Rule 5605(a)(2). Mr. Robert Brooke would not qualify as “independent” because he currently serves as our Chief Executive Officer. Mr. Tao Chen did not qualify as “independent” during fiscal 2011 because he served as our Chief Executive Officer and Chief Financial Officer during that period. In addition, Dr. Dhillon served as our Interim Chief Executive Officer and Interim Chief Financial Officer during fiscal 2011 and participated in the preparation of our financial statements during that time. As a result, Dr. Dhillon would not be considered independent for purposes of membership on an audit committee under Nasdaq Marketplace Rules.

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SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT AND

RELATED STOCKHOLDER MATTERS

The following table sets forth certain information regarding the beneficial ownership of our common stock by (i) each person who, to our knowledge, owns more than 5% of our common stock, (ii) each of our directors and named executive officers, and (iii) all of our current executive officers and directors as a group. Unless otherwise indicated in the footnotes to the following table, the address of each person named in the table is: c/o Stevia First Corp., 5225 Carlson Rd., Yuba City, CA 95993. Shares of our common stock subject to options, warrants, convertible notes or other rights currently exercisable or exercisable within 60 days of February 14, 2013, are deemed to be beneficially owned and outstanding for computing the share ownership and percentage of the person holding such options, warrants or other rights, but are not deemed outstanding for computing the percentage of any other person.

Name of Beneficial Owner	Number of Shares Beneficially Owned	Percentage Beneficially Owned (1)

Directors and Named Executive Officers:
Dr. Avtar Dhillon	5,650,000	10.3%
Dr. Anthony Maida, III	100,000	0.2%
Robert Brooke	2,572,500	4.7%
Tao Chen (2)	-	*
Current Directors and Executive Officers as a Group (3 persons)	8,322,500	15.2%

*Less than 1%

(1)	Based on 54,774,824 shares of our common stock issued and outstanding as of February 14, 2013. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities.

(2)	Mr. Chen was our sole named executive officer and director during our fiscal year ended March 31, 2011. His employment with us terminated and he resigned as a director in August 2011, following the private sale of his shares of our common stock to Dr. Dhillon.

LEGAL MATTERS

The validity of the common stock being offered hereby will be passed upon for us by McDonald Carano Wilson LLP, Reno, Nevada.

EXPERTS

Weinberg & Company, P.A., an independent registered public accounting firm, has audited our financial statements for the fiscal years ended March 31, 2012 and March 31, 2011, as stated in its reports appearing herein, and such audited financial statements have been so included in reliance upon the report of such firm given upon its authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual reports, quarterly reports, current reports, proxy statements and other information with the Securities and Exchange Commission (“SEC”). You may read or obtain a copy of these reports at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549, on official business days during the hours of 10:00 am to 3:00 pm. You may obtain information on the operation of the public reference room and its copy charges by calling the SEC at 1-800-SEC-0330. The SEC maintains a website that contains registration statements, reports, proxy information statements and other information regarding registrants that file electronically with the SEC, which are available free of charge. The address of the website is http://www.sec.gov.

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We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the shares of common stock and warrants being offered by this prospectus. This prospectus is part of that registration statement. This prospectus does not contain all of the information set forth in the registration statement or the exhibits to the registration statement. For further information with respect to us and the shares we are offering pursuant to this prospectus, you should refer to the registration statement and its exhibits. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete, and you should refer to the copy of that contract or other documents filed as an exhibit to the registration statement. You may read or obtain a copy of the registration statement at the SEC’s public reference room and website referred to above.

54

Stevia First Corp.

(formerly Legend Mining, Inc.)

(A Development Stage Company)

FINANCIAL STATEMENTS

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

Stevia First Corp.

(Formerly Legend Mining, Inc.)

(A Development Stage Company)

Yuba City, California

We have audited the accompanying balance sheets of Stevia First Corp. (formerly Legend Mining, Inc.), a development stage company, (the “Company”) as of March 31, 2012 and 2011, and the related statements of operations, stockholders’ deficiency and cash flows for the years then ended and for the period July 1, 2007 (inception) to March 31, 2012. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of March 31, 2012 and 2011, and the results of its operations and its cash flows for the years then ended and for the period July 1, 2007 (inception) to March 31, 2012, in conformity with accounting principles generally accepted in the United States of America.

The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company had a stockholders’ deficiency and has experienced recurring operating losses and negative operating cash flows since inception. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1 to the financial statements. The accompanying financial statements do not include any adjustments to reflect the possible future effects on the recoverability and classification of assets or the amounts and classifications of liabilities that might result from the outcome of this uncertainty.

Weinberg & Company, P.A.

Los Angeles, California

November 5, 2012

F-2

STEVIA FIRST CORP
(FORMERLY LEGEND MINING INC)
(A DEVELOPMENT STAGE COMPANY)
BALANCE SHEETS

	March 31,	March 31,
	2012	2011

Assets

Current Assets
Cash	$532,206	$10,596
Security Deposit	1,500	-
Prepaid Expense	1,200	862
Total Current Assets	534,906	11,458

Total Assets	$534,906	$11,458

Liabilities and Stockholders' Deficiency

Current Liabilities
Accounts payable and accrued liabilities	$79,762	$8,148
Accounts Payable - Related Party	10,921	1,000
Notes Payable	196,800	81,800
Accrued Interest	19,130	5,772
Total Current Liabilities	306,613	96,720

Notes Payable, Convertible, long term	450,000	-
Less discount	(172,476)	-
Notes Payable, Convertible, long term, net of discount	277,524	-
Total liabilities	584,137	96,720

Stockholders' Deficiency
Common stock, par value $0.001 per share; 525,000,000 shares authorized; 51,650,000 and 51,450,000 shares issued and outstanding	51,650	51,450
Additional paid-in-capital	1,330,634	(26,450)
Deficit accumulated during the development stage	(1,431,515)	(110,262)
Total stockholders' deficiency	(49,231)	(85,262)
Total liabilities and stockholders' deficiency	$534,906	$11,458

The Accompanying Notes are an Integral Part of These Financial Statements

F-3

STEVIA FIRST CORP
(FORMERLY LEGEND MINING INC)
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF OPERATIONS

			From July 1,
			2007
	Twelve Months Ended		(Inception) to
	March 31,		March 31,
	2012	2011	2012

Revenues	$-	$-	$-

Operating Expenses:

General and Administrative	1,127,402	1,137	1,129,180
Leasehold Impairment Expense	38,091	-	38,091
Mineral Properties	0	0	12,228
Professional fees	120,437	25,582	205,920
Related Party Rent	8,500	0	8,500
Related Party Consulting Fee	6,000	5,000	11,000
Loss from operations	(1,300,430)	(31,719)	(1,404,919)

Other expenses
Foreign currency translation	(2,523)	-	(2,523)
Interest expense	(18,300)	(3,556)	(24,073)

Net loss	$(1,321,253)	$(35,275)	$(1,431,515)

Loss per share - Basic and diluted	$(0.03)	$(0.00)

Weighted Average Number of Common Shares Outstanding	51,451,096	51,450,000

The Accompanying Notes are an Integral Part of These Financial Statements

F-4

STEVIA FIRST CORP
(FORMERLY LEGEND MINING INC)
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIENCY)

				Deficit
				accumulated
			Additional	During the
	Common Stock		Paid-in-	exploration
Description	Shares	Amount	Capital	Stage	Total
Balance- July 1, 2007	-	$-	$-	$-	$-
November 28, 2007 Subscribed for cash at $0.0001	31,500,000	31,500	(27,000)	-	4,500
December 18, 2007 Subscribed for cash at $0.0001	11,200,000	11,200	(3,200)	-	8,000
January 18, 2008 Subscribed for cash at $0.0001	8,750,000	8,750	3,750	-	12,500
Net loss	-	-	-	(8,583)	(8,583)
Balance- March 31, 2008	51,450,000	51,450	(26,450)	(8,583)	16,417

Net loss	-	0	0	(38,112)	(38,112)
Balance- March 31, 2009	51,450,000	51,450	(26,450)	(46,695)	(21,695)

Net loss	-	-	-	(28,292)	(28,292)
Balance- March 31, 2010	51,450,000	51,450	(26,450)	(74,987)	(49,987)

Net loss	-	-	-	(35,275)	(35,275)
Balance- March 31, 2011	51,450,000	51,450	(26,450)	(110,262)	(85,262)

Subscribed for cash at $1.00	200,000	200	199,800	-	200,000
Beneficial Conversion Feature of convertible Debt	-	-	177,404	-	177,404
Stock based compensation	-	-	979,880	-	979,880
Net loss				(1,321,253)	(1,321,253)

Balance- March 31, 2012	51,650,000	$51,650	$1,330,634	$(1,431,515)	$(49,231)

 The Accompanying Notes are an Integral Part of These Financial Statements.

F-5

STEVIA FIRST CORP
(FORMERLY LEGEND MINING INC)
(A DEVELOPMENT STAGE COMPANY)
STATEMENTS OF CASH FLOWS

			From July 1, 2007
	Twelve Months Ended		(Inception) to
	March 31,		March 31,
	2012	2011	2012

Operating activities
Net loss	$(1,321,253)	$(35,275)	$(1,431,515)
Adjustments to reconcile net loss to net cash
Expenses paid on behalf of the Company by third party	-	5,000	5,000
Stock based compensation	979,880	-	979,880
Amortization of note discount	4,928	-	4,928
Prepaid expense	(338)	(862)	(1,200)
Accrued interest	13,358	3,555	19,130
Accounts payable - Related Party	9,921	-	10,921
Accounts payable and accrued liabilities	71,614	1,462	74,762
Net Cash Used in Operating Activities	(241,890)	(26,120)	(338,094)

Financing activities
Notes payable from third party	115,000	35,000	196,800
Notes payable, convertible	450,000	-	450,000
Shares subscribed for cash	200,000	-	225,000
Net Cash Provided by Financing Activities	765,000	35,000	871,800

Investing activities
Security deposit	(1,500)	-	(1,500)
Net Cash Used in Investing Activities	(1,500)	-	(1,500)

Net increase in cash	521,610	8,880	532,206

Cash and Cash Equivalent - Beginning of Period	10,596	1,716	-
Cash and Cash Equivalent - End of Period	$532,206	$10,596	$532,206

Supplemental Disclosure of Cash Flow Information:
Cash paid during the period for:
Interest	$-	$-	$-

Income taxes
	$-	$-	$-

Non-Cash Activities:
Loan (expenses paid on behalf of the Company by third party)	$-	$5,000	$5,000

Beneficial Conversion of Convertible Notes Recorded as Note Discount	$177,404	$-	$177,404

The Accompanying Notes are an Integral Part of These Financial Statements.

F-6

STEVIA FIRST CORP.

(Formerly Legend Mining Inc.)

(A Development Stage Company)

NOTES TO FINANCIAL STATEMENTS FOR THE YEARS ENDED

MARCH 31, 2012 AND 2011

1.  BUSINESS AND BASIS OF OPERATIONS

Stevia First Corp. (the “Company”, “we”, “us” or “our”) formerly Legend Mining Inc., was incorporated under the laws of the State of Nevada on June 29, 2007. During the period from July 1, 2007 (inception) to June 30, 2011, the Company commenced operations by issuing shares and acquiring a mineral property located in the Province of Saskatchewan, Canada. The Company was unable to keep the mineral claim in good standing due to lack of funding, and accordingly its interest in it has expired. On October 10, 2011, the Company completed a merger with its wholly-owned subsidiary, Stevia First Corp., whereby it changed its name from “Legend Mining Inc.” to “Stevia First Corp.” In connection with a related change in management, the addition of key personnel, and the lease of property for laboratory and office space in California, the Company is now pursuing its new business as an agricultural biotechnology company engaged in the cultivation and harvest of stevia leaf and the development of stevia products.  The Company has not produced any revenues and is considered a development stage company.  The Company's fiscal year end is March 31.

Going Concern

These financial statements have been prepared on a going concern basis which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future.  The Company has incurred losses since inception resulting in an accumulated deficit of $1,431,515 as at March 31, 2012, and further losses are anticipated in the development of its business raising substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. Management believes that it has sufficient cash to fund operations for at least one year. Management intends to finance operating costs over the next twelve months with existing cash on hand, loans and private placements of equity or debt securities. There is no assurance that the Company will be able to obtain further loans, or that the Company will be able to raise sufficient funds through private placements or otherwise.

2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

F-7

It is management's opinion that all adjustments necessary for the fair statement of the results for the interim period have been made. All adjustments are of normal recurring nature, or a description is included in these notes of the nature and amount of any adjustments other than normal recurring adjustments.

Fair Value of Financial Instruments

The carrying value of cash and accounts payable and accrued liabilities approximates their fair value because of the short maturity of these instruments. Unless otherwise noted, it is management's opinion that the Company is not exposed to significant interest, currency or credit risks arising from these financial instruments.

Income Taxes

The Company follows the liability method of accounting for income taxes.  Under this method, deferred income tax assets and liabilities are recognized for the estimated tax consequences attributable to differences between the financial statement carrying values and their respective income tax basis (temporary differences). The effect on deferred income tax assets and liabilities of a change in tax rates is recognized as income (loss) in the period that includes the enactment date.

Stock-Based Compensation

The Company periodically issues stock options and warrants to employees and non-employees in capital raising transactions, for services and for financing costs. The Company accounts for share-based payments under the guidance as set forth in the Share-Based Payment Topic of the FASB Accounting Standards Codification (“ASC”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees, officers, directors, and consultants, including employee stock options, based on estimated fair values. The Company estimates the fair value of share-based payment awards to employees and directors on the date of grant using an option-pricing model, and the value of the portion of the award that is ultimately expected to vest is recognized as expense over the required service period in the Company's Statements of Operations. The Company accounts for stock option and warrant grants issued and vesting to non-employees in accordance with the authoritative guidance whereas the value of the stock compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) the date at which the necessary performance to earn the equity instruments is complete. Stock-based compensation is based on awards ultimately expected to vest and is reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, as necessary, in subsequent periods if actual forfeitures differ from those estimates.

Basic and Diluted Loss Per Share

The Company computes loss per share in accordance with ASC 260, “Earnings per Share” which requires presentation of both basic and diluted earnings per share on the face of the statement of operations. Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of outstanding common shares during the period. Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period.  Dilutive loss per share excludes all potential common shares if their effect is anti-dilutive.

F-8

As of March 31, 2012, the Company has no potential dilutive instruments and accordingly basic loss and diluted loss per share are the same. Options to acquire 2,100,000 shares of common stock at March 31, 2012 and 786,058 common shares issuable under convertible note agreements have been excluded from the calculation at March 31, 2012 as the effect would have been anti-dilutive.

Recent Accounting Pronouncements

The Company’s management has evaluated the recently issued accounting pronouncements through the date of this report and has determined that their adoption will not have a material impact on the financial position, results of operations, or cash flows of the Company.

3. NOTES PAYABLE

From inception through March 31, 2012, the Company issued 11 separate unsecured promissory notes with an aggregate principal amount of $196,800. Each of the unsecured promissory notes was payable upon demand and bore interest at 6.0% per annum.

4.  CONVERTIBLE NOTES PAYABLE

On January 31, 2012, the Company issued a $250,000 convertible debenture to a single investor. The debenture bears interest at the rate of 6.0% per annum, payable semi-annually in arrears on June 30 and December 31 of each year beginning on June 30, 2012. The debenture is convertible at the holder’s option into the Company’s common stock at an initial conversion price of $0.50 per share, subject to adjustment for stock dividends and splits, subsequent rights offerings and pro rata distributions to our common stockholders. We may elect to make interest payments in common stock valued at the conversion price. The entire principal balance of the debenture is due and payable three years following its issuance unless earlier redeemed by us in accordance with its terms. We may repay the principal and interest owing under the debenture in common stock at maturity or upon redemption of the debenture. The debenture also provides for customary events of default which, if any of them occurs, would permit or require the principal of and accrued interest on the debenture to become or to be declared due and payable.

On February 7, 2012, the Company entered into a Subscription Agreement (the “Subscription Agreement”) with one investor in a private placement, pursuant to which such investor irrevocably agreed to purchase $1,250,000 in common stock and convertible debentures from the Company over a twelve month period beginning on March 1, 2012.  Under the Subscription Agreement, the investor agreed to purchase an aggregate of 625,000 shares of common stock and convertible debentures with an aggregate principal amount of $625,000 in five tranches, for proceeds to us of $250,000 per tranche, convertible into a total of 693,774 shares of our common stock at prices ranging from $0.65 to $1.25. The conversion price of the common stock underlying each of the convertible debentures is subject to adjustment upon a reclassification or other change in the Company’s outstanding common stock and certain distributions to all holders of the Company’s common stock. The entire principal balance of each debenture is due and payable three years following its date of issuance unless earlier redeemed by the Company in accordance with its terms. As of March 31, 2012, the Company had received $200,000 in proceeds attributable to the issuance of convertible debentures under the Subscription Agreement.

Certain of the convertible debentures issued to the investor pursuant to the Subscription Agreement were required to be issued with conversion prices less than the market price of the Company’s common stock at the time of issuance, creating a beneficial conversion feature of $177,404 upon issuance. The beneficial conversion feature was recorded as a discount to the notes payable and is being amortized over the life of the debentures, the balance of which was $172,476 at March 31, 2012.

5. EQUITY

2012 Stock Incentive Plan

The Company has adopted a stock option and incentive plan (the “2012 Stock Incentive Plan”). Pursuant to the terms of the 2012 Stock Incentive Plan, the exercise price for all equity awards issued under the 2012 Stock Incentive Plan is based on the market price per share of the Company’s common stock on the date of grant of the applicable award..

F-9

At March 31, 2012, options to purchase common shares were outstanding as follows:

	Shares	Weighted Average Exercise Price
Balance at March 31, 2011	-		$-
Granted	2,100,000		0.10
Exercised
Cancelled		$
Balance outstanding at March 31, 2012	2,100,000		$0.10
Balance exercisable at March 31, 2012	984,329	$

A summary of the Company’s stock option activity for the period ended March 31, 2012 is presented below:

	Number of options	Weighted Average Exercise Price	Weighted Average Grant-date Stock Price	Volatility

Options Outstanding, March 31, 2012	2,100,000	$0.10	$1.00	183.83%

Exercisable, March 31, 2012	984,329	$0.10	$1.00	183.83%

Through March 31, 2012, we had expensed total stock-based compensation of $979,880 and the remaining unamortized cost of the outstanding stock-based awards was $1,117,810. This cost will be amortized on a straight line basis over a weighted average remaining vesting period of 2 years and will be adjusted for subsequent changes in estimated forfeitures . Future option grants will increase the amount of compensation expense that will be recorded.

The intrinsic value of all outstanding stock options at March 31, 2012, was $3,129,000.

Assumptions used in valuing stock options granted during the year ended March 31, 2012 are as follows: (i) volatility rate of 228%, (ii) discount rate of 4.3%, (iii) zero expected dividend yield, and (iv) expected life of 10 years for those options granted to consultants based upon the contractual term of the options and an expected life of approximately 5 years for those granted to employees. For employees the expected life is the average of the term of the option and the vesting period.

6.  INCOME TAXES

The Company has no tax provision for any period presented due to our history of operating losses. As of March 31, 2012, the Company had net operating loss carry forwards of approximately $1,431,515 that may be available to reduce future years' taxable income through 2028. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as management has determined that their realization is not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards.

7.  RELATED PARTY TRANSACTIONS AND LEASE OBLIGATIONS

Effective as of September 1, 2011, the Company entered into an unsecured lease agreement with World Ranches LLC (“One World Ranches”), which is jointly-owned by Dr. Avtar Dhillon, the Chairman of the Board of Directors of the Company, and his wife, Diljit Bains, for office and laboratory space located at 5225 Carlson Rd., Yuba City, CA 95993 for a term of five years expiring on September 1, 2016 at a rate of $1,000 per month.  As of March 31, 2012, remaining payments due over the term of the lease agreement totaled $48,000.  Also refer to Note 9 - Subsequent Events.

F-10

Effective as of January 1, 2012, the Company modified the lease agreement to provide for additional office and laboratory space for an additional $500 per month, for a total rental payment of $1,500 per month.  As a result, as of March 31, 2012, the remaining payments due over the term of the lease agreement total $75,000.

As of the April 23, 2012 amendment to the lease agreement, the remaining scheduled minimum rental payments required for each of the five succeeding fiscal years are as follows:

2013	$26,800
2014	$27,600
2015	$27,600
2016	$27,600

8.  SECURITY DEPOSIT

The Company has paid a refundable security deposit of $1,500 to One World Ranches under the lease agreement of the office and laboratory space located at 5225 Carlson Rd., Yuba City, CA. Also see to Note 7 – Related Party Transactions and Lease Obligations.

9. SUBSEQUENT EVENTS

On April 23, 2012, the Company entered into a lease agreement (the “Carlson Lease”) with One World Ranches, pursuant to which the Company has agreed to lease from One World Ranches certain office and laboratory space located at 5225 Carlson Road, Yuba City, California 95993.  The Carlson Lease begins on May 1, 2012 and expires on May 1, 2017 and the Company’s rent payments thereunder are $2,300 per month.  The Carlson Lease supersedes and replaces the commercial lease agreement previously entered by the Company for certain office and laboratory space at the same location. Also see Note 9 - Related Party Transactions.

On April 23, 2012, the Company entered into a lease agreement (the “Sutter Lease”) with Sutter Buttes LLC (“Sutter Buttes”), pursuant to which the Company has agreed to lease from Sutter Buttes approximately 1,000 acres of land in Sutter County, California on which the Company may either cultivate and harvest the stevia plant or locate stevia processing facilities.  The Sutter Lease begins on May 1, 2012 and expires on May 1, 2014 and the Company has paid the aggregate amount of all rent payments thereunder, totaling $250,000. One World Ranches and Sutter Buttes, the landlords under the Carlson Lease and the Sutter Lease, respectively, are each jointly-owned  by Dr. Avtar Dhillon, the Chairman of the Board of Directors of the Company, and his wife, Diljit Bains.

On May 24, 2012, the Company entered into note exchange agreements (each, a “Note Exchange Agreement”) with two holders of the Company’s outstanding promissory notes.  Such holders collectively hold eleven separate promissory notes for an aggregate principal amount of $196,800 that were issued by the Company on dates ranging from December 23, 2008 to October 26, 2011 and bear interest at a rate of 6.0% per annum.

Pursuant to the Note Exchange Agreements, at the closing on May 25, 2012 thereunder all principal and accrued but unpaid interest under each holder’s outstanding promissory notes, totaling approximately $214,008 was canceled in exchange for 214,008 shares of the Company’s common stock issued at a conversion rate of $1.00 per share.

F-11

On May 22, 2012, the Company received an advance payment of $850,000 from the investor under the subscription agreement entered into on February 7, 2012 (the “Subscription Agreement”), which represents all remaining amounts owed by the investor under the Subscription Agreement. The company issued 425,000 shares of common stock and convertible debentures with a principal amount of $425,000 in exchange for the $850,000 payment.

Pursuant to the terms of the Subscription Agreement, the investor thereunder agreed to purchase from the Company an aggregate of 625,000 shares of common stock and convertible debentures with an aggregate principal amount of $625,000 in five tranches over a twelve month period beginning on March 1, 2012.  Prior to the Company’s receipt of the investor’s advance payment of $850,000, the investor had purchased 200,000 shares of common stock and convertible debentures with a principal amount of $200,000 under the Subscription Agreement for total proceeds to the Company of $400,000.  In connection with the investor’s $850,000 advance payment, the Company has issued to the investor 425,000 shares of common stock and convertible debentures with the following principal amounts and exercise prices:  (i) a $50,000 debenture convertible into shares of common stock at a conversion price of $0.80; (ii) a $125,000 debenture convertible into shares of common stock at a conversion price of $0.95; (iii) a $125,000 debenture convertible into shares of common stock at a conversion price of $1.10; and (iv) a $125,000 debenture convertible into shares of common stock at a conversion price of $1.25; with the aggregate principal amount of all such convertible debentures totaling $425,000.

F-12

STEVIA FIRST CORP

(A DEVELOPMENT STAGE COMPANY)

CONDENSED BALANCE SHEETS

	December 31,	March 31,
	2012	2012
	(unaudited)
Assets

Current Assets:
Cash	$595,963	$532,206
Security deposit	2,500	1,500
Prepaid Expense	26,161	1,200
Advance payment on related party lease, current	125,000	-
Total Current Assets	749,624	534,906

Advance payment on related party lease, net of current portion	41,666	-

Total Assets	$791,290	$534,906

Liabilities and Stockholders' Deficit

Current Liabilities
Accounts payable and accrued liabilities	$83,657	$79,762
Accounts Payable - Related Party	9,590	10,921
Notes Payable	-	196,800
Accrued Interest	-	19,130
Derivative Liability	289,137	-
Total Current Liabilities	382,384	306,613

Notes Payable, Convertible, long term	1,375,000	450,000
Less discount	(586,458)	(172,476)
Notes Payable, Convertible, long term, net of discount	788,542	277,524
Total liabilities	1,170,926	584,137

Stockholders' Deficit
Common stock, par value $0.001 per shares; 525,000,000 shares authorized; 53,874,824 and 51,650,000 shares issued and outstanding	53,875	51,650
Unvested, issued common stock	(168,750)	-
Additional paid-in-capital	2,938,789	1,330,634
Deficit accumulated during the development stage	(3,203,550)	(1,431,515)
Total stockholders' deficit	(379,636)	(49,231)
Total liabilities and stockholders' deficit	$791,290	$534,906

The Accompanying Notes are an Integral Part of These Condensed Financial Statements.

F-13

STEVIA FIRST CORP

(A DEVELOPMENT STAGE COMPANY)

CONDENSED STATEMENTS OF OPERATIONS

(Unaudited)

					From July 1,
					2007
	Three Months Ended		Nine Months Ended		(Inception) to
	December 31,		December 31,		December 31,
	2012	2011	2012	2011	2012

Revenue	$-	$-	$-	$-	$-

Operating expenses:
General and administrative	590,506	34,886	1,674,092	116,692	3,056,963
Rent and other related party costs	41,150	4,500	107,600	11,500	129,648
Research & development	41,657	-	130,747	-	130,747
Total operating expenses	673,313	39,386	1,912,439	128,192	3,317,358

Loss from operations	(673,313)	(39,386)	(1,912,439)	(128,192)	(3,317,358)

Other income (expenses)
Foreign currency translation	160	(1,431)	(42)	(2,035)	(2,565)
Interest expense	(69,468)	(2,915)	(122,421)	(6,803)	(146,494)
Change in fair value of derivative liability	234,321	-	234,321		234,321
Cost of Offering	(78,458)	-	(78,458)	-	(78,458)
Gain on settlement of debt	-	-	107,004	-	107,004
Net loss	$(586,758)	$(43,732)	$(1,772,035)	$(137,030)	$(3,203,550)

Loss per share - basic and diluted	$(0.01)	$(0.00)	$(0.03)	$(0.00)
Weighted average number of common shares outstanding- basic and diluted	53,843,290	51,450,000	52,922,599	51,450,000

The Accompanying Notes are an Integral Part of These Condensed Financial Statements.

F-14

STEVIA FIRST CORP

(A DEVELOPMENT STAGE COMPANY)

CONDENSED STATEMENTS OF STOCKHOLDERS' DEFICIT

				Deficit
				accumulated	Unvested,
			Additional	During the	issued
	Common Stock		Paid-in-	exploration	Common
Description	Shares	Amount	Capital	Stage	Stock	Total
Balance- July 1, 2007	-	$-	$-	$-	$-	$-
November 28, 2007 Subscribed for cash at $0.0001	31,500,000	31,500	(27,000)	-		4,500
December 18, 2007 Subscribed for cash at $0.0001	11,200,000	11,200	(3,200)	-		8,000
January 18, 2008 Subscribed for cash at $0.0001	8,750,000	8,750	3,750	-		12,500
Net loss	-	-	-	(8,583)		(8,583)
Balance- March 31, 2008	51,450,000	51,450	(26,450)	(8,583)	-	16,417

Net loss	-	-	-	(38,112)		(38,112)
Balance- March 31, 2009 (restated)	51,450,000	51,450	(26,450)	(46,695)	-	(21,695)

Net loss	-	-	-	(28,292)		(28,292)
Balance- March 31, 2010	51,450,000	51,450	(26,450)	(74,987)	-	(49,987)

Net loss	-	-	-	(35,275)		(35,275)
Balance- March 31, 2011	51,450,000	51,450	(26,450)	(110,262)	-	(85,262)

Subscribed for cash at $1.00	200,000	200	199,800	-		200,000
Beneficial Conversion Feature of convertible Debt	-	-	177,404	-		177,404
Stock based compensation	-	-	979,880			979,880
Net loss	-	-		(1,321,253)		(1,321,253)
Balance- March 31, 2012	51,650,000	51,650	1,330,634	(1,431,515)	-	(49,231)

Subscribed for cash at $1.00	425,000	425	424,575	-	-	425,000
Common stock issued upon May 25, 2012 conversion of notes payable	214,008	214	106,790	-	-	107,004
Common stock issued to employees and director, unvested	700,000	700	188,300		(168,750)	20,250
Common stock issued upon exercise of options	850,000	850	174,150	-	-	175,000
Common stock issued as payment of accrued interest	35,816	36	26,214			26,250
Stock based compensation	-	-	688,126	-	-	688,126
Net loss	-	-	-	(1,772,035)	-	(1,772,035)

Balance- December 31, 2012 (unaudited)	53,874,824	$53,875	$2,938,789	$(3,203,550)	$(168,750)	$(379,636)

The Accompanying Notes are an Integral Part of These Condensed Financial Statements.

F-15

STEVIA FIRST CORP

(A DEVELOPMENT STAGE COMPANY)

CONDENSED STATEMENTS OF CASH FLOWS

(Unaudited)

			From July 1, 2007
	Nine Months Ended		(Inception) to
	December 31,		December 31,
	2012	2011	2012

Operating activities
Net loss	$(1,772,035)	$(137,030)	$(3,203,550)
Adjustments to reconcile net loss to net cash used in operating activities
Loan (expenses paid on behalf of the Company by third party)	-	-	5,000
Stock based compensation	708,376	-	1,688,256
Gain on settlement of debt	(107,004)	-	(107,004)
Cost of Offering	78,458	-	78,458
Change in fair value of derivative liability	(234,321)	-	(234,321)
Amortization of debt discount	86,018	-	90,946
Prepaid expense	(24,961)	(2,374)	(26,161)
Advance payment on related party lease	(166,666)	-	(166,666)
Accrued interest	24,328	6,789	43,457
Accounts payable - related party	(1,330)	(1,000)	9,591
Accounts payable and accrued liabilities	143,894	24,630	218,657
Net cash used in operating activities	(1,265,243)	(108,985)	(1,603,337)

Financing activities
Loans from third party	-	115,000	196,800
Proceeds from issuance of convertible notes	870,000	-	1,320,000
Proceeds from exercise of options	35,000	-	60,000
Shares subscribed for cash	425,000	-	625,000
Net cash provided by financing activities	1,330,000	115,000	2,201,800

Investing activities
Security deposit	(1,000)	-	(2,500)
Net cash used in investing activities	(1,000)	-	(2,500)

Net increase in cash	63,757	6,015	595,963

Cash and cash equivalent - beginning of period	532,206	10,596	-
Cash and cash equivalent - end of period	$595,963	$16,611	$595,963
Supplemental disclosure of cash flow information:			$-
Cash paid during the period for:
Interest	$12,075	$-	$12,075
Income taxes
	$-	$-	$-

Non-cash activities:
Loan (expenses paid on behalf of the Company by third party)	$-	$(5,000)	$(5,000)
Cancellation of payable applied to option exercise price	$140,000	$-	$140,000
Issuance of common stock upon conversion of notes payable and accrued interest	$107,004	$-	$107,004
Fair value of beneficial conversion feature of convertible notes	$-	$-	$177,404
Fair value of warrants issued with convertible debentures	$500,000	$-	$500,000
Conversion of accrued interest to common stock	$26,250	$-	$26,250

The Accompanying Notes are an Integral Part of these Condensed Financial Statements.

F-16

STEVIA FIRST CORP.

(A Development Stage Company)

NOTES TO CONDENSED FINANCIAL STATEMENTS

THREE AND NINE MONTHS ENDED DECEMBER 31, 2012

(Unaudited)

1. BUSINESS AND BASIS OF PRESENTATION

Stevia First Corp. (the “Company”, “we”, “us”, or “our”) formerly Legend Mining Inc., was incorporated under the laws of the State of Nevada on June 29, 2007. During the period from July 1, 2007 (inception) to June 30, 2011, the Company commenced operations by issuing shares and acquiring a mineral property located in the Province of Saskatchewan, Canada. The Company was unable to keep the mineral claim in good standing due to lack of funding, and accordingly its interest in it has expired. On October 10, 2011, the Company completed a merger with its wholly-owned subsidiary, Stevia First Corp., whereby it changed its name from “Legend Mining Inc.” to “Stevia First Corp.” In connection with a related change in management, the addition of key personnel, and the lease of property for laboratory and office space in California, the Company is now pursuing its new business as an agricultural biotechnology company engaged in the cultivation and harvest of stevia leaf and the development of stevia products. The Company has not produced any revenues and is considered a development stage company. The Company's fiscal year end is March 31.

Going Concern

These financial statements have been prepared on a going concern basis, which assumes the Company will be able to realize its assets and discharge its liabilities in the normal course of business for the foreseeable future. The Company has incurred losses since inception resulting in an accumulated deficit of $3,203,550 as at December 31, 2012, and further losses are anticipated in the development of its business, raising substantial doubt about the Company's ability to continue as a going concern. As of December 31, 2012, the Company has a stockholders’ deficit of $379,636. . As a result, the Company’s independent registered public accounting firm, in its report on the Company’s March 31, 2012 financial statements, has raised substantial doubt about the Company’s ability to continue as a going concern.

The condensed financial statements do not include any adjustments that might be necessary should the Company be unable to continue as a going concern.

The ability to continue as a going concern is dependent upon the Company generating profitable operations in the future and/or obtaining the necessary financing to meet its obligations and repay its liabilities arising from normal business operations when they come due. We expect our total expenditures over the next 12 months to be approximately $1,500,000. After giving effect to the funds raised in our recent financings, as of the date of this report we expect to have sufficient funds to operate our business over the next 6 months. However, our estimate of total expenditures could increase if we encounter unanticipated difficulties. In addition, our estimates of the amount of cash necessary to fund our business may prove to be wrong, and we could spend our available financial resources much faster than we currently expect. If we cannot raise the money that we need in order to continue to develop our business, we will be forced to delay, scale back or eliminate some or all of our proposed operations. If any of these were to occur, there is a substantial risk that our business would fail. We expect to continue to seek funding from our stockholders and other qualified investors in order to pursue our business plan. We do not have any arrangements in place for any future financing. Sources of additional funds may not be available on acceptable terms or at all.

Basis of Presentation

The unaudited condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (the “U.S.”) for interim financial information and with the instructions to Securities and Exchange Commission (“SEC”) Form 10-Q and Article 8 of Regulation S-X. Accordingly, they do not include all of the information and footnotes required by accounting principles generally accepted in the U.S. for complete financial statements. The unaudited condensed financial statements contain all normal recurring accruals and adjustments that, in the opinion of the Company’s management, are necessary to present fairly the condensed financial position of the Company as of December 31, 2012, the unaudited condensed results of its operations for the three and nine months ended December 31, 2012 and 2011, and the unaudited condensed cash flows for the nine months ended December 31, 2012 and 2011.

The balance sheet information as of March 31, 2012 was derived from the audited financial statements included in the Company’s financial statements as of and for the years ended March 31, 2012 and 2011, included elsewhere in this prospectus. These financial statements should be read in conjunction with those audited financial statements.

F-17

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Use of Estimates and Assumptions

The preparation of financial statements in conformity with generally accepted accounting principles in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the period. Actual results could differ from those estimates.

It is management's opinion that all adjustments necessary for the fair statement of the results for the interim period have been made. All adjustments are of normal recurring nature, or a description is included in these notes of the nature and amount of any adjustments other than normal recurring adjustments.

Income Taxes

The Company follows the liability method of accounting for income taxes. Under this method, deferred income tax assets and liabilities are recognized for the estimated tax consequences attributable to differences between the financial statement carrying values and their respective income tax basis (temporary differences). The effect on deferred income tax assets and liabilities of a change in tax rates is recognized as income (loss) in the period that includes the enactment date.

Stock-Based Compensation

The Company periodically issues stock options and warrants to employees and non-employees in capital raising transactions, for services and for financing costs. The Company accounts for share-based payments under the guidance as set forth in the Share-Based Payment Topic of the FASB Accounting Standards Codification (“ASC”), which requires the measurement and recognition of compensation expense for all share-based payment awards made to employees, officers, directors, and consultants, including employee stock options, based on estimated fair values. The Company estimates the fair value of share-based payment awards to employees and directors on the date of grant using an option-pricing model, and the value of the portion of the award that is ultimately expected to vest is recognized as expense over the required service period in the Company's Statements of Operations. The Company accounts for stock option and warrant grants issued and vesting to non-employees in accordance with the authoritative guidance whereas the value of the stock compensation is based upon the measurement date as determined at either a) the date at which a performance commitment is reached, or b) the date at which the necessary performance to earn the equity instruments is complete. Stock-based compensation is based on awards ultimately expected to vest and is reduced for estimated forfeitures. Forfeitures are estimated at the time of grant and revised, as necessary, in subsequent periods if actual forfeitures differ from those estimates.

Basic and Diluted Loss Per Share

The Company computes loss per share in accordance with ASC 260, “Earnings per Share” which requires presentation of both basic and diluted earnings per share on the face of the statement of operations. Basic loss per share is computed by dividing net loss available to common shareholders by the weighted average number of outstanding common shares during the period. Diluted loss per share gives effect to all dilutive potential common shares outstanding during the period. Dilutive loss per share excludes all potential common shares if their effect is anti-dilutive.

As of December 31, 2012, the Company has no potential dilutive instruments and accordingly basic loss and diluted loss per share are the same. Options to acquire 2,950,000 shares of common stock, warrants to acquire 1,080,000 shares of common stock and 2,193,773 common shares issuable under convertible note agreements at December 31, 2012 have been excluded from the calculation at December 31, 2012 as the effect would have been anti-dilutive. The Company has also excluded 700,000 shares of common stock that were issued but unearned from its calculation at December 31, 2012 (see Note 6).

Financial Assets and Liabilities Measured at Fair Value

 The Company uses various inputs in determining the fair value of its investments and measures these assets on a recurring basis. Financial assets recorded at fair value in the condensed balance sheets are categorized by the level of objectivity associated with the inputs used to measure their fair value.

Authoritative guidance provided by the Financial Accounting Standards Board (“FASB”) defines the following levels directly related to the amount of subjectivity associated with the inputs to fair valuation of these financial assets:

Level 1	Quoted prices in active markets for identical assets or liabilities.

Level 2	Inputs, other than the quoted prices in active markets, that is observable either directly or indirectly.

F-18

Level 3	Unobservable inputs based on the Company’s assumptions.

The following table presents certain investments and liabilities of the Company’s financial assets measured and recorded at fair value on the Company’s condensed balance sheets on a recurring basis and their level within the fair value hierarchy as of December 31, 2012.

	Level 1	Level 2	Level 3	Total
Fair value of Derivative Liability	$-	$-	$289,137	$289,137

Derivative Financial Instruments

The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives. For derivative financial instruments that are accounted for as liabilities, the derivative instrument is initially recorded at its fair value and is then re-valued at each reporting date, with changes in the fair value reported in the statements of operations. For stock-based derivative financial instruments, the Company uses the probability weighted average Black-Scholes-Merton models to value the derivative instruments at inception and on subsequent valuation dates through the December 31, 2012 reporting date. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period.  Derivative instrument liabilities are classified in the balance sheet as current or non-current based on whether or not net-cash settlement of the derivative instrument could be required within 12 months of the balance sheet date.

Recent Accounting Pronouncements

The Company’s management has evaluated the recently issued accounting pronouncements through the date of this report and has determined that their adoption will not have a material impact on the financial position, results of operations, or cash flows of the Company.

3. NOTES PAYABLE

From inception through March 31, 2012, the Company issued 11 separate unsecured promissory notes with an aggregate principal amount of $196,800. Each of the unsecured promissory notes was payable upon demand and bore interest at 6.0% per annum.

On May 25, 2012, the Company exchanged the outstanding principal, totaling $196,800, and accrued but unpaid interest, totaling $17,208, under the outstanding promissory notes for an aggregate of 214,800 shares of the Company’s common stock, at a conversion rate of $1.00 per share. As the market price ($0.50) of the Company’s stock at the date of the exchange was less than the conversion rate, the Company recognized a gain from the settlement of the debt of $107,004 on the Company’s accompanying statement of operations for the nine months ended December 31, 2012.

F-19

4. CONVERTIBLE NOTES PAYABLE

Convertible notes payable consists of the following as of December 31, 2012 and March 31, 2012:

	December 31, 2012 (Unaudited)	March 31, 2012
Subordinated unsecured convertible notes payable, interest at 6% per annum payable quarterly (a)	$250,000	$250,000
Subordinated unsecured convertible notes payable, interest at 6% per annum payable semi-annually (b)	625,000	200,000
Convertible notes payable (c)	500,000	-
Total convertible notes	1,375,000	450,000

Less: note discount	(586,458)	(172,456)
Convertible notes payable, net of note discount	$788,542	$277,524

(a)        On January 31, 2012, the Company issued a $250,000 convertible debenture to a single investor (the “January Convertible Debenture). The January Convertible Debenture bears interest at the rate of 6.0% per annum, payable semi-annually in arrears on June 30 and December 31 of each year beginning on June 30, 2012. It is convertible at the holder’s option into the Company’s common stock at an initial conversion price of $0.50 per share, subject to adjustment for stock dividends and splits, subsequent rights offerings and pro rata distributions to our common stockholders. We may elect to make interest payments in common stock valued at the conversion price. The entire principal balance of the debenture is due and payable three years following its issuance unless earlier redeemed by us in accordance with its terms. We may repay the principal and interest owing under the debenture in common stock at maturity or upon redemption of the debenture. The debenture also provides for customary events of default which, if any of them occurs, would permit or require the principal of and accrued interest on the debenture to become or to be declared due and payable. As of December 31, 2012, the entire principal balance of $250,000 was outstanding. During the period ending December 31, 2012, accrued interest due on this convertible debenture of $7,500 was converted into 15,000 shares of the Company’s common stock based on the conversion rate of $0.50 per share. If the outstanding principal had been converted into shares of our common stock as of December 31, 2012, the holders thereof would have received 500,000 shares of common stock.

(b)         On February 7, 2012, the Company entered into a Subscription Agreement (the “Subscription Agreement”) with one investor in a private placement, pursuant to which such investor irrevocably agreed to purchase $1,250,000 in common stock and convertible debentures from the Company over a twelve month period beginning on March 1, 2012.  Under the Subscription Agreement, the investor agreed to purchase an aggregate of (i) 625,000 shares of common stock and (ii) convertible debentures with an aggregate principal amount of $625,000 convertible into a total of 693,774 shares of our common stock at prices ranging from $0.65 to $1.25, in five tranches, for proceeds to us of $250,000 per tranche. The conversion price of the common stock underlying each of the convertible debentures is subject to adjustment upon a reclassification or other change in the Company’s outstanding common stock and certain distributions to all holders of the Company’s common stock. The entire principal balance of each debenture is due and payable three years following its date of issuance unless earlier redeemed by the Company in accordance with its terms. As of March 31, 2012, the Company had received $200,000 in proceeds attributable to the issuance of convertible debentures under the Subscription Agreement and $200,000 in proceeds attributable to the issuance of common stock (see Note 5). On May 22, 2012, the Company issued the remaining $425,000 in convertible debentures upon receipt of the remaining balance due under the Subscription Agreement (in addition to the $425,000 in proceeds received by the Company in consideration for the issuance of its common stock under the Subscription Agreement - see Note 5). Each of these convertible debentures bears interest at the rate of 6.0% per annum, payable semi-annually in arrears on June 30 and December 31 of each year. During the period ending December 31, 2012, the aggregate accrued interest due on these convertible debentures of $18,750 was converted into 20,816 shares of the Company’s common stock based on the conversion rates of the five tranches of these convertible debentures ranging from $0.65 to $1.25 per share. As of December 31, 2012, all $625,000 of these convertible debentures were outstanding. If the outstanding principal on all of the convertible debentures issued pursuant to the Subscription Agreement were converted into common shares, as of December 31, 2012, the holders thereof would receive 1,193,773 shares of common stock.

During the nine months ended December 31, 2012, the conversion price of the convertible debentures issued under the Subscription Agreement was greater than the market value of our common stock as of the date of issuance. As such, the Company did not recognize any beneficial conversion feature upon issuance. During the year ended March 31, 2012, the Company had issued convertible notes under the Subscription Agreement where the market price of our common shares was in excess of the conversion price, creating a beneficial conversion feature of $177,404 upon issuance, representing the amount by which the value of the shares into which the notes are convertible exceeded the aggregate conversion price on the date of issuance. The beneficial conversion feature was recorded as a discount to the notes payable and is being amortized over the life of the notes, the balance of which was $172,456 at March 31, 2012. During the nine months ended December 31, 2012, the Company recognized interest expense of $44,351 relating to the amortization of this discount, resulting in an unamortized balance of $128,125 as of December 31, 2012.

F-20

(c)        On October 29, 2012, we entered into a Securities Purchase Agreement (the “Securities Purchase Agreement”) with two investors providing for the issuance and sale of an aggregate of $500,000 in convertible debentures and warrants to purchase 1,000,000 shares of our common stock, for proceeds to us of $500,000. The financing closed on November 1, 2012. After deducting for fees and expenses, the aggregate net proceeds from the sale of the debentures and warrants are expected to be approximately $445,000.

The debentures are non-interest bearing and mature on November 1, 2014. The debentures are convertible at the purchaser’s option into shares of the Company’s common stock (the “Conversion Shares”) at an initial conversion price of $0.50 per share, subject to adjustment for stock dividends and splits, subsequent rights offerings and pro rata distributions to the Company’s common stockholders. Upon the earlier of the effectiveness of a registration statement registering the Conversion Shares and Warrant Shares or the date the Conversion Shares and Warrant Shares may be sold pursuant to Rule 144 under the Securities Act of 1933 (the “Securities Act”) without volume or manner-of-sale restrictions (such earlier date, the “Trigger Date”), the conversion price of the debentures shall be reduced to the lesser of (i) the then conversion price or (ii) 90% of the average of the volume weighted average price of the Company’s common stock for the five trading days immediately prior to the Trigger Date, provided that the conversion price shall not be reduced to less than $0.35 per share (such adjusted conversion price, the “Reset Conversion Price”). The Company may force conversion of the debentures into Conversion Shares if, at any time following the Trigger Date, the volume weighted average price of the Company’s common stock for each of any five consecutive trading days exceeds 120% of the Reset Conversion Price. The debentures provide for certain restrictive covenants and events of default which, if any of them occurs, would permit or require the principal amount of the debentures to become or to be declared due and payable. As the initial conversion price was greater than the market value of our common stock as of the date of issuance the Company did not recognize any beneficial conversion feature upon issuance. The Company considered the current FASB guidance of “Determining Whether an Instrument Indexed to an Entity’s Own Stock” in its accounting for the debenture as to the potential change to the conversion price which is based upon a future "trigger event" that has not taken place or may not take place, and determined that the conversion price of the notes are fixed until the contingency is triggered. The Company considers the conversion feature to be indexed to the Company’s own stock, and as such, no further accounting is appropriate at this time. The Warrants related to the note issuance are described below and result in a freestanding derivative valued at $523,458 upon issuance.

Each of the purchasers was issued a warrant to purchase up to a number of shares of the Company’s common stock equal to 100% of the Conversion Shares initially issuable to such purchaser pursuant to the Securities Purchase Agreement (the “Warrant Shares”). The warrants will have an initial exercise price of $0.70 per share, are exercisable immediately upon issuance and have a term of exercise equal to five years. Effective upon the Trigger Date, the exercise price of the each warrant shall be reduced to the lesser of (i) the then exercise price or (ii) 110% of the Reset Conversion Price. The warrants are subject to adjustment for subsequent equity sales by the Company, as well as for stock dividends and splits, subsequent rights offerings and pro rata distributions to the Company’s common stockholders.

As a condition of the closing of the financing, the Company entered into a Registration Rights Agreement with the purchasers (the “Registration Rights Agreement”) pursuant to which the Company is obligated to file with the Securities and Exchange Commission one or more registration statements relating to the resale of Conversion Shares and Warrant Shares. The registration statement was filed on November 30, 2012, and the Company expects that such registration statement will be declared effective.

Dawson James Securities, Inc. (“Dawson”) acted as placement agent for the Financing. Pursuant to the terms of a Placement Agent Agreement entered into by the Company and Dawson on October 29, 2012, the Company agreed (a) to pay to Dawson placement agent fees equal to 8% of the aggregate purchase price paid by each purchaser, (b) to issue to Dawson warrants to purchase 8% of the aggregate number of Conversion Shares issued in the financing, and (c) to reimburse Dawson for certain expenses. The warrants issued to Dawson have the same terms as the warrant shares issued above.

Each of the warrants includes an anti-dilution provision that allows for the automatic reset of the exercise price upon any future sale of the Company’s common stock, warrants, options, convertible debt or any other equity-linked securities at an issuance, exercise or conversion price below the current exercise price of the warrants issued with the convertible debentures. The Company considered the current FASB guidance of “Determining Whether an Instrument Indexed to an Entity’s Own Stock” and determined that exercise price of the warrants are not a fixed amount because they are subject to fluctuation based on the occurrence of future offerings or events. As a result, the Company determined that the warrants are not considered indexed to the Company’s own stock and will characterize the initial fair value of these warrants as derivative liabilities upon issuance. The Company determined the aggregate initial fair value of the warrants issued to investors and placement agent to be $523,458 upon issuance. These amounts were determined by management using a using a probability weighted average Black-Scholes Merton option pricing model.

The total costs of the loan were $578,458 which includes the placement fees and expenses of $55,000 and the fair value of the warrant derivative of $523,458. To account for the these costs, the Company recorded a valuation discount of $500,000 upon issuance, and the incremental cost of $78,458 over the face amount of the note was recorded as a cost of the offering during the period ended December 31, 2012. The Company will amortize the valuation discount to interest expense over the life of the notes. During the nine months ended December 31, 2012, the Company recognized interest expense of $41,667 relating to the amortization of this discount, resulting in an unamortized balance of $458,333 as of December 31, 2012.

F-21

5. DERIVATIVE LIABILITY

 In June 2008, the FASB issued authoritative guidance on determining whether an instrument (or embedded feature) is indexed to an entity’s own stock.  Under the authoritative guidance, effective January 1, 2009, instruments which do not have fixed settlement provisions are deemed to be derivative instruments.  As of December 31, 2012 the Company’s most recent securities offering October 29, 2012 for an aggregate principal sum of $500,000 (Note 4) is subject to these provisions.

The warrants issued to investors and placement agent in relation to the October 29, 2012 offering (described in Note 5), do not have fixed settlement provisions because their exercise prices will be lowered if the Company issues securities at lower prices in the future.  The Company was required to include the reset provisions in order to protect the holders of the convertible notes from the potential dilution associated with future financings.

In accordance with the FASB authoritative guidance, the warrants issued in conjunction with the convertible notes have been characterized as derivative liabilities to be re-measured at the end of every reporting period with the change in value reported in the statement of operations.

At the date of issuance and as of December 31, 2012, the derivative liabilities valued using a probability weighted average Black-Scholes pricing model with the following assumptions:

Warrants:

	December 31, 2012	At Date of Issuance
Exercise Price	$0.63 - $0.70	$0.63 - $0.70
Stock Price	$0.32	$0.50

Risk-free interest rate	0.25%	0.25%
Expected volatility	143.20%	198.75%
Expected life (in years)	4.8 years	5.0 years
Expected dividend yield	0	0

Fair Value:	$289,137	$523,458

The risk-free interest rate was based on rates established by the Federal Reserve Bank. The Company uses the historical volatility of its common stock to estimate the future volatility for its common stock. The expected life of the warrants was determined by the expiration date of the warrants. The expected dividend yield was based on the fact that the Company has not paid dividends to its common stockholders in the past and does not expect to pay dividends to its common stockholders in the future.

At issuance date, the fair value of the derivative liability on the warrants was $523,458. As of December 31, 2012 the derivative liability of the warrants was $289,137.  For the nine months ended December 31, 2012, the Company recorded a change in fair value of the derivative liability of $234,321.

6. EQUITY

Common stock

During the nine months ended December 31, 2012, the Company sold 425,000 shares of its common stock for proceeds of $425,000 under a Subscription Agreement with one investor (See Note 4).

In July and August 2012, the Company issued an aggregate of 700,000 shares of its common stock to employees and a director of the Company vesting over a period ranging from 16 months to 60 months from the date of grant under the Company's 2012 Stock Incentive Plan. These shares of common stock issued to employees and a director were valued based upon the trading prices of the Company’s stock at the dates of grant for an aggregate fair value of $189,000. As the shares were issued, but not yet earned, the aggregate fair value of these shares was accounted for as a contra-equity account that is being amortized over the vesting term of the common stock award. As of December 31, 2012, all of these shares remained unvested. During the nine months ended December 31, 2012, the Company amortized $21,250 of the fair value of the common stock and recognized as stock compensation in their statement of operations, and $168,750 remained unamortized as of the period then ended.

F-22

7. STOCK OPTIONS

The Company has adopted a stock option and incentive plan (the “2012 Stock Incentive Plan”). Pursuant to the terms of the 2012 Stock Incentive Plan, the exercise price for all equity awards issued under the 2012 Stock Incentive Plan is based on the market price per share of the Company’s common stock on the date of grant of the applicable award.

On May 14, 2012 one consultant exercised an option to purchase 100,000 shares of the Company’s common stock at an exercise price of $0.10. On August 31, 2012 one consultant exercised an option to purchase 250,000 shares of the Company’s common stock at an exercise price of $0.10. On September 3, 2012 500,000 options were exercised by two consultants in exchange for $140,000 in fees owed pursuant to their six months consulting service agreement.

At December 31, 2012, options to purchase common shares were outstanding as follows:

	Shares	Weighted Average Exercise Price
Balance at March 31, 2012	2,100,000		$0.10
Granted	1,800,000		0.27
Exercised	(850,000)
Cancelled	(100,000)	$
Balance outstanding at December 31, 2012	2,950,000		$0.14
Balance exercisable at December 31, 2012	1,137,500	$

A summary of the Company’s stock option activity for the period ended December 31, 2012 is presented below:

	Number of options	Weighted Average Exercise Price	Weighted Average Grant-date Stock Price	Volatility

Options Outstanding, December 31, 2012	1,750,000	$0.10	$1.00	183.83%
	100,000	$0.27	$0.27	228.36%
	1,100,000	$0.28	$0.27	228.36%
	2,950,000
Exercisable, December 31, 2012	887,500	$0.10	$1.00	183.83%
	250,000	$0.28	$0.27	228.36%
	1,137,500

From inception through December 31, 2012, we had expensed total stock-based compensation of $1,668,006 and the remaining unamortized cost of the outstanding stock-based awards was $667,886. This cost will be amortized on a straight line basis over a weighted average remaining vesting period of 2 years and will be adjusted for subsequent changes in estimated forfeitures. Future option grants will increase the amount of compensation expense that will be recorded.

The intrinsic value of all outstanding stock options at December 31, 2012, was $434,000.

During the nine months ended December 31, 2012, the Company granted 200,000 options to employees and 1,600,000 options to consultants that expire ten years from date of grant. Assumptions used in valuing stock options granted during the nine months ended December 31, 2012 are as follows: (i) volatility rate of 143%, (ii) discount rate of 0.25%, (iii) zero expected dividend yield, and (iv) expected life of 10 years for those options granted to consultants based upon the contractual term of the options and an expected life of approximately 5 years for those granted to employees. For employees the expected life is the average of the term of the option and the vesting period.

F-23

8. WARRANTS

At December 31, 2012, warrants to purchase common shares were outstanding as follows:

	Shares	Weighted Average Exercise Price
Balance at March 31, 2012	-		$-
Granted	1,080,000		0.70
Exercised	-
Cancelled	-		$-
Balance outstanding at December 31, 2012	1,080,000		$0.70
Balance exercisable at December 31, 2012	1,080,000	$

F-24

The purchasers who entered into the Securities Purchase Agreement on October 29, 2012, were issued warrants to purchase up to 1,000,000 shares of the Company’s common stock. The warrants have an initial exercise price of $0.70 per share, are exercisable immediately upon issuance and have a term of exercise equal to five years. Effective upon the Trigger Date, the exercise price of the each warrant shall be reduced to the lesser of (i) the then exercise price or (ii) 110% of the Reset Conversion Price. The warrants are subject to adjustment for subsequent equity sales by the Company, as well as for stock dividends and splits, subsequent rights offerings and pro rata distributions to the Company’s common stockholders.

We issued warrants to purchase up to 80,000 shares of the Company’s commons stock to Dawson pursuant to the terms of the Placement Agent Agreement. The warrants issued to Dawson have the same terms as the warrant shares issued to the purchasers.

Each of the warrants includes an anti-dilution provision that allows for the automatic reset of the exercise price upon any future sale of the Company’s common stock, warrants, options, convertible debt or any other equity-linked securities at an issuance, exercise or conversion price below the current exercise price of the warrants issued with the convertible debentures. The Company considered the current FASB guidance of “Determining Whether an Instrument Indexed to an Entity’s Own Stock” and determined that exercise price of the warrants are not a fixed amount because they are subject to fluctuation based on the occurrence of future offerings or events. As a result, the Company determined that the warrants are not considered indexed to the Company’s own stock and will characterize the initial fair value of these warrants as derivative liabilities upon issuance. The Company determined the aggregate initial fair value of the warrants issued to investors and placement agent to be $523,458 at issuance (see Note 5).

9. INCOME TAXES

The Company has no tax provision for any period presented due to our history of operating losses. As of December 31, 2012, the Company had net operating loss carry forwards of approximately $1,515,294 that may be available to reduce future years' taxable income through 2028. Future tax benefits which may arise as a result of these losses have not been recognized in these financial statements, as management has determined that their realization is not likely to occur and accordingly, the Company has recorded a valuation allowance for the deferred tax asset relating to these tax loss carry-forwards.

 10. RELATED PARTY TRANSACTIONS AND LEASE OBLIGATIONS

Advance payment of related party lease

On April 23, 2012, the Company entered into a lease agreement (the “Sutter Lease”) with Sutter Buttes LLC (“Sutter Buttes”), pursuant to which the Company has agreed to lease from Sutter Buttes approximately 1,000 acres of land in Sutter County, California on which the Company may either cultivate and harvest the stevia plant or locate stevia processing facilities. The Sutter Lease begins on May 1, 2012 and expires on May 1, 2014 and the Company has paid the aggregate amount of all rent payments thereunder, totaling $250,000. One World Ranches and Sutter Buttes, the landlords under the Carlson Lease and the Sutter Lease, respectively, are each jointly-owned by Dr. Avtar Dhillon, the Chairman of the Board of Directors of the Company, and his wife, Diljit Bains.

The amount of all rent payments under the Sutter Lease of $250,000 was accounted for by the Company as an asset, under Advance payment of related party lease, and is being amortized over the term of the lease of 24 months. During the nine months ended December 31, 2012, the Company recognized rent expense of $83,333 on the Sutter Lease. As of December 31, 2012, the unamortized Advance payment of the related party lease of $166,666 was allocated between current portion of $125,000 and noncurrent portion of $41,666.

Other related party lease obligations

Effective as of September 1, 2011, the Company entered into an unsecured lease agreement with World Ranches LLC (“One World Ranches”), which is jointly-owned by Dr. Avtar Dhillon, the Chairman of the Board of Directors of the Company, and his wife, Diljit Bains, for office and laboratory space located at 5225 Carlson Rd., Yuba City, CA 95993 for a term of five years expiring on September 1, 2016 at a rate of $1,000 per month. Effective as of January 1, 2012, the Company modified the lease agreement to provide for additional office and laboratory space for an additional $500 per month, for a total rental payment of $1,500 per month.

On April 23, 2012, the Company entered into a further lease agreement with One World Ranches, pursuant to which the Company has agreed to lease from One World Ranches certain office and laboratory space located at 5225 Carlson Road, Yuba City, California , which supersedes and replaces the prior lease (such current lease agreement, the “Carlson Lease”) . The Carlson Lease began on May 1, 2012 and expires on May 1, 2017, and the Company’s rent payments thereunder are $2,300 per month. The Company has paid $1,500 as a refundable security deposit under the Carlson Lease.

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On August 18, 2012, the Company entered into a lease agreement (the “Sacramento Lease”) with Sacramento Valley Real Estate, which is jointly-owned by Dr. Avtar Dhillon, the Chairman of the Board of Directors of the Company, and his wife, Diljit Bains, pursuant to which the Company has agreed to lease space located at 33-800 Clark Avenue, Yuba City, California. The month to month lease began on August 20, 2012 and the Company’s rent payment is $1,000 per month. On August 22, 2012, the Company paid $1,000 as a refundable security deposit under the Sacramento lease.

Aggregate payments under the above leases for the nine months ended December 31, 2012 and 2011 were $107,600 and $1,000, respectively.

11. COMMITMENTS

We have exclusive and worldwide rights to patents obtained through a license of these patents from Vineland Research and Innovations Centre (the “Vineland License”). The patent family includes an issued U.S. patent, an issued European Union patent, and an issued Canadian patent. These patents relate to microbial production of steviol and steviol glycosides. The Vineland License has an initial term of 10 years and may be renewed by us for additional two-year terms until all licensed patents have expired. Pursuant to the Vineland License, we agreed to total cash fees due and payable within the first year of $50,000, of which $25,000 has been paid. In addition to these cash fees, we will owe royalties of 0.5% of the sale price of products developed using the intellectual property, and in the third year and all subsequent years of the Vineland License the Company will owe a minimum annual royalty of $10,000.

12. SUBSEQUENT EVENTS

In January 2013, the Company issued 900,000 shares of its common stock to four individuals upon exercise of stock options for proceeds of $234,000.

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